Exhibit 10.1

LOAN AGREEMENT

Dated as of April 5, 2024

Between

THE ENTITIES SET FORTH ON SCHEDULE IV ATTACHED HERETO,

collectively, as Borrower

and

BANK OF MONTREAL,

and

SOCIÉTÉ GÉNÉRALE FINANCIAL CORPORATION,

and

BARCLAYS CAPITAL REAL ESTATE INC.,

and

KEYBANK NATIONAL ASSOCIATION

individually and/or collectively, as the context may require, as Lender

Loan No. 099020233294

i

ARTICLE IV. REPRESENTATIONS AND WARRANTIES		61
Section 4.1	Borrower Representations	61
4.1.1	Organization	61
4.1.2	Proceedings	61
4.1.3	No Conflicts	61
4.1.4	Litigation	62
4.1.5	Agreements	62
4.1.6	Title	62
4.1.7	Solvency	63
4.1.8	Full and Accurate Disclosure	63
4.1.9	No Plan Assets	63
4.1.10	Compliance	64
4.1.11	Financial Information	64
4.1.12	Condemnation	64
4.1.13	Federal Reserve Regulations	64
4.1.14	Utilities and Public Access	65
4.1.15	Not a Foreign Person	65
4.1.16	Separate Lots	65
4.1.17	Assessments	65
4.1.18	Enforceability	65
4.1.19	No Prior Assignment	66
4.1.20	Insurance	66
4.1.21	Use of Property	66
4.1.22	Certificate of Occupancy; Licenses	66
4.1.23	Flood Zone	66
4.1.24	Physical Condition	66
4.1.25	Boundaries	66
4.1.26	Leases	67
4.1.27	Survey	67
4.1.28	Inventory	68
4.1.29	Filing and Recording Taxes	68
4.1.30	Special Purpose Entity/Separateness/No Prohibited Entity/Ownership Structure	68
4.1.31	Management Agreement	69
4.1.32	Illegal Activity	69
4.1.33	No Change in Facts or Circumstances; Disclosure	69
4.1.34	Investment Company Act	69
4.1.35	Embargoed Person	69
4.1.36	Principal Place of Business; State of Organization	70
4.1.37	Environmental Representations and Warranties	70
4.1.38	Cash Management Account	71
4.1.39	Property Documents	71
4.1.40	PILOT Agreement	72
Section 4.2	Survival of Representations	72

ARTICLE V. BORROWER COVENANTS		72
Section 5.1	Affirmative Covenants	72
5.1.1	Existence; Compliance with Legal Requirements	73
5.1.2	Taxes and Other Charges	73
5.1.3	Litigation	74
5.1.4	Access to Property	74
5.1.5	Notice of Material Adverse Change	74
5.1.6	Cooperate in Legal Proceedings	74
5.1.7	[Intentionally Omitted].	74
5.1.8	Award and Insurance Benefits	75
5.1.9	Further Assurances	75
5.1.10	Principal Place of Business, State of Organization	75
5.1.11	Financial Reporting	76
5.1.12	Business and Operations	79
5.1.13	Title to the Property	80
5.1.14	Costs of Enforcement	80
5.1.15	Estoppel Statement	80
5.1.16	Loan Proceeds	81
5.1.17	O&M Program	81
5.1.18	Confirmation of Representations	81
5.1.19	Environmental Covenants	82
5.1.20	Leasing Matters	85
5.1.21	Alterations	86
5.1.22	Operation of Property	87
5.1.23	Embargoed Person	87
5.1.24	Property Document Covenants	88
5.1.25	PILOT Agreement	89
5.1.26	Grupo Antolin Construction.	89
5.1.27	Violations	92
5.1.28	Environmental Notice	92
5.1.29	Required Repairs.	93
Section 5.2	Negative Covenants	93
5.2.1	Operation of Property	93
5.2.2	Liens	93
5.2.3	Dissolution	93
5.2.4	Change In Business	94
5.2.5	Debt Cancellation	94
5.2.6	Zoning	94
5.2.7	No Joint Assessment	94
5.2.8	Intentionally Omitted	94
5.2.9	ERISA	94
5.2.10	Transfers	95
ARTICLE VI. INSURANCE; CASUALTY; CONDEMNATION		101
Section 6.1	Insurance	101
Section 6.2	Casualty	107
Section 6.3	Condemnation	107
Section 6.4	Restoration	108

ARTICLE VII. RESERVE FUNDS		113
Section 7.1	Intentionally Omitted	113
Section 7.2	Tax and Insurance Escrow Fund	113
Section 7.3	Replacements and Replacement Reserve	115
7.3.1	Replacement Reserve Fund	115
7.3.2	Disbursements from Replacement Reserve Account	115
7.3.3	Performance of Replacements	116
7.3.4	Failure to Make Replacements	116
7.3.5	Balance in the Replacement Reserve Account	116
Section 7.4	Rollover Reserve	116
7.4.1	Deposits to Rollover Reserve Fund	116
7.4.2	Disbursements from Rollover Reserve Account.	117
Section 7.5	Excess Cash Flow Reserve Fund	118
7.5.1	Deposits to Excess Cash Flow Reserve Account	118
7.5.2	Release of Excess Cash Flow Reserve Funds	118
Section 7.6	Reserve Funds, Generally	118
Section 7.7	Follett Replacement Work Reserve	119
7.7.1	Deposits of Follett Replacement Work Funds	119
7.7.2	Disbursements of the Follett Replacement Work Funds	120
Section 7.8	Free Rent Reserve.	120
7.8.1	Deposits to Free Rent Reserve Fund	120
7.8.2	Disbursement of Free Rent Reserve Funds	121
Section 7.9	Outstanding TI/LC Reserve.	121
7.9.1	Deposits to Outstanding TI/LC Reserve Account	121
7.9.2	Disbursements of Outstanding TI/LC Reserve Funds	121
Section 7.10	Cott Beverage Concrete Work Reserve	122
7.10.1	Deposits of Cott Beverage Concrete Work Funds	122
7.10.2	Disbursement of the Cott Beverage Concrete Work Funds	122
Section 7.11	Letters of Credit.	123
ARTICLE VIII. DEFAULTS		125
Section 8.1	Event of Default	125
Section 8.2	Remedies	128
Section 8.3	Remedies Cumulative; Waivers	129
ARTICLE IX. SPECIAL PROVISIONS		130
Section 9.1	Securitization	130
9.1.1	Sale of Notes and Securitization	130
Section 9.2	Disclosure.	132
Section 9.3	Exculpation	135
Section 9.4	Matters Concerning Manager	139
Section 9.5	Servicer	140
Section 9.6	Lender/Servicer Loan Administration	140
Section 9.7	Mezzanine Financing	140

v

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of April 5, 2024 (this “Agreement”), between BANK OF MONTREAL, a Canadian Chartered bank acting through its Chicago Branch, having an address at c/o BMO Capital Markets Corp., 3 Times Square, New York, New York 10036 (“BMO”), SOCIÉTÉ GÉNÉRALE FINANCIAL CORPORATION, a Delaware corporation, having an address at 245 Park Avenue, New York, New York 10167 (“SocGen”), BARCLAYS CAPITAL REAL ESTATE INC., a Delaware corporation, having an address at 745 Seventh Avenue, New York, New York 10019 (“Barclays”) and KEYBANK NATIONAL ASSOCIATION, a national banking association, having an address at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211 (“KeyBank”; and together with BMO, SocGen and Barclays, and their respective successors and/or assigns, individually and/or collectively, as the context may require, “Lender”) and THE ENTITIES SET FORTH ON SCHEDULE IV ATTACHED HERETO, each a Delaware limited liability company and each having its principal place of business at 38 Washington Square, Newport, Rhode Island 02840 (hereinafter referred to individually as a “Borrower” and collectively as “Borrower” or “Borrowers” as the context may require, provided, however, that the context shall always be one which affords Lender the broadest possible rights and remedies under the Loan Documents and which permits Lender, in its discretion, to enforce the obligations and liabilities hereunder against one or more of the entities comprising Borrower).

RECITALS:

A.       Borrower desires to obtain the Loan (as hereinafter defined) from Lender.

B.       Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1                     Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accounts” shall mean, collectively, the Clearing Account, the Tax and Insurance Escrow Account, the Replacement Reserve Account, the Rollover Reserve Account, the Cash Management Account, all subaccounts of the Cash Management Account established pursuant to the Cash Management Agreement, the Excess Cash Flow Reserve Account, the Free Rent Reserve Account, the Outstanding TI/LC Reserve Account, the Cott Beverage Concrete Reserve Account, the Follett Replacement Work Reserve Account or any other escrow accounts or reserve accounts established by the Loan Documents.

“Accrual Period” means the period beginning on (and including) the sixth (6th) day of each calendar month during the term of the Loan and terminating on the fifth (5th) day of the next succeeding calendar month; provided, however, that the initial Accrual Period shall begin on the Closing Date and shall end on the immediately following fifth (5th) day of a calendar month.

“Action” has the meaning set forth in Section 10.3 hereof.

“Additional Insolvency Opinion” means any subsequent Insolvency Opinion.

“Additional Permitted Transfer” has the meaning set forth in Section 5.2.10(f) hereof.

“Adjusted Release Amount” shall mean (i) with respect to a Distressed Property, the sum of (a) the Allocated Loan Amount for such Distressed Property and (b) thirty percent (30%) of the Allocated Loan Amount for such Distressed Property, and (ii) with respect to each of the other Individual Properties, the sum of (a) the Allocated Loan Amount for such Individual Property and (b) fifteen percent (15%) of the Allocated Loan Amount for such Individual Property.

“Affected Financial Institution” has the meaning set forth in Section 10.27 hereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” means any Manager in which Borrower or Guarantor has, directly or indirectly, any material legal, beneficial or economic interest.

“All Risk Retention Amount” has the meaning set forth in Section 6.1(a)(i) hereof.

“Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to any applicable Individual Property as set forth on Schedule IV hereof, as such amounts may be adjusted from time to time as hereinafter set forth. Notwithstanding the foregoing or anything herein to the contrary, in the event of a Casualty or Condemnation whereby Net Proceeds (or any portion thereof) are to be applied to the principal amount of the Debt pursuant to the terms of Article VI hereof (such Net Proceeds, the “Applied Net Proceeds”), (a) then such Applied Net Proceeds shall be applied (1) first, to reduce the Allocated Loan Amount of the Individual Property affected by such Casualty or Condemnation until reduced to zero and (2) second, pro rata to reduce the Allocated Loan Amounts of each of the other Individual Properties and (b) notwithstanding the terms of the foregoing clause (a), with respect to a Condemnation or Casualty affecting one hundred percent (100%) of an Individual Property, the Allocated Loan Amount for such Individual Property shall be reduced to zero (such Allocated Loan Amount prior to reduction being referred to as the “Withdrawn Allocated Amount”) and each other Allocated Loan Amount shall, if the Withdrawn Allocated Amount exceeds the Applied Net Proceeds realized with respect to such Individual Property (such excess being referred to as the “Proceeds Deficiency”), be increased by an amount equal to the product of (1) the Proceeds Deficiency and (2) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the aggregate of all of the Allocated Loan Amounts (prior to the adjustment in question) other than the Withdrawn Allocated Amount. Additionally, in connection with any Partial Release, the Allocated Loan Amounts for the Individual Properties shall be adjusted as provided for in Section 2.5.2(k) hereof.

“Annual Budget” means an operating budget, including all planned Capital Expenditures, for each Individual Property prepared by Borrower in accordance with Section 5.1.11(g) hereof for the applicable Fiscal Year or other period.

“Antolin Shelby” has the meaning set forth in the definition of Grupo Antolin Lease hereof.

“Applicable Contribution” has the meaning set forth in Section 10.30(f) hereof.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where each applicable Individual Property is located, who meets the requirements of FIRREA and who is otherwise satisfactory in Lender’s reasonable discretion.

“Approved Accountant” means a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender.

“Approved Annual Budget” has the meaning set forth in Section 5.1.11(g) hereof.

“Approved Construction Budget” has the meaning set forth in Section 5.1.26(a) hereof.

“Assignment of Leases and Rents” means individually or collectively, as the context requires, each Assignment of Leases and Rents or similar document dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property (or any portion thereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” means, individually or collectively as the context requires, each Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Availability Threshold” means, with respect to each Individual Property, an amount equal to the greater of (i) $1,000,000 and (ii) five percent (5%) of the outstanding Allocated Loan Amount for such Individual Property.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bail-In Action” has the meaning set forth in Section 10.27 hereof.

“Bail-In Legislation” has the meaning set forth in Section 10.27 hereof.

“Bankruptcy Action” means with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting in writing to or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, provided that, notwithstanding the foregoing, the delivery and/or submission of factual statements in connection with any involuntary petition filed against a Person as required by Legal Requirements shall not constitute a Bankruptcy Action; (d) such Person consenting in writing to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing to a third party (other than Lender or Servicer or any of their respective Affiliates or representatives) or in any legal proceeding (other than in connection with an answer or in testimony), its insolvency or inability to pay its debts as they become due provided that, notwithstanding the foregoing, the delivery and/or submission of factual statements in connection with any involuntary petition filed against a Person as required by Legal Requirements shall not constitute a Bankruptcy Action.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Barclays” has the meaning set forth in the introductory paragraph hereto.

“Benefit Amount” has the meaning set forth in Section 10.30(d) hereof.

“BMO” has the meaning set forth in the introductory paragraph hereto.

“Borrower” has the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower Party” means each of Borrower and Guarantor.

“Business Day” means a day upon which commercial banks are not authorized or required by law to close in New York City or such other city designated in writing by Lender from time to time as the place for receipt of payments.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” has the meaning set forth in Section 2.6.2 hereof.

“Cash Management Agreement” means that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Lender and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” means the occurrence of: (a) an Event of Default or (b) a Debt Yield Trigger Event.

“Cash Sweep Event Cure” means:

(a)               if the Cash Sweep Event is caused by an Event of Default, a cure of such Event of Default (which cure Lender may accept in Lender’s reasonable discretion; provided, however, that if (i) Lender has applied for the appointment of a receiver pursuant to the Security Instrument, (ii) Lender shall have declared the entire unpaid Debt to be immediately due and payable, or (iii) Lender shall have commenced a foreclosure action pursuant to the Security Instrument, Lender is not obligated to accept such cure and may reject or accept such cure in Lender’s sole and absolute discretion);

(b)               if the Cash Sweep Event is caused solely by the occurrence of a Debt Yield Trigger Event, (i) the occurrence of a Debt Yield Cure, (ii) the delivery by Borrower to Lender of the Debt Yield Cure – Letter of Credit in accordance with the terms hereof or (iii) Borrower’s completion of a Debt Yield Cure –Partial Prepayment in accordance with the terms hereof.

provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing and (ii) Borrower shall have paid, or Lender shall, at Borrower’s election, deduct from Excess Cash Flow, all of Lender’s reasonable out-of-pocket expenses incurred in connection with such Cash Sweep Event Cure including, reasonable out-of-pocket attorney’s fees and expenses. For the avoidance of doubt, if a Partial Release of an Individual Property would result in the achievement of a Cash Sweep Event Cure, Borrower shall be permitted to effectuate such Partial Release pursuant to Section 2.5.2 hereof.

“Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents or defeasance in full of the Loan in accordance with the terms and provisions of the Loan Documents.

“Casualty” has the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” has the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” has the meaning set forth in Section 6.4(b)(iv) hereof.

“Clearing Account” has the meaning set forth in Section 2.6.1 hereof.

“Clearing Account Agreement” means that certain Clearing Account – Deposit Account Control Agreement dated the date hereof among Borrower, Lender and Clearing Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Clearing Account.

“Clearing Bank” means the clearing bank which establishes, maintains and holds the Clearing Account, which shall be KeyBank (so long as KeyBank is not downgraded below BBB by S&P or the equivalent by another Rating Agency) or an Eligible Institution appointed pursuant to Section 2.6.1(h) hereof.

“Closing Date” means the date of the funding of the Loan (which, for the avoidance of doubt, is the date of this Agreement).

“Co-Lender” means, at any time with the Loan is held by more than one Lender, each such Lender together with its respective successors and/or assigns.

“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” has the meaning set forth in the Security Instruments.

“Commercial Liability Retention Amount” has the meaning set forth in Section 6.1(a)(v) hereof.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Constituent Members” means the constituent equity owners of Borrower.

“Contribution” has the meaning set forth in Section 10.30(a) hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” have correlative meanings.

“Cott Beverage Concrete Work” has the meaning set forth in Section 7.10.1(a) hereof.

“Cott Beverage Concrete Work Fund” has the meaning set forth in Section 7.10.1(a) hereof.

“Cott Beverage Concrete Work Funds” has the meaning set forth in Section 7.10.1(a) hereof.

“Cott Beverage Concrete Reserve Account” has the meaning set forth in Section 7.10.1(a) hereof.

“Cott Beverage, Inc. Lease” means that certain Lease Agreement dated March 8, 2016 between Sikeston, MO (301 Larcel) LLC, a Illinois limited liability company, as Borrower’s predecessor in interest, as landlord and Cott Beverages Inc., a Georgia corporation and Cott Corporation, a Canadian corporation, as predecessor-in-interest to Refresco Beverages US Inc., a Georgia corporation, as tenant, as amended by that certain First Amendment to Lease Agreement dated October 17, 2016, as assigned to Borrower by that certain Assignment and Assumption of Lease dated February 28, 2017, as further amended by that certain Second Amendment to Lease Agreement dated June 1, 2017, as further affected by that certain Consent by Landlord to Change in Control dated January 30, 2018, as the same may be amended, supplemented or otherwise modified from time in accordance with this Agreement.

“Cott Beverage Property” means the Individual Property identified on Schedule IV attached hereto as “Cott Beverage Inc -Sikeston MO”.

“Covered Rating Agency Information” shall mean any Provided Information furnished to the Rating Agencies in connection with issuing, monitoring and/or maintaining the Securities.

“Crowdfunding” means, any offer or sale of equity or debt securities of Borrower or Guarantor or any Affiliate of any of them, involving or relating to direct or indirect interests, or any combination of direct or indirect interests, in any of the foregoing Persons, that is conducted or proposed to be conducted via the internet or through the use of other general solicitation or advertising of the investment opportunity to prospective investors by the issuer of such securities or an online or other funding portal in a transaction or series of transactions intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, including but not limited to pursuant to the exemptions provided by Section 4(a)(6) thereof or Rule 506(c) promulgated thereunder, any other similar state securities law, or any similar transaction. Lender agrees that the foregoing shall not apply to non-Controlling shareholders of the REIT.

“CSTK Environmental Covenant” means that certain Environmental Covenant, recorded with the City of St. Louis Recorder of Deeds on June 20, 2018, Book/Page # 06202018-0126 with respect to the Individual Property identified on Schedule IV attached hereto as “CSTK – St. Louis, MO”.

“Current Owner” has the meaning set forth in Section 5.2.10(f) hereof.

“Debt” means the outstanding principal amount of the Loan set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including any Defeasance Payment Amount, any Yield Maintenance Premium, any Yield Maintenance Default Premium and any Individual Property Release Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.

“Debt Service” means, with respect to any particular period of time, the scheduled interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” means a ratio for the applicable period in which:

(a)       the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of 2.0% of Gross Income from Operations and (2) the actual management fees incurred, and (B) during a Cash Sweep Period only, annual Replacement Reserve Fund contributions equal to $0.15 per square foot of gross leasable area at the Property; and

(b)       the denominator is the aggregate amount of Debt Service for such period.

“Debt Service Coverage Ratio as of the Closing Date” means 2.12 to 1.00.

“Debt Yield” means a ratio in which:

(a)       the numerator is the same numerator that would be calculated in connection with the definition of Debt Service Coverage Ratio herein; and

(b)       the denominator is the outstanding balance of the Loan as of the date of calculation.

Anything contained herein to the contrary notwithstanding, for purposes of calculating Debt Yield following a Partial Release, Lender shall (i) exclude Rent from the applicable Released Property from the numerator and (ii) reduce the denominator by the amount of the applicable Adjusted Released Amount paid by Borrower.

“Debt Yield as of the Closing Date” means twelve and 63/100 percent (12.63%).

“Debt Yield Cure” means the achievement of a Debt Yield of equal to or greater than nine percent (9.0%) for two (2) consecutive quarters based upon the trailing twelve (12) month period immediately preceding the date of determination.

“Debt Yield Cure – Letter of Credit” means a Letter of Credit in an amount equal to the Excess Cash Flow that would have been swept in the three (3) month period immediately preceding the applicable date of determination if a Cash Sweep Period had been in effect during such time, as reasonably determined by Lender. Each Debt Yield Cure – Letter of Credit shall be effective for a period of three (3) months and Borrower may continue to prevent subsequent Debt Yield Trigger Events after each three (3) month period by depositing with Lender additional Debt Yield Cure – Letters of Credit on, or prior to, the expiration of each such three (3) month period. The Debt Yield Cure – Letter of Credit and all proceeds thereof shall be deemed part of the Reserve Funds, and shall be held in escrow by Lender according to the terms of this Agreement. Borrower will pay all costs associated with the initial issuance, any modification or re-issuance of the Debt Yield Cure – Letter of Credit, now or in the future, in connection with any transfer of the Loan by Lender, in connection with any Securitization or otherwise. Upon such transfer, Borrower agrees that Lender is released from all liability in respect of the Debt Yield Cure – Letter of Credit, and that Borrower shall look solely to the transferee with respect to all matters relating to the Debt Yield Cure – Letter of Credit. In the event that a Debt Yield Cure occurs during a period wherein Lender is in possession of the Debt Yield Cure – Letter of Credit (or proceeds therefrom), Lender will promptly return the Debt Yield Cure – Letter of Credit (or proceeds therefrom) to Borrower.

“Debt Yield Cure – Partial Prepayment” means a partial prepayment of the Loan in accordance with Section 2.3.1(c) hereof in an amount (including any required Yield Maintenance Premium) that results in a reduction of the then-outstanding principal balance of the Loan sufficient to achieve a Debt Yield equal to or greater than nine percent (9.0%) for the trailing twelve (12) month period immediately preceding the date of determination.

“Debt Yield Trigger Event” means either (i) as of the date of determination, the Debt Yield based on the trailing twelve (12) month period immediately preceding the date of such determination is less than nine percent (9.0%) for two (2) consecutive calendar quarters, or (ii) if Borrower previously cured or prevented a Debt Yield Trigger Event by depositing a Debt Yield Cure – Letter of Credit with Lender, the expiration of the three (3) month period that commenced on the date Borrower delivered such Debt Yield Cure – Letter of Credit to Lender; provided, however, that a Debt Yield Trigger Event shall not be deemed to have occurred if, within five (5) Business Days of the date described in clause (i) or (ii) of this definition, Borrower deposits with Lender the applicable Debt Yield Cure – Letter of Credit or completes the applicable Debt Yield Cure – Partial Prepayment.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) five percent (5%) above the Interest Rate.

“Defeased Note” has the meaning set forth in Section 2.4.1 hereof.

“Defeasance Collateral” has the meaning set forth in Section 2.4.1 hereof

“Defeasance Date” means either the Total Defeasance Date or the Partial Defeasance Date, as applicable.

“Defeasance Deposit” means an amount equal to the remaining principal amount of the Note or the Defeased Note, as applicable, the Defeasance Payment Amount, an amount sufficient to purchase the Defeasance Collateral necessary to meet the Scheduled Defeasance Payments, and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or the Defeased Note, as applicable, the creation of the Defeased Note and the Undefeased Note, if applicable, or otherwise required to accomplish the agreements of Sections 2.4 or 2.5 hereof (including, without limitation, any reasonable, out-of-pocket fees and expenses of accountants, attorneys and the Rating Agencies incurred in connection therewith).

“Defeasance Event” means either a Total Defeasance Event or a Partial Defeasance Event, as applicable.

“Defeasance Payment Amount” shall mean the amount which, when added to the remaining principal amount of the Note, or the principal amount of a Defeased Note, as applicable, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

“Deposit Bank” shall have the meaning set forth in the Cash Management Agreement.

“Disbursement Certification and Schedule” means a certificate in the form attached hereto as Schedule VII, delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Disclosure Documents” means, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case, in connection with a Securitization.

“Distressed Property” means an Individual Property that, as of the proposed Partial Release Date for such Individual Property pursuant to Section 2.5.2 hereof, and as reasonably determined by Lender, (i) is vacant and/or (ii) at which the Tenant is not paying rent in violation of the applicable Lease.

“EEA Bail-In Legislation Schedule” has the meaning set forth in Section 10.27 hereof.

“EEA Financial Institution” has the meaning set forth in Section 10.27 hereof.

“EEA Member Country” has the meaning set forth in Section 10.27 hereof.

“EEA Resolution Authority” has the meaning set forth in Section 10.27 hereof.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state-chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a federally chartered depository institution or trust company acting in its fiduciary capacity is subject to the regulations regarding fiduciary funds on deposit therein under 12 C.F.R. §9.10(b), and in the case of a state-chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument. For the avoidance of doubt, as of the Closing Date, each Clearing Account satisfies the requirements of this definition.

“Eligible Institution” means a (i) depository institution or trust company insured by the Federal Deposit Insurance Corporation (a) the short-term unsecured debt obligations, commercial paper or other short-term deposits of which are rated at least “A-1” by S&P, “P-1” by Moody’s, “F-1” by Fitch and “R-1 (middle)” by DBRS Morningstar (to the extent rated by DBRS Morningstar), in the case of accounts in which funds are held for thirty (30) days or less, and (b) the long-term unsecured debt obligations or deposits of which are rated at least “A” by S&P, “A2” by Moody’s, “A” by Fitch and “A” by DBRS Morningstar (to the extent rated by DBRS Morningstar), in the case of accounts in which funds are held for more than thirty (30) days; provided that after a Securitization only the foregoing ratings requirements of each Rating Agency rating such Securitization shall apply, or (ii) an institution for which the applicable Rating Agencies have confirmed that such institution acting in the applicable capacity will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof. For the avoidance of doubt, as of the Closing Date, PNC Bank, National Association, satisfies the requirements of this definition.

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Emergency Expenses” means an expense which, in Borrower’s good faith judgment is necessary to (a) prevent an immediate threat to the health, safety or welfare of any person in the immediate vicinity of any Individual Property, (b) prevent immediate material damage or material loss to any Individual Property, (c) avoid the suspension of any necessary service in or to any portion of any Individual Property, or (d) avoid criminal liability or material civil liability on the part of Borrower with respect to activities at any Individual Property or pursuant to this Agreement or the other Loan Documents.

“Emergency Law” shall mean any Legal Requirement related to, in connection with, or in response to any epidemic, pandemic and/or widespread medical emergency, including without limitation the COVID-19 pandemic.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any applicable federal, state and local laws, statutes, ordinances, rules and regulations, as well as common law, now or in the future relating to protection of human health or the environment, regulating Hazardous Substances, or relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances. Environmental Law includes the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local corollary statutes, ordinances, rules and regulations: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the environmental provisions of the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the environmental provisions of the River and Harbors Appropriation Act. Environmental Law also includes any applicable federal, state and local laws, statutes, ordinances, rules and regulations, as well as common law, now or in the future: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority, whether or not in connection with transfer of title to or interest in property. Environmental Law also includes the terms, conditions, covenants, environmental restrictions and land use limitations described in (i) the FCA Due Care Plans, (ii) the Kuka Due Care Plan and (iii) the CSTK Environmental Covenant.

“Environmental Liens” has the meaning set forth in Section 5.1.19 hereof.

“Environmental Repairs” has the meaning set forth in Section 5.1.28 hereof.

“Environmental Report” has the meaning set forth in Section 4.1.37 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” has the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” has the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” has the meaning set forth in Section 7.5.1 hereof.

“Excess Cash Flow Reserve Fund” has the meaning set forth in Section 7.5.1 hereof.

“Extraordinary Expense” has the meaning set forth in Section 5.1.11(h) hereof.

“FCA Due Care Plans” means (i) that certain Due Care Documentation issued by Nova to ARG FCDETMI001, LLC, dated as of July 15, 2021 with respect to the FCA US Property, (ii) that certain Due Care Documentation issued by Nova to ARG FCDETMI001, LLC, dated as of May 20, 2021 with respect to the FCA US Property and (iii) that certain Due Care Documentation issued by Nova to ARG FCDETMI001, LLC, dated as of May 25, 2022 with respect to the FCA US Property.

“FCA Fire Protection Work” mean that those certain structural and non-structural alterations, improvements and/or additions described in that certain letter from FCA US LLC, a Delaware limited liability company, to ARG FCDETMI001, LLC, a Delaware limited liability company, dated February 7, 2024.

“FCA US LLC Lease” means that certain Lease, dated October 18, 2019, between Cedar Investments, LLC, a Michigan limited liability company, Borrower’s predecessor in interest, as landlord, and FCA US LLC, a Delaware limited liability company, as tenant, as amended by that certain First Amendment to Lease, dated January 15, 2020, as further amended by that Second Amendment to Lease dated as of December 28, 2020, as assigned to Borrower by that certain Assignment and Assumption of Leases dated December 31, 2020, as further amended by that Third Amendment to Lease dated as of December 23, 2021, as the same may be amended, supplemented or otherwise modified from time in accordance with this Agreement.

“FCA US Property” means the Individual Property identified on Schedule IV attached hereto as “FCA USA – Detroit, MI”.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” means Fitch, Inc.

“Flood Insurance Acts” has the meaning set forth in Section 6.1(a)(i) hereof.

“Follett Content Solutions Lease” means that certain Amended and Restated Lease Agreement, dated September 23, 2002, between FREE 1340 Ridgeview, LLC, a Illinois limited liability company, Borrower’s predecessor in interest, as landlord, and Follett Content Solutions, LLC, a Delaware limited liability company (as assignee of Follett School Solutions, LLC, successor in interest to Follett Corporation), as tenant, as amended by that certain First Amendment to Lease, dated August 26, 2014, as further amended by that certain Second Amendment to Amended and Restated Lease Agreement, dated as of August 22, 2023, as the same may be amended, supplemented or otherwise modified from time in accordance with this Agreement.

“Follett Replacement Work” has the meaning set forth in Section 7.7.1 hereof.

“Follett Replacement Work Account” has the meaning set forth in Section 7.7.1 hereof.

“Follet Replacement Work Fund” has the meaning set forth in Section 7.7.1 hereof.

“Follet Replacement Work Funds” has the meaning set forth in Section 7.7.1 hereof.

“Follett School Property” means the Individual Property identified on Schedule IV attached hereto as “Follett School – McHenry, IL”.

“Force Majeure” means natural disaster, fire, earthquake, floods, explosion, declared or undeclared war, terrorist acts, riots, mob violence, insurrections, order of Governmental Authorities, pandemics or epidemics, quarantines or other restrictions on operations, business or activities as a result of epidemic, disease, contagion or other health conditions, delay or failure in the performance by any Governmental Authority of its statutory or regulatory duties and/or functions not arising from the acts or omissions of Borrower, any Guarantor, Manager or any Affiliate of any of the foregoing, or other similar matters beyond the control of Borrower; provided, however, that any lack of funds shall not be deemed to be a condition, matter or occurrence beyond the control of Borrower and shall not constitute a Force Majeure event.

“Free Rent Reserve Account” has the meaning set forth in Section 7.8.1 hereof.

“Free Rent Reserve Fund” has the meaning set forth in Section 7.8.1 hereof.

“Funding Borrower” has the meaning set forth in Section 10.30(c) hereof.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governing State” has the meaning set forth in Section 10.3 hereof.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction over Borrower or the applicable Individual Property. For the avoidance of doubt, the use of this term throughout this Agreement (or any other Loan Document) shall not include any Tenant at any Property.

“Gross Income from Operations” means all income, computed in accordance with GAAP derived from the ownership and operation of the Property from whatever source, including, but not limited to, the Rents, reimbursements, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits disbursed by Lender to Borrower from the Free Rent Reserve Fund, and other required pass-throughs, but excluding (i) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (ii) refunds and uncollectible accounts, (iii) sales of furniture, fixtures and equipment, (iv) Insurance Proceeds (other than business interruption or other loss of income insurance), (v) Awards, (vi) interest on credit accounts, security deposits, utility and other similar deposits, (vii) interest on the Reserve Funds, (viii) any disbursements to Borrower from the Reserve Funds (except the Free Rent Reserve Fund), and (ix) rental income attributable to any Tenant (1) in bankruptcy that has rejected its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, (2) not paying rent under its Lease (except to the extent the amount of such unpaid rent has been deposited by Borrower with Lender) or otherwise in monetary or material non-monetary default under its Lease beyond any applicable notice and cure periods, (3) that has expressed its intention (directly, constructively or otherwise) to not renew, terminate, cancel and/or reject its applicable Lease, and such Lease expires, will terminate, be canceled or be rejected within 6 months or less of the applicable date of calculation hereunder, (4) whose tenancy at the Property is month-to-month, (5) under a Lease which expires within 6 months or less of the applicable date of calculation hereunder, and the applicable Tenant has not provided written notice of its intention to renew or extend the terms of the applicable Lease and/or (6) that is not in physical occupancy of, and operating in, the space demised under its Lease, and such Lease expires within 6 months or less of the applicable date of calculation hereunder. Gross income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.

“Grupo Antolin Construction” shall mean the construction of that certain addition to the building located on the Grupo Antolin Property, as set forth in Article 44 of the Grupo Antolin Lease and depicted on Exhibit A of the Grupo Antolin Lease.

“Grupo Antolin Lease” means that certain Industrial Building Lease Agreement, dated December 7, 2016, between GSR 1, LLC, a Michigan limited liability company, Borrower’s predecessor in interest, as landlord, and Antolin Shelby, Inc., a Michigan limited liability company (“Antolin Shelby”), as tenant, as affected by that certain Letter Regarding Rent and Lease Commencement Date, dated October 9, 2017, as further amended by that First Addendum to Lease Agreement, dated December 5, 2018, as the same may be amended, supplemented or otherwise modified from time in accordance with this Agreement.

“Grupo Antolin Letter of Credit” has the meaning set forth in Section 5.1.26(a) hereof.

“Grupo Antolin Property” means the Individual Property identified on Schedule IV attached hereto as “Grupo Antolin – Shelby Township, MI”.

“Guarantor” means (i) Global Net Lease Operating Partnership, L.P., a Delaware limited partnership and (ii) following any Qualified Equityholder Transfer, a Qualified Replacement Guarantor.

“Guaranty” means (i) that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar regulatory effect under any Environmental Laws, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, toxic mold or uncontrolled microbial matter and mycotoxins, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Immaterial Easements” shall mean the granting of easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes; provided, however, that any such Transfer shall be subject to the following conditions precedent:

(i)                    Borrower has provided Lender with thirty (30) days prior written notice of the proposed Transfer;

(ii)                   Borrower has provided Lender with a copy of the instrument or instruments of Transfer;

(iii)                  Borrower has provided Lender with an Officer’s Certificate of Borrower stating (1) with respect to any Transfer, the consideration, if any, being paid for the Transfer, and (2) that such Transfer would not reasonably be expected to have, and does not have, a material adverse effect on the use, operation and/or financial condition of the Property or the operations or financial condition of Borrower or Guarantor;

(iv)                 Borrower shall reimburse all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable third-party attorneys’ fees and disbursements) incurred in connection with such Transfer (which shall be paid by Borrower whether or not the proposed Transfer actually occurs); and

(v)                  so long as the Loan is included in a REMIC Trust in connection with a Securitization, no Immaterial Easement will be permitted unless, immediately after such Immaterial Easement, either (1) the Loan to Value Ratio is equal to or less than one hundred twenty-five percent (125%) (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust, based solely on the value of the real property excluding personal property and going concern value, if any) or (2) the principal balance of the Loan is paid down by the least of the following amounts: (A) an amount equal to the net proceeds or other compensation paid in connection with such Immaterial Easement, (B) the fair market value of the portion of the Property, or the right with respect to the Property, being transferred at the time of such Immaterial Easement, or (C) an amount such that the Loan to Value Ratio (as so determined by Lender) does not increase after the Immaterial Easement, unless the Lender receives an opinion of counsel that such Securitization will not fail to maintain its status as a REMIC Trust as a result of the Immaterial Easement.

“Immediate Family Member” has the meaning set forth in Section 5.2.10(f).

“Improvements” means, individually or collectively (as the context requires), the “Improvements” as defined in each applicable Security Instrument.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” has the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” means Lender, any Affiliate of Lender who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan, the holders of any Securities, as well as custodians, trustees or other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” means any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Independent Director” means a natural Person who (a) is not at the time of initial appointment, or at any time while serving in such capacity, and is not, and has never been, and shall not while serving as Independent Director be: (i) a stockholder, director (with the exception of serving as the Independent Director of Borrower), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower or Guarantor, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (iii) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more nationally-recognized companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is at all times during his or her service as an Independent Director of Borrower an employee of such a company or companies. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” affiliated with Borrower (provided such affiliate does not or did not own a direct or indirect equity interest in an Borrower) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of affiliates of Borrower or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director of Borrower if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence. Lender has approved the Independent Directors existing as of the date hereof.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property now or hereafter owned by a Borrower and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the applicable Security Instrument and referred to therein as the “Property.” Such parcels of individual real property, along with their respective Borrower owners, are set forth in Schedule IV attached hereto.

“Individual Property Release Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the Adjusted Release Amount for the Individual Property and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Loan with respect to a principal amount equal to the Adjusted Release Amount for the Individual Property, assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan with respect to a principal amount equal to the Adjusted Release Amount for the Individual Property is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event that such payment is not made on a Payment Date), over (ii) a principal amount equal to the Adjusted Release Amount for the Individual Property.

“Insolvency Opinion” means that certain non-consolidation opinion letter dated the date hereof delivered by Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. in connection with the Loan, or any other non-consolidation opinion letter (or update to the initial Insolvency Opinion delivered on the date hereof) delivered pursuant to the terms of this Agreement.

“Institutional Controls” means any legal or physical restrictions or limitations on the use of, or access to, the Property to eliminate or minimize potential exposures to any Hazardous Substance, to prevent activities that would reasonably be expected to interfere with the effectiveness of any Remediation, or to ensure maintenance of a level of risk to human health or the environment, including physical modifications to the Property such as slurry walls, capping, hydraulic controls for ground water, restrictive covenants, environmental protection easements, or property use limitations, subject to the terms of the Leases and rights of Tenants thereunder.

“Insurance Premiums” has the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Interest Rate” means five and 744/1,000 (5.744%) per annum.

“Investor” means each purchaser, transferee, assignee, servicer, participant or investor in all or any portion of the Loan or any Securities.

“KeyBank” has the meaning set forth in the introductory paragraph hereof.

“Kuka Due Care Plan” means that certain Due Care Plan issued by Nova to ARC KUSTHMI001, LLC dated as of January 27, 2015 with respect to the Individual Property identified on Schedule IV attached hereto as “Kuka – Sterling Heights, MI”.

“Land” means, individually or collectively (as the context requires), the “Land” as defined in each applicable Security Instrument.

“Lead Lender” has the meaning set forth in Section 10.31(d) hereof.

“Lease” means any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), in each case to which Borrower is a party, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” means, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities related to the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way materially limit the use and enjoyment thereof.

“Lender” has the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lender Affiliate” has the meaning set forth in Section 9.2(c) hereof.

“Lender Documents” shall mean any agreement among Lenders and/or any participant or any fractional owner of a beneficial interest in the Loan or any Mezzanine Loan relating to the administration of the Loan, any Mezzanine Loan, the Loan Documents or any Mezzanine Loan documents, including without limitation any intercreditor agreements, co-lender agreements and participation agreements.

“Lender Group” has the meaning set forth in Section 9.2(c) hereof.

“Letter of Credit” shall mean an irrevocable, auto-renewing, unconditional, transferable, clean sight draft standby letter of credit in form and substance reasonably acceptable to Lender (i) that is issued by KeyBank National Association (so long as KeyBank is not downgraded below BBB by S&P or the equivalent by another Rating Agency), or an Eligible Institution, to Guarantor or a Person reasonably approved by Lender, (ii) that has an initial term of not less than one year from the date of issuance and is automatically renewable for successive one-year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), (iii) the reimbursement obligation for which is not payable by the Borrower and is not secured by the Property, the Collateral or any other property pledged to secure the Note, (iv) that is in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender, (v) that permits multiple draws, and (vi) that is transferable from time to time by Lender and its successors and assigns without the consent of the issuing bank and without cost or expense to the beneficiary.

“Liabilities” has the meaning set forth in Section 9.2 hereof.

“Lien” means, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Lien or any other encumbrance evidencing a financing or monetary obligation, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquid Assets” means assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank having net assets of not less than $500 million, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, or liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market.

“Liquid Assets Threshold” means Liquid Assets having a market value of at least $10,000,000.00.

“Loan” means the loan in the Original Principal Amount made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” has the meaning set forth in Section 9.1 hereof.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Clearing Account Agreement, the Cash Management Agreement, the Assignment of Leases and Rents and all other documents executed or delivered by Borrower or Guarantor in connection with the Loan.

“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum of the outstanding principal amount of the Loan as of the date of such calculation to (ii) the fair market value of all applicable Individual Properties, as determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust.

“Main Street Property” means the Individual Property identified on Schedule IV attached hereto as “CF Sauer – 728 Main Street”.

“Major Lease” means (i) a Lease which (A) together with all other Leases to the same Tenant or any Affiliate of such Tenant, constitutes ten percent (10%) or more of the aggregate annual Rent of all of the Property, or demises ten percent (10%) or more of the aggregate rentable square feet of all of the Property, (B) contains an option or preferential right to purchase any portion of the Property, or (C) is with a Tenant that is an Affiliate of Borrower; and (ii) any instrument guaranteeing or providing credit support for any Lease identified in clause (i) above. The only Major Leases in effect as of the Closing Date are the Sauer Brands, Inc. Lease, the FCA US LLC Lease, the Follett Content Solutions Lease and the Grupo Antolin Lease.

“Management Agreement” means individually or collectively (as the context may require), each management agreement entered into by and between Borrower and Manager, pursuant to which the applicable Manager is to provide management and other services with respect to the Property or any portion thereof, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager” means with respect to each Individual Property, the Person associated therewith as set forth on Schedule V hereof (including any Affiliated Manager), or, if the context requires, a Qualified Manager who is managing the Property or any portion thereof in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Action” means to consolidate or merge Borrower with or into any Person, or to institute proceedings to have Borrower be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or file a petition seeking, or consent to, reorganization or relief with respect to Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of Borrower, or admit in writing in a legal proceeding Borrower’s inability to pay its debts generally as they become due (unless otherwise required by Legal Requirements), or take action in furtherance of any such action (unless otherwise required by Legal Requirements), or, to the fullest extent permitted by law, dissolve or liquidate Borrower.

“Maturity Date” means April 6, 2029, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Borrower” has the meaning set forth in Section 9.7 hereof.

“Mezzanine Control Event” has the meaning set forth in the Guaranty.

“Mezzanine Loan” has the meaning set forth in Section 9.7 hereof.

“Mezzanine Option” has the meaning set forth in Section 9.7 hereof.

“Monthly Debt Service Payment Amount” with respect to each Payment Date, a payment equal to the amount of interest which has accrued during the immediately preceding Accrual Period computed at the Interest Rate.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Loan” has the meaning set forth in Section 9.7 hereof.

“Net Cash Flow” means, with respect to the Property for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” has the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Worth” means, as of a given date, (a) all amounts (excluding the value of the Property) that would be included under net assets (the result of total assets minus total liabilities) on the consolidated statement of net assets of Guarantor and its consolidated subsidiaries at such date, determined pursuant to the fair value basis of accounting in conformity with GAAP, plus (b) seventy-five percent (75%) of all Qualified Capital Commitments to which Guarantor is entitled. Provided, however, that any amounts included in Qualified Capital Commitments shall be excluded from the amounts in clause (a) above.

“Net Worth Threshold” means a Net Worth of at least $150,000,000.00.

“New Interest Accrual Period” has the meaning set forth in Section 2.2.9 hereof.

“New Payment Date” has the meaning set forth in Section 2.2.9 hereof.

“Non-Conforming Policy” has the meaning set forth in Section 6.1(h) hereof.

“Non-Discretionary Expenses” means any non-discretionary expense required for any Individual Property, including, without limitation, any expense which, in Borrower’s good faith judgment is necessary to (a) comply with any of the material obligations of the Borrower as landlord under any Lease, (b) comply with any material agreements, encumbrances or other instruments affecting the Property with respect to which the failure to comply could reasonably be expected to have a material adverse effect on Borrower or the Property, (c) comply with any other material obligations of Borrower under material agreements to which Borrower is a party (including, without limitation, under any Management Agreement) with respect to which the failure to comply could reasonably be expected to have a material adverse effect on Borrower or the Property, (d) pay Taxes or pay Emergency Expenses, (e) maintain insurance for the Property and Borrower as required under Section 6.1, or (f) pay utility bills for the Property as and when due and payable.

“Non-U.S. Entity” has the meaning set forth in Section 2.2.7(b) hereof.

“Note” or “Notes” means, collectively, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-13, Note A-14, Note A-15, Note A-16 and Note A-17, including any Defeased Note and Undefeased Note that may exist from time to time.

“Note A-1” means that certain Promissory Note A-1, dated the date hereof, in the principal amount of $65,000,000.00, made by Borrower in favor of BMO, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-2” means that certain Promissory Note A-2, dated the date hereof, in the principal amount of $20,000,000.00, made by Borrower in favor of BMO, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-3” means that certain Promissory Note A-3, dated the date hereof, in the principal amount of $10,000,000.00, made by Borrower in favor of BMO, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-4” means that certain Promissory Note A-4, dated the date hereof, in the principal amount of $8,000,000.00, made by Borrower in favor of BMO, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-5” means that certain Promissory Note A-5, dated the date hereof, in the principal amount of $3,650,000.00, made by Borrower in favor of BMO, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-6” means that certain Promissory Note A-6, dated the date hereof, in the principal amount of $16,500,000.00, made by Borrower in favor of Barclays, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-7” means that certain Promissory Note A-7, dated the date hereof, in the principal amount of $12,500,000.00, made by Borrower in favor of Barclays, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-8” means that certain Promissory Note A-8, dated the date hereof, in the principal amount of $8,000,000.00, made by Borrower in favor of Barclays, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-9” means that certain Promissory Note A-9, dated the date hereof, in the principal amount of $6,400,000.00, made by Borrower in favor of Barclays, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-10” means that certain Promissory Note A-10, dated the date hereof, in the principal amount of $4,000,000.00, made by Borrower in favor of Barclays, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-11” means that certain Promissory Note A-11, dated the date hereof, in the principal amount of $15,000,000.00, made by Borrower in favor of SocGen, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-12” means that certain Promissory Note A-12, dated the date hereof, in the principal amount of $10,550,000.00, made by Borrower in favor of SocGen, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-13” means that certain Promissory Note A-13, dated the date hereof, in the principal amount of $10,000,000.00, made by Borrower in favor of SocGen, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-14” means that certain Promissory Note A-14, dated the date hereof, in the principal amount of $20,000,000.00, made by Borrower in favor of KeyBank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-15” means that certain Promissory Note A-15, dated the date hereof, in the principal amount of $12,000,000.00, made by Borrower in favor of KeyBank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-16” means that certain Promissory Note A-16, dated the date hereof, in the principal amount of $10,000,000.00, made by Borrower in favor of KeyBank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-17” means that certain Promissory Note A-17, dated the date hereof, in the principal amount of $5,400,000.00, made by Borrower in favor of KeyBank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Program” shall mean, collectively, the asbestos, operations and maintenance programs developed by Borrower and approved by Lender, as the same may be amended, replaced, supplemented or otherwise modified from time to time.

“OFAC” has the meaning set forth in Section 10.25 hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer, authorized signatory or authorized designee of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Old Mill Road Property” means the Individual Property identified on Schedule IV attached hereto as “CF Sauer – 9 Old Mill Road”.

“Operating Expenses” means the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, ground rent, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender in its reasonable discretion, and other similar costs, but excluding depreciation, amortization and other non-cash items and other non-cash charges, Debt Service, Capital Expenditures, tenant improvements and leasing commissions and contributions to the Reserve Funds, income taxes or other taxes in the nature of income taxes on sales, or use taxes required to be paid to any Governmental Authority, equity distributions, and other extraordinary and non-recurring items, and legal or other professional services fees and expenses unrelated to the operation of the Property.

“Original Principal Amount” means $237,000,000.00.

“Other Charges” means all maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property or any part thereof, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” has the meaning as set forth in the Security Instrument.

“Outstanding Principal Balance” or “OPB” means the portion of the Original Principal Amount that remains outstanding from time to time.

“Outstanding TI/LC Deposit” has the meaning set forth in Section 7.9.1 hereof.

“Outstanding TI /LC Reserve Account” has the meaning set forth in Section 7.9.1 hereof.

“Outstanding TI/LC Reserve Fund” has the meaning set forth in Section 7.9.1 hereof.

“PACE Lien” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“Partial Defeasance Date” has the meaning set forth in Section 2.4.1 hereof.

“Partial Defeasance Event” has the meaning set forth in Section 2.4.1 hereof.

“Partial Release” has the meaning set forth in Section 2.5.2 hereof.

“Partial Release Notice Date” has the meaning set forth in Section 2.5.2 hereof.

“Payment Date” means the sixth (6th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Defeasance Date” means the date that is the earlier of (a) April 5, 2027 or (b) two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code of the final REMIC Trust.

“Permitted Encumbrances” means, with respect to each Individual Property, collectively, (a) the Liens and security interests created by, or expressly permitted under, the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent (but expressly excluding any PACE Lien) or being contested in accordance with the Loan Documents, (d) mechanic’s or materialmen’s liens, if any being contested in good faith and by appropriate proceedings in accordance with the Loan Documents, (e) rights of existing and future tenants pursuant to Leases entered into in accordance with this Agreement, (f) liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due or delinquent, (g) liens relating to equipment financing which are incurred in the ordinary course of business in connection with the ownership of the Property in an amount not to exceed one percent (1%) of the amount of the Loan (“Permitted Equipment Financing”), provided, however, that Borrower shall not enter into any equipment financing arrangement with respect to any equipment that is necessary and material to the operating of any of the Property; provided, further, however, any “landlord lien waiver” or like agreement with any financing party to a Tenant whereby Borrower, as landlord, waives its landlord lien rights to Tenant’s personal property shall be a Permitted Encumbrance, (h) bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash and other investments on deposit in one or more accounts maintained by or on behalf of Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, solely securing amounts owing to such bank with respect to cash management and operating account arrangements, (i) the Property Documents, (j) Immaterial Easements and (k) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.

“Permitted Equipment Financing” has the meaning set forth in the definition of “Permitted Encumbrances”.

“Permitted Indebtedness” has the meaning set forth in clause (xxiii) of the definition of “Special Purpose Entity”.

“Permitted Investments” means “permitted investments” as then defined and required by the Rating Agencies.

“Permitted Par Prepayment Date” means the Payment Date which is six (6) months prior to the Maturity Date.

“Permitted Prepayment Date” means April 5, 2025.

“Permitted Trade Payables” has the meaning set forth in clause (xxiii) of the definition of “Special Purpose Entity”.

“Permitted Transfer” means any one or more of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any transfer of stock or membership interests in any publicly-held corporation or other publicly-held entity (in each case) which is listed on the New York Stock Exchange, the NASDAQ Global Select Market or another nationally-recognized stock exchange, (d) the offer, sale, listing, trading, pledging, transfer, withdrawal, cancellation or issuance of securities of the REIT, any publicly-held corporation or other publicly-held entity provided that such securities are listed on the New York Stock Exchange, the NASDAQ Global Select Market or another nationally recognized stock exchange (e) intentionally omitted, (f) a Qualified Equityholder Transfer, (g) any Mezzanine Control Event, (h) any Lease entered into after the date hereof that does not require Lender consent or is approved or deemed approved pursuant to the terms of Section 5.1.20 hereof, (i) a Permitted Encumbrance, (j) a Condemnation affecting any Individual Property, (k) the release of an Individual Property pursuant to Section 2.5.2 hereof and (l) an assumption of the Loan in accordance with Section 5.2.10(e) hereof.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” means, individually or collectively (as the context requires), the “Personal Property” as defined in each applicable Security Instrument.

“PILOT Agreement” means that certain Carrie Avenue Area/Carrie Avenue Redevelopment Project – Phase 1 – Redevelopment Agreement dated September 3, 2014, entered into by and between the City of St. Louis and Carrie TIF, Inc, as the same may have been or may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Policies” has the meaning specified in Section 6.1(b) hereof.

“Policy” has the meaning specified in Section 6.1(b) hereof.

“Post Defeasance Payment Date” has the meaning set forth in Section 2.4.1(a)(ii) hereof.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Permitted Par Prepayment Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is fifteen (15) Business Days prior to the date that the applicable prepayment shall be applied in accordance with the terms and provisions of Section 2.3.1 hereof.

“Prohibited Entity/Ownership Structure” means any direct or indirect ownership of either the Property or Borrower by (a) a statutory trust organized under 12 Del.C. § 3801 et seq., or any successor statute thereto, or under any similar other state of federal law, (b) any one or more Persons as tenants in common or any similar ownership structure, or (c) any one or more Persons as a result of any Crowdfunding; provided that none of the foregoing shall apply to shareholders of the REIT.

“Property” means, individually or collectively (as the context requires), each Individual Property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Security Instruments, together with all rights pertaining to the real property, Personal Property and Improvements, as more particularly described in the Security Instruments, and any portion of any of the foregoing which is subject to the terms hereof and of the other Loan Documents. For the avoidance of doubt, following the release of any Individual Property pursuant to Section 2.5.2 hereof, the term “Property” and related definitions in this Agreement and the other Loan Documents shall no longer include such released Individual Property or any portion thereof.

“Provided Information” means any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Guarantor or Manager.

“Property Document” shall mean, individually or collectively (as the context may require), each document listed on Schedule XI attached hereto, and any replacements, amendments, or supplements thereto; it being understood that if any Property Document is terminated in accordance with this Agreement then such terminated Property Document shall not be treated under the Loan Documents as a Property Document thereafter.

“Property Document Event” shall mean any event which would cause a termination of any applicable Property Document; provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained (or deemed obtained) with respect to the same.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is acceptable to Lender in its commercially reasonable discretion and (ii) after a Securitization, (A) if permitted by the applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust), the continued qualification of such REMIC Trust as such, the non-imposition of any tax on such REMIC Trust (including, without limitation, taxes on “prohibited transactions” and “contributions”) and any other REMIC Requirements, would be acceptable to Lender in its commercially reasonable discretion or (B) if the Lender discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of commercial mortgage loans exercising its commercially reasonable discretion.

“Qualified Capital Commitments” means, as of the date of calculation, the sum of (a) the amount of any uncalled capital commitments of Guarantor’s investors to Guarantor that are (i) payable in cash, (ii) readily available to be called by such Guarantor without restriction or any other condition at any time and from time to time other than notice and (iii) remain open through at least six (6) months beyond the then scheduled Maturity Date, plus (b) the amount of any properly called capital commitments of Guarantor’s investors to Guarantor that have not yet been funded provided that (i) such commitments are payable in cash and in less than five (5) days, (ii) such commitments are irrevocable by such investors, (iii) such investors are not in default under the applicable fund documents governing such capital commitments and (iv) such commitments remain open through at least six (6) months beyond the then scheduled Maturity Date; provided further than all “Qualified Capital Commitments” must be unpledged and otherwise unencumbered, and must be from an investor that is not subject to a bankruptcy or similar proceeding.

“Qualified Equityholder” means (i) the REIT or (ii) a bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, real estate investment trust, government entity or plan, real estate company, investment fund, a company regularly engaged in the ownership, operation or investing in or funding of real estate assets, or an institution substantially similar to any of the foregoing, provided in each case under this clause (ii) that such Person (x) has total assets (in name or under management) in excess of $500,000,000.00 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $100,000,000.00 (in both cases, exclusive of the Property), and (y) is regularly engaged in the business of owning and operating real estate (and if such real estate is not comparable to the Property, then such Person will engage a Qualified Manager to manage the Property) or (iii) any other Person reasonably (and promptly) approved by Lender. Additionally, for a Qualified Equityholder under either clause (ii) or (iii) above, Lender must receive a credit check and bankruptcy, litigation, judgment lien and other customary comparable searches which must be reasonably acceptable to Lender, including that (A) such Qualified Equityholder has not been the subject of any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within the previous seven (7) years, (B) such Qualified Equityholder has not been, and is not controlled by any party which has ever been, convicted of a capital offense or fraud, embezzlement or other financial crime felony, and has no litigation or regulatory action pending or threatened in writing against it which would reasonably be expected to result in a material adverse effect on such Person, and (C) such Qualified Equityholder has never been, and is not affiliated with any person which has been, indicted or convicted for a Patriot Act offense and is not on any anti-terrorism list of the United States of America.

“Qualified Equityholder Transfer” has the meaning set forth in Section 5.2.10(g) hereof.

“Qualified Manager” means either (a) Manager; or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that, if required by Lender, Borrower shall have obtained (i) if a Securitization has occurred, prior written confirmation from the applicable Rating Agencies that management of the Property by such entity will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such entity is an Affiliate of Borrower, an Additional Insolvency Opinion. Lender hereby pre-approves each of the following as a “Qualified Manager”: NAI Hiffman, CBRE, Cushman & Wakefield, Jones Lang LaSalle, Plaza Companies, Transwestern, MedWest, Lincoln, The Shopping Center Group LLC, Anchor Property Management, LLC (a/k/a Anchor Associates), Mid America Group, Ironwood, Colliers, Newmark, or another Affiliate of Borrower.

“Qualified Replacement Guarantor” shall mean a Person (a) who/that has its principal address and place business in the United States, (b) who/that (i) has a tangible Net Worth of not less than $150,000,000.00 and Liquid Assets of not less than $10,000,000.00, in each case immediately after it would become the Guarantor hereunder, (ii) is a Qualified Equityholder or is twenty-five percent (25%) owned and Controlled by a Qualified Equityholder or (iii) is otherwise approved by Lender, (c) for which Lender has received a credit check and bankruptcy, litigation, judgment lien and other customary comparable searches which must be reasonably acceptable to Lender, including that (A) such Person has not been the subject of any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within the previous seven (7) years, (B) such Person has not been, and is not Controlled by any party which has ever been, convicted of a capital offense or fraud, embezzlement or other financial crime felony, and has no material litigation or regulatory action pending or threatened in writing against it, (C) such Person has never been, and is not Affiliated with any person which has been, indicted or convicted for a Patriot Act offense and is not on any anti-terrorism list of the United States of America, and (d) if a Securitization has occurred, for which Lender has received a written confirmation from the Rating Agencies that the replacement of the Guarantor with a Qualified Replacement Guarantor shall not result in a downgrade, withdrawal or qualification of the ratings then assigned to the Securities from each applicable Rating Agency.

“Ratable Share” means, with respect to any Co-Lender, its share of the Loan based on the proportion of the outstanding principal of the Loan held by such Co-Lender to the total outstanding principal amount of the Loan.

“Rating Agencies” means whichever of S&P, Moody’s, Fitch, and Morningstar Credit Ratings, LLC which has been approved by Lender and designated by Lender to assign a rating to the Securities, or any other nationally recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Registration Statement” has the meaning set forth in Section 9.2 hereof.

“Reimbursement Contribution” has the meaning set forth in Section 10.30(c) hereof.

“Related Entities” has the meaning set forth in Section 5.2.10(e)(v) hereof.

“Release” means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances in violation of Environmental Laws.

“Released Property” shall have the meaning set forth in Section 2.5.2 hereof.

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Release of Hazardous Substances at or emanating from any Individual Property, in each case, to the extent required under Environmental Law.

“REIT” means Global Net Lease Inc., a Maryland corporation.

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the Code, the non-imposition of any tax on such REMIC Trust under the Code (including, without limitation, taxes on “prohibited transactions” and “contributions”) and any other constraints, rules or other regulations or requirements relating to the servicing, modification or other similar matters with respect to the Loan (or any portion thereof or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the Code)).

“REMIC Trust” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” means, all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, payments (including payments in connection with the exercise of any purchase option or termination rights), deposits (including security, utility and other deposits, to the extent the same have not been applied by Borrower or returned to the applicable Tenant in accordance with such Tenant’s Lease), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property, including charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to the Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property.

“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance (it being understood that a Replacement Management Agreement on a substantially similar form as the Management Agreement provided to Lender in connection with the closing of the Loan is approved by Lender), provided, however, with respect to either subclause (i) or (ii) above, that without Lender’s prior consent, in its sole discretion, the management fee with respect to such Individual Property for such Qualified Manager shall not exceed the fee provided for in the Management Agreement with respect to such Individual Property in effect as of the closing of the Loan, and provided, further, with respect to subclause (ii) above, if a Securitization has occurred, Lender, at its option, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof and (b) an assignment of management agreement and subordination of management fees substantially in the form delivered to Lender in connection with the origination of the Loan (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” has the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” has the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” has the meaning set forth in Section 7.3.1 hereof.

“Replacements” has the meaning set forth in Section 7.3.1 hereof.

“Required Deductible” has the meaning set forth in Section 6.1(a)(i) hereof.

“Required Repairs” has the meaning set forth in Section 5.1.29 hereof.

“Reserve Funds” means, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Rollover Reserve Fund, the Excess Cash Flow Reserve Fund, the Outstanding TI/LC Reserve Fund, the Free Rent Reserve Fund, the Cott Beverage Concrete Reserve Fund, the Follett Replacement Work Reserve Fund and any other escrow fund established by the Loan Documents.

“Restoration” means the repair and restoration of the Property (or applicable portion thereof) after a Casualty or Condemnation as nearly as possible to the condition the Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” means collectively, (a) Borrower and any Guarantor and (b) any shareholder, partner, member, non-member manager, or any direct or indirect legal or beneficial owner of Borrower, any Guarantor, or any non-member manager of Borrower and any Guarantor, in each case, excluding shareholders or owners of stock or membership interests in any publicly-held corporation or other publicly-held entity (in each case) which is listed on the New York Stock Exchange, the NASDAQ Global Select Market or another nationally-recognized stock exchange that are not Affiliates of Borrower, Guarantor or any Affiliated Manager.

“Rollover Reserve Account” has the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Fund” has the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Monthly Deposit” has the meaning set forth in Section 7.4.1 hereof.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” means a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Satisfactory Search Results” shall mean the results of credit history check, litigation, lien, bankruptcy, judgment and other similar customary searches with respect to the applicable transferee and its applicable affiliates, in each case, (i) revealing no matters which would have a material and adverse effect on Borrower’s financial condition, the value, use or operation of the applicable Individual Property (and taking into account relativity to all Properties); (ii) demonstrating that any transferee is not an Embargoed Person and (iii) yielding results which are otherwise acceptable to Lender in its commercially reasonable discretion.

“Sauer Brands, Inc. Lease” means, individually and collectively, as the context may require, (i) that certain Amended and Restated Master Lease Agreement, dated April 2, 2024, between ARG CFSRSLB001, LLC, a Delaware limited liability company, as landlord, and Sauer Brands, Inc., a Delaware corporation, as tenant, and (ii) that certain Amended and Restated Lease Agreement, dated April 2, 2024, between ARG CFSRSLB002, LLC, a Delaware limited liability company, as landlord, and Sauer Brands, Inc., a Delaware corporation, as tenant, as each may be amended, supplemented or otherwise modified from time in accordance with this Agreement.

“Scheduled Defeasance Payments” has the meaning set forth in Section 2.4.1(c) hereof.

“Second Level SPE” has the meaning set forth in Section 9.7 hereof.

“Securities” has the meaning set forth in Section 9.1.1 hereof.

“Securitization” has the meaning set forth in Section 9.1.1 hereof.

“Securitization/Loan Component Provisions” has the meaning set forth in Section 9.1.1 hereof.

“Security Agreement” has the meaning set forth in Section 2.4.1 hereof.

“Security Instrument” and “Security Instruments” means individually or collectively, as the context requires, each first priority Deed of Trust/Mortgage/Open-Ended Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, or similar document dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property (or any portion thereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Severed Loan Documents” has the meaning set forth in Section 8.2(c) hereof.

“Servicer” has the meaning set forth in Section 9.5 hereof.

“SocGen” has the meaning set forth in the introductory paragraph hereof.

“Special Purpose Entity” means a corporation, limited partnership or limited liability company that:

(i)             is and shall be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment (or partial repayment) of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii)            has not engaged and shall not engage in any business unrelated to the acquisition, development, ownership, holding, sale, lease, transfer, exchange, management or operation of the Property;

(iii)           has not owned and shall not own any real property other than the Property;

(iv)           does not have, shall not have and at no time had any assets other than the Property and personal property necessary or incidental to its ownership and operation of the Property;

(v)            has not engaged in, sought, consented to or permitted and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger or division into two (2) or more limited liability companies or other legal entities, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents (including any delivery of a deed in lieu of foreclosure to Lender);

(vi)           shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii)          intentionally omitted;

(viii)         intentionally omitted;

(ix)            if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity” whether or not it has one or more members), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation, that directly owns at least one percent (1.0%) of the equity of the limited liability company; and that has at least two (2) Independent Directors;

(x)             if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) from and after the date hereof has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any Material Action with respect to itself and shall not cause or permit the members or managers of such entity to take any Material Action with respect to itself unless two (2) Independent Directors then serving as managers of the company shall have participated consented in writing to such action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi)            from and after the date hereof shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate, divide into two (2) or more limited liability companies or other legal entities; (2) sell all or substantially all of its assets while this Loan is outstanding, unless in accordance with the terms of this Agreement; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender (which consent will be conditioned on, among other things, Lender having received a written confirmation from the Rating Agencies that the amendment of its organizational documents shall not result in a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof); or (4) without the affirmative vote of two (2) Independent Directors of itself: (A) file or consent in writing to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;

(xii)          has at all times been and intends at all times to remain solvent and has paid and intends to pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations provided that the foregoing shall in no event obligate any direct or indirect member, partner or shareholder (or any other party) of Borrower or any other Person to contribute equity (or make any capital contributions (additional or otherwise)) into Borrower;

(xiii)         holds itself out as a legal entity, separate and apart from any other person or entity, has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv)         has maintained and shall maintain its bank accounts (if any), books of account, books and records separate from those of any other Person (other than the other Borrowers) and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv)          has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi)         has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person, excepting, however, (a) any cash management system entered into in connection with any mortgage loan encumbering the Property or any part thereof prior to the date hereof, which prior cash management systems, if any, have been terminated, and (b) the cash management system required by Lender in connection with the Loan;

(xvii)        has held and shall hold its assets in its own name (except to the extent delegated to the Manager pursuant to the Management Agreement);

(xviii)       has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix)          (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates (other than the other co-Borrowers) except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate (other than the other co-Borrowers) and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xx)           has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets provided that the foregoing shall in no event obligate any direct or indirect member, partner or shareholder (or any other party) of Borrower or any other Person to contribute equity (or make any capital contributions (additional or otherwise)) into Borrower, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxi)          has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xxii)         has not incurred any Indebtedness other than (i) acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property, and (iv) any other Permitted Indebtedness;

(xxiii)        shall have no Indebtedness other than (a) the Loan, (b) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, in amounts not to exceed two percent (2%) of the amount of the Loan which liabilities are not more than sixty (60) days past the date incurred and are not evidenced by a note, and which amounts are commercially reasonable under the circumstances when incurred (“Permitted Trade Payables”), (c) Permitted Equipment Financing and (d) such other liabilities that are permitted pursuant to this Agreement (collectively, the “Permitted Indebtedness”), provided that the foregoing items (a) – (d) shall in no event obligate any direct or indirect owner of Borrower or any other Person to contribute equity into Borrower, and provided further, that “Indebtedness” shall not include any liability for Taxes or Other Charges or Insurance Premiums;

(xxiv)       has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except for the Loan, debts that have been repaid in full as of the Closing Date, and as otherwise permitted pursuant to this Agreement;

(xxv)        has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi)       has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii)      has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii)     has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Property, and no such pledge remains outstanding except to Lender to secure the Loan;

(xxix)        has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(xxx)         has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi)        has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities and letters of credit held as security deposits issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii)       the organizational documents for each Borrower that is a Delaware limited liability company shall, from and after the date hereof, provide that except for duties to Borrower as set forth in the organizational documents (including duties to the member and Borrower’s creditors solely to the extent of their respective economic interests in Borrower, but excluding (1) all other interests of the member, (2) the interests of other Affiliates of Borrower, and (3) the interests of any group of Affiliates of which Borrower is a part), the Independent Directors shall not, to the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Limited Liability Company Act, have any fiduciary duties to the member, any officer or any other Person bound by the applicable Borrower’s organizational documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The organizational documents for each Borrower that is a Delaware limited liability company shall provide that all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the applicable Borrower’s organizational documents. The organizational documents for each Borrower that is a Delaware limited liability company shall provide that notwithstanding any other provision of the applicable Borrower’s organizational documents to the contrary, each Independent Director, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters specifically required by the applicable organizational documents;

(xxxiii)      other than capital contributions and distributions permitted under the terms of its organizational documents (and other than any Management Agreement with the Affiliated Manager and any other transactions permitted by this Agreement or approved by Lender), has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv)     Except in connection with the Loan, from and after the date hereof, shall not have any obligation to, and shall not, indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it if its cash flow is insufficient to pay the amount of the Debt that is then due and payable;

(xxxv)       if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi)     has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(xxxvii)     has not formed, acquired or held and shall not form, acquire or hold any subsidiary;

(xxxviii)    has complied and shall comply in all respects with all of the terms and provisions contained in its organizational documents regarding the matters set forth in this definition of “Special Purpose Entity”;

(xxxix)      has conducted and intends to conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true;

(xl)           has not permitted and shall not permit any Affiliate (other than an Affiliated Manager) or constituent party (other than a Manager) independent access to its bank accounts;

(xli)          has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xlii)          is, has always been and intends to continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(xliii)        has paid all taxes which are due and payable (unless otherwise being contested pursuant to the Loan Documents) and is not currently involved in any dispute with any taxing authority (excluding any tax appeals or tax certiorari proceedings being conducted in the ordinary course of Borrower’s business in accordance with the Loan Documents);

(xliv)        is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a final, non-appealable judgment against it that has not been paid in full;

(xlv)         has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances;

(xlvi)        [intentionally omitted]; and

(xlvii)       has no material contingent or actual obligations not related to the Property.

“State” means, the applicable State or Commonwealth in which the applicable Individual Property is located.

“Successor Borrower” has the meaning set forth in Section 2.4.2 hereof.

“Survey” means, individually or collectively (as the context requires), each survey of each Individual Property prepared by a surveyor licensed in the State and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Tax and Insurance Escrow Account” has the meaning set forth in Section 7.2 hereof.

“Tax and Insurance Escrow Fund” has the meaning set forth in Section 7.2 hereof.

“Taxes” means all real estate and personal property taxes, assessments, water rates or sewer rents, and payments required by the PILOT Agreement, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” means the lessee of all or a portion of the Property under a Lease.

“Tenant Direction Letter” means an instruction letter to Tenants substantially in the form attached hereto as Schedule VI.

“Threshold Amount” means, with respect to each Individual Property, an amount equal to the greater of (i) $500,000 and (ii) five percent (5%) of the outstanding Allocated Loan Amount for such Individual Property.

“TILC Obligations” has the meaning set forth in Section 7.4.1 hereof.

“Title Insurance Policy” means each mortgagee title insurance policy issued with respect to one or more Individual Properties and insuring the lien of each applicable Security Instrument.

“Total Defeasance Date” has the meaning set forth in Section 2.4.1 hereof.

“Total Defeasance Event” has the meaning set forth in Section 2.4.1 hereof.

“Transfer” has the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” has the meaning set forth in Section 5.2.10(e) hereof.

“Transferee’s Principals” means collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“U.S. Obligations” means nonredeemable, nonprepayable, noncallable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that constitute “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, and are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State in which applicable Individual Property is located.

“UK Financial Institution” has the meaning set forth in Section 10.27 hereof.

“UK Resolution Authority” has the meaning set forth in Section 10.27 hereof.

“Undefeased Note” has the meaning set forth in Section 2.4.1 hereof.

“Underwriter Group” has the meaning set forth in Section 9.2 hereof.

“Updated Information” has the meaning set forth in Section 9.1 hereof.

“Violation” or “Violations” means, individually or collectively as the context shall require, the violations of Legal Requirements set forth on Schedule X attached hereto.

“Write-Down and Conversion Powers” has the meaning set forth in Section 10.27 hereof.

“Yield Maintenance Default Premium” shall mean an amount equal to the greater of (a) three percent (3%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

“Yield Maintenance Premium” means an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

Section 1.2                     Principles of Construction. The following rules of construction shall be applicable for all purposes of this Agreement and all documents or instruments supplemental hereto, unless the context otherwise clearly requires:

(a)               any pronoun used herein shall be deemed to cover all genders, and words importing the singular number shall mean and include the plural number, and vice versa;

(b)               the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”;

(c)               an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender or a cure has been accepted by Lender (which cure Lender may accept in Lender’s reasonable discretion; provided, however, that if (i) Lender has applied for the appointment of a receiver pursuant to the Security Instrument, (ii) Lender shall have declared the entire unpaid Debt to be immediately due and payable, or (iii) Lender shall have commenced a foreclosure action pursuant to the Security Instrument, Lender is not obligated to accept such cure and may reject or accept such cure in Lender’s sole and absolute discretion);

(d)               no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion hereof or any other Loan Document;

(e)               the cover page (if any) of, all recitals set forth in, and all Exhibits to, any Loan Document are hereby incorporated therein;

(f)                References herein to “the Property or any portion thereof” and words of similar import shall be deemed to refer, as applicable, to any portion of the Property taken as a whole (including any Individual Property) and any portion of any Individual Property;

(g)               all references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified;

(h)               all uses of the words “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to” unless the context shall indicate otherwise;

(i)                 unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document;

(j)                 unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined;

(k)               all captions to the Sections in any Loan Document are used for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect, such Loan Document; and

(l)                 Wherever Lender’s judgment, consent, approval or discretion is required under any Loan Document for any matter or thing or Lender shall have an option, election, or right of determination or any other power to decide any matter relating to the terms and conditions of such Loan Document, including any right to determine that something is satisfactory or not (“Decision Power”), such Decision Power shall be exercised in the sole and absolute discretion of Lender unless otherwise expressly stated. Such Decision Power and each other power granted to Lender may be exercised by Lender or by any authorized agent of Lender (including any servicer and/or attorney-in-fact), and Borrower hereby expressly agrees to recognize the exercise of such Decision Power by such authorized agent acting at the direction of Lender. Without limiting the generality of the foregoing, any authorized agent of Lender (including any servicer and/or attorney-in-fact) is hereby specifically authorized to remove a trustee under any applicable Security Instrument and select and appoint a successor trustee with respect to such Security Instrument so long as such removal does not prejudice Borrower or any of its rights thereunder (other than to a de minimis extent).

ARTICLE II. GENERAL TERMS

Section 2.1                     Loan Commitment; Disbursement to Borrower.

2.1.1        Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2        Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3        The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instruments and the other Loan Documents.

2.1.4        Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property, recapitalize Borrower equity or repay and discharge any existing loans relating to the Property, (b) pay all past due basic carrying costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, and pay other amounts set forth on the settlement statement approved by Lender on or prior to the Closing Date, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower or its direct or indirect owners.

Section 2.2                     Interest Rate; Loan Payments; Late Payment Charge.

2.2.1        Payments.

(a)               On the Closing Date, Borrower shall pay to Lender interest on the outstanding principal amount of the Loan for the period through and including April 5, 2024. In addition, Borrower shall make a payment to Lender of interest in the amount of the Monthly Debt Service Payment Amount on the Payment Date occurring in May, 2024 and on each Payment Date thereafter to but excluding the Maturity Date. Provided no Event of Default shall have occurred and be continuing, each payment and prepayment under this Agreement shall be applied on a pro rata and pari passu basis to each Note, first to accrued and unpaid interest and then (as applicable) to the portion of the principal allocable to each Note. Any amounts recovered by or paid to Lender during the continuance of an Event of Default may be applied to the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion.

(b)               All payments and other amounts due under the Note, this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.

2.2.2        Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) the Interest Rate divided by three hundred sixty (360) by (c) the Outstanding Principal Balance. The accrual period for calculating interest due on each Payment Date shall be the Accrual Period in which the related Payment Date occurs.

2.2.3        Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest thereon, and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents, including, without limitation, all interest accrued on the outstanding principal balance of the Loan through and including the Maturity Date.

2.2.4        Payments after Default. Upon the occurrence and during the continuance of an Event of Default, (a) interest on the outstanding principal balance of the Loan and, to the extent permitted by applicable law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was delinquent taking into account any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default. Lender retains its rights under the Note to accelerate and to continue to demand payment of the Debt upon the happening and during the continuance of any Event of Default.

2.2.5        Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on the date on which it is due (other than any principal due on the Maturity Date), Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment; provided, however, the failure by Deposit Bank during the continuance of a Cash Sweep Period to disburse any payments due to Lender and/or allocate such funds to the appropriate Reserve Account in violation of the Loan Documents shall not result in a late payment charge under this Section 2.2.5. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable law.

2.2.6        Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7        Indemnified Taxes.

(a)               All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, Indemnified Taxes, excluding (i) Indemnified Taxes measured by Lender’s net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is resident or organized, or any political subdivision thereof, (ii) taxes measured by Lender’s overall net income, and franchise taxes imposed on it, by the jurisdiction of Lender’s lending office or any political subdivision thereof or in which Lender is resident or engaged in business, and (iii) withholding taxes imposed by the United States of America, any state, commonwealth, protectorate territory or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender which is a Non-U.S. Entity to comply with the terms of paragraph (b) below. If any non-excluded Indemnified Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all non-excluded Indemnified Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any non-excluded Indemnified Tax is payable pursuant to applicable law by Borrower, Borrower shall send to Lender an original official receipt showing payment of such non-excluded Indemnified Tax or other evidence of payment reasonably satisfactory to Lender. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such non-excluded Indemnified Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(b)               In the event that Lender or any successor and/or assign of Lender is not incorporated under the laws of the United States of America or a state thereof (a “Non-U.S. Entity”) Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes. Each entity required to deliver to Borrower a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W-8ECI, is the last day of each U.S. taxable year of the Non-U.S. Entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

2.2.8        Invalidated Payments. If any payment received by Lender is deemed by a court of competent jurisdiction to be a voidable preference or fraudulent conveyance under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and is required to be returned by Lender, then the obligation to make such payment shall be reinstated, notwithstanding that the Note may have been marked satisfied and returned to Borrower or otherwise canceled, and such payment shall be immediately due and payable upon demand.

2.2.9        New Payment Date. Lender shall have the right, to be exercised not more than one (1) time during the term of the Loan, to change the Payment Date to a date other than the sixth (6th) day of each month (a “New Payment Date”), on not less than sixty (60) days’ written notice to Borrower; provided, however, that any such change in the Payment Date: shall not (x) increase any of Borrower’s obligations hereunder (other than to a de minimis extent), (y) change the Maturity Date or (z) modify the Monthly Debt Service Payment Amount, except that the first (1st) payment of interest payable on the New Payment Date shall be accompanied by interest at the Interest Rate for the period from the Payment Date in the month in which the New Payment Date first occurs to the New Payment Date. In addition, in the event that Lender elects to change the Payment Date to a New Payment Date pursuant to this Section 2.2.9, Lender may, but shall not be obligated to, change the Accrual Period to a corresponding period of thirty-one (31) days or less selected by Lender (a “New Interest Accrual Period”), and in the event that Lender elects to change the Accrual Period to a New Interest Accrual Period, the first (1st) payment of interest payable on the New Payment Date shall be adjusted accordingly to accommodate such change in the Accrual Period.

Section 2.3                     Prepayments.

2.3.1        Voluntary Prepayments.

(a)               Except as otherwise expressly provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b)               After the Permitted Prepayment Date, Borrower may, at its option and upon thirty (30) days prior written notice to Lender, prepay the Debt in full (but not in part), provided that (i) [intentionally omitted], (ii) Borrower submits a notice to Lender setting forth the projected date of prepayment (the “Prepayment Date”), which date shall be no less than thirty (30) days from the date of such notice, (iii) Borrower pays to Lender (A) the unpaid principal amount of the Note, (B) all interest accrued and unpaid on the principal balance of the Note to and including the date of prepayment, (C) all other sums due under the Note, this Agreement and the other Loan Documents, (D) if such prepayment occurs prior to the Permitted Par Prepayment Date, the Yield Maintenance Premium (or, if an Event of Default then exists, the Yield Maintenance Default Premium pursuant to Section 2.3.3), and (E) if such prepayment is not paid on a regularly scheduled Payment Date, interest for the full Accrual Period during which the prepayment occurs, notwithstanding that such Accrual Period extends beyond the date of prepayment. If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.3.1, the amount designated for prepayment and all other sums required under this Section 2.3.1 shall be due and payable on the Prepayment Date. A notice of prepayment may be revoked by Borrower or Borrower may change the repayment date if written notice of such revocation or change is delivered by Borrower to Lender on or before the date that is five (5) Business Days prior to the repayment date set forth in the notice of prepayment and Borrower pays any reasonable actual third-party costs and expenses incurred by Lender in connection with such revocation.

(c)               After the Permitted Prepayment Date, Borrower may, at its option and upon thirty (30) days prior written notice to Lender, prepay the Debt in part in connection with a Debt Yield Cure – Partial Prepayment or a prepayment pursuant to Section 6.4(b)(i)(C) hereof, provided that (i) no Event of Default then exists, (ii) Borrower submits the notice to Lender described in Section 2.3.1(b)(ii) above to Lender setting forth the Prepayment Date, which date shall be no less than thirty (30) days from the date of such notice, (iii) Borrower pays to Lender (A) the amount described in the definition of “Debt Yield Cure – Partial Prepayment” in Article I hereof, or the amount needed to achieve the Debt Service Coverage Ratio required by Section 6.4(b)(i)(C) (as applicable), (B) all interest accrued and unpaid on the principal balance of the Note being prepaid, including the date of prepayment, (C) all other sums due under the Note, this Agreement and the other Loan Documents, (D) if such prepayment occurs prior to the Permitted Par Prepayment Date, the Yield Maintenance Premium applicable to the amount being prepaid, and (E) if such prepayment is not paid on a regularly scheduled Payment Date, interest for the full Accrual Period during which the prepayment occurs, notwithstanding that such Accrual Period extends beyond the date of prepayment. If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.3.1, the amount designated for prepayment and all other sums required under this Section 2.3.1 shall be due and payable on the Prepayment Date. A notice of prepayment may be revoked by Borrower or Borrower may change the repayment date if written notice of such revocation or change is delivered by Borrower to Lender on or before the date that is five (5) Business Days prior to the repayment date set forth in the notice of prepayment and Borrower pays any reasonable actual third-party costs and expenses incurred by Lender in connection with such revocation. Notwithstanding the foregoing, Borrower shall also have the right to prepay the Debt in part in accordance with Section 2.5.2 hereof.

(d)               In addition to Borrower’s right to prepay pursuant to Section 2.3.1(b) and (c) above and Section 2.5.2 below, Borrower shall also have the right to voluntarily defease the Loan pursuant to Section 2.4 and Section 2.5.2 hereof.

(e)               For the avoidance of doubt, prepayments during an Event of Default are subject to the terms and conditions set forth in Section 2.3.3 hereof.

2.3.2        Mandatory Prepayments. On the Payment Date immediately following the date on which Borrower actually receives any Net Proceeds, if and to the extent Lender is not obligated (and does not elect) to make such Net Proceeds available to Borrower for the Restoration of the Property, Borrower shall prepay the outstanding principal balance of the Note together with all interest which would have accrued on the amount of the Loan through and including the last day of the Accrual Period related to the Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Payment Date, through and including the last day of the Accrual Period related to such Payment Date) in an amount equal to one hundred percent (100%) of such Net Proceeds. No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.3.2.

2.3.3        Prepayment During Existence of Event of Default. Except in connection with a repayment pursuant to Section 2.3.2 or Section 2.5.2 hereof, if, during the continuance of an Event of Default, Borrower tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender after such Event of Default, Borrower shall pay, in addition to the Debt, (i) the Yield Maintenance Default Premium if such tender or recovery occurs on or prior to the Permitted Prepayment Date, or the Yield Maintenance Premium if such tender or recovery occurs after the Permitted Prepayment Date and prior to the Permitted Par Prepayment Date, (ii) all accrued and unpaid interest on the amount of principal being prepaid through and including the date of prepayment, together with an amount equal to the interest that would have accrued at the Default Rate through and including the end of the Accrual Period in which such prepayment occurs, notwithstanding that such Accrual Period extends beyond the date of prepayment and (iii) all other sums due and payable under the Loan Documents.

2.3.4        Making of Payments. Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 4:00 p.m., New York City time, on or prior to the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day preceding such scheduled due date.

2.3.5        Application of Principal Prepayments. All voluntary and involuntary prepayments on the Debt shall be applied, to the extent thereof, to accrued but unpaid interest on the amount prepaid, to the Outstanding Principal Balance, and any other sums due and unpaid to the Lender in connection with the Loan, in such order. During the continuance of an Event of Default, any payment made on the Debt shall be applied to accrued but unpaid interest, late charges, accrued fees, the unpaid principal amount of the Debt, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion.

Section 2.4                     Defeasance.

2.4.1        Voluntary Defeasance.

(a)               Provided no Event of Default shall then exist (other than an Event of Default that will be cured by such defeasance in accordance with Section 2.5.2 hereof, and provided that Lender has not applied for the appointment of a receiver, declared the entire unpaid Debt to be immediately due and payable or commenced a foreclosure action), Borrower shall have the right at any time after the Permitted Defeasance Date to voluntarily defease all of the Loan, or a portion thereof in connection with a release of one or more Individual Properties pursuant to Section 2.5.2 hereof, by and upon satisfaction of the following conditions (such event being a “Total Defeasance Event” with respect to the defeasance of the entire Loan and a “Partial Defeasance Event” with respect to a defeasance of only a portion of the Loan in connection with the release of an Individual Property pursuant to Section 2.5.2 hereof):

(i)                 Borrower shall provide not less than fifteen (15) (but not more than ninety (90)) days prior written notice to Lender specifying the Business Day on which the defeasance will occur (with respect to a Total Defeasance Event such date being the “Total Defeasance Date” and with respect to a Partial Defeasance Event, such date being the “Partial Defeasance Date”), provided, however, that Borrower shall have the right to cancel such notice by providing Lender with notice of cancellation not less than five (5) Business Days prior to the scheduled Total Defeasance Date or Partial Defeasance Date, as appliable, provided that Borrower shall pay all of Lender’s reasonable costs and expenses incurred as a result of such cancellation;

(ii)              If the Defeasance Date is not a Payment Date, then Borrower shall pay to Lender the Monthly Debt Service Payment Amount due on the Payment Date next following the Defeasance Date (the “Post Defeasance Payment Date”);

(iii)            Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Security Instrument, and the other Loan Documents;

(iv)             Borrower shall deliver to Lender the Defeasance Deposit applicable to the Defeasance Event;

(v)               In connection with a Partial Defeasance Event, Borrower shall cooperate and execute all necessary documents to modify this Agreement and to amend and restate the Note and issue two (2) substitute notes (or, if there is more than one note prior to such Partial Defeasance Event, such number of notes required to split all such notes, and the splitting of such notes shall be pro rata), one (1) note having a principal balance equal to the defeased portion of the original Note and a maturity date equal to the Maturity Date (the “Defeased Note”), which Defeased Note shall set forth that portion of the Monthly Debt Service Payment Amount that shall be due thereunder on each Payment Date, and the other note having a principal balance equal to the undefeased portion of the Note (the “Undefeased Note”), which Undefeased Note shall set forth that portion of the Monthly Debt Service Payment Amount due thereunder on each Payment Date and which together with the Defeased Note(s) shall total the Monthly Debt Service Payment Amount due on each Payment Date. The Defeased Note and Undefeased Note shall otherwise have terms identical to the Note, except that a Defeased Note cannot be the subject of any further Defeasance Event;

(vi)             Borrower shall execute and deliver a security agreement, in a form and substance that would be reasonably satisfactory to a prudent institutional lender, creating a first priority lien on the Defeasance Deposit and the Defeasance Collateral purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.4 (the “Security Agreement”);

(vii)          Borrower shall deliver an opinion of counsel for Borrower in a form and substance that would be reasonably satisfactory to a prudent institutional lender stating, among other things, that Borrower has legally and validly transferred and assigned the Defeasance Collateral and all obligations, rights and duties under and to the Note (or the Defeased Note, as applicable) to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the Defeasance Collateral delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(viii)        if a Securitization has occurred, (A) Borrower shall deliver confirmation in writing from the applicable Rating Agencies to the effect that such defeasance and release will not result in a downgrading or withdrawal or qualification of the respective ratings in effect for the Securities immediately prior to such Defeasance Event, and (B) if required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered a non-consolidation opinion with respect to the Successor Borrower in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies;

(ix)             Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.4.1(a) have been satisfied;

(x)               Borrower shall deliver a certificate of an Approved Accountant certifying that the Defeasance Collateral purchased with the Defeasance Deposit generates monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xi)             Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request which are necessary to effectuate the Defeasance Event; and

(xii)          Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including, without limitation, (A) any costs and expenses associated with the release of the Lien of the Security Instrument as provided in Section 2.5 hereof, (B) Lender’s reasonable attorneys’ fees and expenses, (C) the costs and expenses of the Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance and (E) the costs and expenses incurred by Lender, Servicer and any trustee, including attorneys’ fees. Notwithstanding the foregoing or anything to the contrary in the Loan Documents, the defeasance fee charged by the Servicer, exclusive of its actual out-of-pocket expenses, shall not exceed an aggregate amount of (1) $10,000 with respect to each Partial Defeasance Event or (2) $25,000 with respect to any Total Defeasance Event.

(b)               In no event shall Lender have any obligation to notify Borrower that the Permitted Defeasance Date has occurred with respect to the Loan, except that Lender shall notify Borrower whether or not the Permitted Defeasance Date has occurred with respect to the Loan after receiving Borrower’s notice described in Section 2.4(a)(i) hereof; provided, however, that the failure of Lender to so notify Borrower shall not impose any liability upon Lender or grant Borrower any right to defease the Loan on or prior to the occurrence of the Permitted Defeasance Date.

(c)               In connection with each Defeasance Event, Borrower retains the right to direct the purchase of U.S. Obligations (the “Defeasance Collateral”), subject to the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed, which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Post Defeasance Payment Date upon which interest and (if applicable) principal payments are required under this Agreement and the Note or the Defeased Note (as applicable), and in amounts equal to or more than the scheduled payments due on such Payment Dates under this Agreement and the Note or the Defeased Note (as applicable) (including, without limitation, scheduled payments of principal (if any), interest, servicing fees (if any), and any other amounts due under the Loan Documents on such Payment Dates) and assuming the Note or the Defeased Note (as applicable) is repaid in full on the Permitted Par Prepayment Date (the “Scheduled Defeasance Payments”). Each of the U.S. Obligations that are part of the Defeasance Collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent institutional lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book entry transfers and pledges through the book entry facilities of such institution) in order to perfect upon the delivery of the Defeasance Collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests. Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the Defeasance Collateral may be made directly to the Cash Management Account (unless otherwise directed by Lender) and applied to satisfy the obligations of Borrower under the Note or the Defeased Note (as applicable). Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the Defeasance Collateral required by this Section 2.4 and satisfy Borrower’s other obligations under this Section 2.4 and Section 2.5 hereof shall be remitted to Borrower.

2.4.2        Successor Borrower. In connection with any Defeasance Event, Borrower shall establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity (meeting the requirements of Section 4.1.30 below, as applicable) with two (2) Independent Directors approved by Lender, and Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note (as applicable) together with the pledged Defeasance Collateral to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note or the Defeased Note (as applicable) and the Security Agreement and Borrower shall be relieved of its obligations under such documents and the other Loan Documents, except with respect to those obligations which are expressly stated to survive. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note or the Defeased Note (as applicable) and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note or the Defeased Note (as applicable) in accordance with this Section 2.4.2, but Borrower shall pay all costs and expenses incurred by Lender, including Lender’s reasonable attorneys’ fees and expenses, actually incurred in connection therewith.

Section 2.5                     Release of Property. Except as set forth in Section 2.4 hereof and this Section 2.5 (and without limiting the terms of the next sentence), no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument on the Property. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Security Instrument.

2.5.1        Release of All Property.

(a)               After the Permitted Defeasance Date, if Borrower has elected to defease the entire Loan, and after the Permitted Prepayment Date, if Borrower has elected to prepay the entire Loan, and all the applicable requirements of Section 2.4 hereof and this Section 2.5 have been satisfied, all of the Property shall be released from the Lien of the respective Security Instruments.

(b)               In connection with the release of the Security Instruments, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Defeasance Date or prepayment date (as applicable), a release of Lien (and related Loan Documents) for each Individual Property for execution by Lender. Each such release shall be in a form appropriate in the jurisdiction in which the Individual Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release. Borrower shall reimburse Lender and Servicer for any reasonable out-of-pocket costs and expenses Lender and Servicer incur arising from such release (including reasonable out-of-pocket attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, all recording charges, filing fees, taxes or other reasonable expenses payable in connection therewith.

(c)               Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt (or upon the occurrence of a Total Defeasance Event) in accordance with the terms and provisions of the Note and this Agreement, in lieu of applying monies as a full repayment of the Debt, and in lieu of releasing the Lien of the Security Instrument and the other Loan Documents, in consideration of an amount equal to that necessary for a full repayment of the Debt in accordance with the terms and provisions of the Note and this Agreement, endorse the Note, and assign the Security Instrument and the other Loan Documents (if the same is so requested), without representation or warranty by or recourse to Lender (other than representations relating to due execution and authority), to a lender designated by Borrower, and Lender shall execute and deliver to Borrower or such lender such instruments and other documents as shall be reasonably necessary, in compliance with all applicable laws, to evidence any such assignment of the Security Instrument and the Loan (including, if applicable, any of the note splitter agreements, Assigned Loan Documents and other documents referenced in Section 2.5.2(n) hereof). Borrower shall reimburse Lender and Servicer for any reasonable out of pocket costs and expenses Lender and Servicer incur arising from such assignment (including reasonable out-of-pocket attorneys’ fees and expenses) and Borrower shall pay, in connection with such assignment all recording charges, filing fees, taxes or other reasonable expenses in connection with therewith.

2.5.2        Release of Individual Property. No release of an Individual Property shall occur on or prior to the Permitted Prepayment Date (or prior to the date that is ninety (90) days following the Permitted Prepayment Date, if Lender delivers a written notice to Borrower on or prior to the Permitted Prepayment Date stating that a Securitization is imminently pending). Thereafter, Borrower shall have the right at any time to obtain the release (the “Partial Release”) of any one or more of the Individual Properties (individually and collectively, as the context requires, the “Released Property”) from the lien of the applicable Security Instrument thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Released Property (other than those expressly stated to survive), upon the satisfaction (or written waiver by Lender or Servicer) of each of the following conditions precedent:

(a)               Borrower shall provide Lender with fifteen (15) days (or a shorter period of time if permitted by Lender in its sole discretion) prior written notice of the proposed Partial Release (the date of Lender’s receipt of such notice shall be referred to herein as a “Partial Release Notice Date,” and the proposed date of such Partial Release the “Partial Release Date”).

(b)               Any and all sums due and payable to Lender under the Loan Documents on each of the Partial Release Notice Date and the date of consummation of the Partial Release, shall be fully paid and no Event of Default (other than an Event of Default which applies only to the Released Property and Lender has determined in its reasonable discretion that such Partial Release will result in a cure of such Event of Default) shall be continuing as of the Partial Release Notice Date or the date of consummation of the Partial Release.

(c)               Borrower shall have paid or reimbursed Lender for all out-of-pocket expenses reasonably incurred by Lender in connection with the Partial Release (including without limitation, reasonable out-of-pocket attorneys’ fees, recording costs, Rating Agency fees and the current fee then being assessed by Servicer to all similarly situated borrowers to effect such release).

(d)               Borrower shall submit to Lender, not less than ten (10) days prior to the date of such Partial Release, a release of lien (and related Loan Documents) for the Released Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Released Property is located and shall contain standard provisions, if any, protecting the rights of Lender. In addition, Borrower shall provide all other documentation as may reasonably be required to satisfy the Prudent Lender Standard in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Individual Properties subject to the Loan Documents not being released).

(e)               To the extent there is one Clearing Account in the name of one Borrower utilized for all of the Property (rather than a separate Clearing Account for each Individual Property), and such Borrower is released from the obligations of the Loan Documents pursuant to this Section 2.5.2, then the name of the Clearing Account shall be changed to the name of a different Borrower.

(f)                Subsequent to such release, each remaining Borrower shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 hereof.

(g)               To the extent that the proposed Released Property is owned by a Borrower that also owns another Individual Property (or Properties) that remains subject to the lien of the Security Instrument, then such Released Property shall, in connection with such Partial Release, be sold or transferred to a Person other than such Borrower.

(h)               If requested in writing by Lender, Borrower shall provide updated title reports for the remaining Individual Properties confirming no change in the priority of each of the unreleased Security Instruments on such remaining Individual Properties.

(i)                 If required under the operative documents with respect to any Securitization, Lender shall have received evidence in writing from any applicable Rating Agency to the effect that the proposed Partial Release will not result in a qualification, reduction, downgrade or withdrawal of any rating initially assigned or to be assigned in such Securitization, or a waiver from any such rating agency stating that it has declined to review the Partial Release.

(j)                 If a Securitization has occurred, the Partial Release shall be permitted under REMIC Requirements in effect as of the consummation of the Partial Release, and, if reasonably required by Lender to confirm the same, Borrower shall (i) deliver to Lender opinions of counsel satisfying the Prudent Lender Standard (including an Additional Insolvency Opinion) and acceptable to the Rating Agencies (issued by counsel satisfying the Prudent Lender Standard and acceptable to the Rating Agencies) (1) stating that the Partial Release will not cause (A) the Loan to cease to be a “qualified mortgage” within the meaning of Section 860G of the Code, either under the provisions of Treasury Regulation Sections 1.860G-2(a)(8) or 1.860G-2(b) (as such regulations may be amended or superseded from time to time) or under any other provision of the Code or otherwise, and (B) the failure of any REMIC Trust or any other entity that holds the Note to maintain its tax status and (2) with respect to such other matters as may be required by Lender and (ii) pay all of Lender’s reasonable out-of-pocket costs and expenses and the costs and expenses of the Rating Agencies in connection with the Partial Release, including, without limitation, reasonable out-of-pocket costs counsel fees.

(k)               As of the date of consummation of the Partial Release, after giving effect to the release of the lien of the Security Instrument(s) encumbering the applicable Released Property the Debt Service Coverage Ratio with respect to the remaining Individual Properties (based upon the trailing twelve (12) month period) shall be no less than (i) the Debt Service Coverage Ratio as of the Closing Date or (ii) if the Released Property is a Distressed Property, 1.80 to 1.00; provided, however, that Borrower will have the right to satisfy the foregoing applicable test in this Section 2.5.2(k) by prepaying, in accordance with the requirements of Section 2.3.1 hereof and in addition to the Adjusted Release Amount payable pursuant to Section 2.5.2(m) below, an additional portion of the outstanding principal balance of the Loan in an amount sufficient, when applied to the outstanding principal balance of the Loan, to cause such applicable Debt Service Coverage Ratio test to be satisfied.

(l)                 As of the date of consummation of the Partial Release, after giving effect to the release of the lien of the Security Instrument(s) encumbering the applicable Released Property the Debt Yield with respect to the remaining Individual Properties (based upon the trailing twelve (12) month period) shall be no less than (i) the Debt Yield as of the Closing Date or (ii) if the Released Property is a Distressed Property, ten and 75/100 percent (10.75%); provided, however, that Borrower will have the right to satisfy the foregoing applicable test in this Section 2.5.2(l) by prepaying, in accordance with the requirements of Section 2.3.1 hereof and in addition to the Adjusted Release Amount payable pursuant to Section 2.5.2(m) below, an additional portion of the outstanding principal balance of the Loan in an amount sufficient, when applied to the outstanding principal balance of the Loan, to cause such applicable Debt Yield test to be satisfied.

(m)             Borrower shall either, (i) provided the Partial Release Date is after the Permitted Defeasance Date, have satisfied all of the requirements of Section 2.4 (or Lender shall have waived any such requirements in writing) hereof for a Partial Defeasance Event and partially defease the Loan in an amount equal to or greater than the Adjusted Release Amount for the applicable Individual Property, and such defeasance shall be deemed a voluntary defeasance for all purposes hereunder, or (ii) have paid to Lender the Adjusted Release Amount for the applicable Individual Property together with the Individual Property Release Yield Maintenance Premium and all other amounts payable in connection with such voluntary prepayment due hereunder, including without limitation that if the Adjusted Release Amount is not paid on a regularly scheduled Payment Date, Borrower shall pay interest on the entire principal balance of the Loan for the full Accrual Period during which payment of the Adjusted Release Amount occurs. Any portion of the Adjusted Release Amount applied to the principal amount of the Debt shall be applied first, to reduce the Allocated Loan Amount attributable to the Released Property to zero and second, pro rata to reduce the Allocated Loan Amounts of each of the other remaining Individual Properties. Notwithstanding the foregoing, in the event that Lender has applied the Net Proceeds from a Casualty or Condemnation of an Individual Property to the repayment of the Debt and a Partial Release of such Individual Property is thereafter completed, (1) the Adjusted Release Amount for such Individual Property shall be reduced by the amount of such Net Proceeds so applied, and (2) no Yield Maintenance Premium or similar sum shall be due in connection therewith.

(n)               If, in connection with a Partial Release effectuated by a partial prepayment (and not a Partial Defeasance Event), Borrower advises Lender that it desires Lender to assign the applicable Security Instrument and other Loan Documents (collectively, the “Assigned Loan Documents”) encumbering the Released Properties that are the subject of a Partial Release (collectively, the “Assigned Properties”) to a Person designated by Borrower (the “Partial Assignee Lender”), then Lender shall (a) cooperate in all reasonable respects with Borrower (i) to split and sever each promissory note constituting the Note into two Notes, with one such Note (each, a “Remaining Note”) continuing to evidence the portion of the Loan secured by the Individual Properties that are not Assigned Properties (collectively, the “Remaining Properties”), and the other such Note (each, an “Assigned Note”) securing the portion of the Loan to be secured by the Assigned Properties, and (ii) to assign the Assigned Note and the Assigned Loan Documents to the Partial Assignee Lender, with assignments of the recorded Assigned Loan Documents in recordable form and otherwise in form and substance reasonably acceptable to Lender and the Partial Assignee Lender, (b) deliver to the Partial Assignee Lender or as directed by Borrower the originally executed Assigned Note, (c) execute and deliver to the Partial Assignee Lender or as directed by Borrower, (i) an allonge with respect to the Assigned Note, (ii) executed assignments of the recorded Assigned Loan Documents (and the original applicable Assigned Loan Documents or a certified copy of record to the assignee thereof), and (iii) such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements and terminations of rent direction notices to Tenants and other third parties), all in recordable form as may reasonably be requested by Borrower to evidence such assignment; provided, however, that such assignment shall be made without representation, warranty or covenant by Lender (other than that Lender is the lawful owner of such Assigned Note and the Assigned Loan Documents, and Lender has the power to assign the same and the outstanding principal balance thereof). In connection with any assignment effected in accordance with this paragraph, Borrower shall deliver such documents and agreements as may be reasonably required by Lender.

(o)               Borrower shall deliver to Lender such additional information and documentation with respect to such Partial Release as Lender may reasonably request and shall deliver or take, as the case may be, any other documents, items or actions reasonably requested by Lender in connection with such release; provided, however, no such documents or actions shall increase Borrower’s liability or decrease Borrower’s rights under the Loan Documents, other than to a de minimis extent.

(p)               Notwithstanding the foregoing provisions of this Section 2.5.2, if the Loan is included in a REMIC Trust and the Loan to Value Ratio (as determined by Lender in its sole discretion using any commercially reasonable method permitted to a REMIC Trust and excluding the value of personal property and going concern value) exceeds 125% immediately after the release of the applicable Individual Property, no release will be permitted unless the principal balance of the Loan is paid down by the greater of (i) the Adjusted Release Amount and (ii) an amount such that the Loan to Value Ratio (as so determined by Lender) after the release of the applicable Individual Property is not greater than 125% immediately after the release of the applicable Individual Property, unless Lender receives an opinion of counsel that, if this clause (ii) is not followed, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the applicable Individual Property.

(q)               If Borrower effectuates a Partial Release of the Old Mill Road Property while the Main Street Property remains subject to the lien of the Security Instrument, then, as a condition to the Partial Release of the Old Mill Road Property, Borrower shall enter into and record a reciprocal easement agreement, in form and substance reasonably satisfactory to Lender that, among other things grants ingress and egress rights and easements for parking and access that provide the Main Street Property with ingress, egress, parking and access comparable to that existing as of the Closing Date.

Notwithstanding anything to the contrary contained in this Section 2.5.2, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section 2.5.2, such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any such matters if the same fails to meet the Prudent Lender Standard.

Section 2.6                     Clearing Account/Cash Management.

2.6.1        Clearing Account.

(a)               During the term of the Loan, Borrower shall establish and maintain an Eligible Account (the “Clearing Account”) with Clearing Bank for the benefit of Lender, which Clearing Account shall be under the sole dominion and control of Lender. Subject to Section 2.5.2(e), the Clearing Account shall be entitled in the name of ARC AMWCHKS001, LLC Et. Al. for the benefit of Lender. Borrower hereby grants to Lender a first-priority security interest in the Clearing Account and all deposits at any time contained therein and the proceeds thereof and shall take all actions reasonably necessary to maintain in favor of Lender a perfected first priority security interest in the Clearing Account, including (at Lender’s request) filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Clearing Account. All actual, reasonable costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower. All monies on deposit in the Clearing Account shall be deemed additional security for the Debt. The Clearing Account Agreement and Clearing Account shall remain in effect until the Loan has been repaid in full.

(b)               Borrower shall, or shall cause Manager to, (i) within ten (10) days of the Closing Date with respect to Leases in existence on the date hereof and (ii) simultaneously with the execution of any Lease entered into after the date hereof, deliver Tenant Direction Letters to all Tenants, directing such Tenants to deliver all Rents payable under their respective Leases directly to the Clearing Account. Without the prior written consent of Lender (except in connection with the delivery to Tenants of a Released Property following satisfaction of the conditions set forth in Section 2.5.2 with respect to such Released Property), neither Borrower nor Manager shall (i) terminate, amend, revoke or modify any Tenant Direction Letter in any manner or (ii) direct or cause any Tenant to pay any amount in any manner other than as provided in the Tenant Direction Letter. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Clearing Account within one (1) Business Day after receipt thereof. Until so deposited, all Rents received by Borrower or Manager shall be held in trust for the benefit of Lender and shall not be commingled with any other funds or property of Borrower or Manager. Notwithstanding the foregoing terms of this Section 2.6.1 or anything to the contrary in the other Loan Documents (including the Cash Management Agreement), and without limiting Borrower’s obligation to cause all amounts received by Borrower or Manager constituting Rents to be deposited into the Clearing Account within one (1) Business Day after receipt thereof, Borrower shall not be required to send Tenant Direction Letters to the Tenants that use VersaPay to pay their Rent, provided that Borrower shall (using VersaPay) direct all such Rent to the Clearing Account.

(c)               The Clearing Account Agreement shall provide that Clearing Bank shall transfer on each Business Day all amounts on deposit in the Clearing Account at the direction of Borrower (including a transfer to Borrower) unless a Cash Sweep Period is in effect, in which case such funds shall be transferred to the Cash Management Account.

(d)               During the continuance of an Event of Default or any Bankruptcy Action of Borrower, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Clearing Account to the payment of the Debt in any order in its discretion. Upon cessation (or waiver) of such Event of Default or Bankruptcy Action, all such funds (to the extent same have not been applied to the Debt) shall be returned to the Clearing Account.

(e)               The Clearing Account shall not be commingled with other monies held by Borrower, Manager or Clearing Bank.

(f)                Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g)               Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, and demands, and actual out-of-pocket liabilities, losses, damages (excluding, consequential, punitive, special, exemplary and indirect damages, except to the extent such damages are actually paid or payable to a third-party), obligations and reasonable, actual costs and expenses (including litigation costs and reasonable out-of-pocket attorneys’ fees and expenses) arising from or in any way connected with the Clearing Account or the Clearing Account Agreement (unless arising from the gross negligence, fraud or willful misconduct of Lender).

(h)               Upon (i) Clearing Bank ceasing to be an Eligible Institution or, with respect to KeyBank, if KeyBank is downgraded below BBB by S&P or the equivalent by another Rating Agency, (ii) the Clearing Account ceasing to be an Eligible Account, (iii) any resignation by Clearing Bank or termination of the Clearing Account Agreement in accordance with the terms and conditions thereof or (iv) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s written request, (A) terminate the existing Clearing Account Agreement, (B) appoint a new Clearing Bank (which such Clearing Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (C) cause such Clearing Bank to open a new Clearing Account (which such account shall be an Eligible Account) and enter into a new Clearing Account Agreement with Lender on substantially the same terms and conditions as the previous Clearing Account Agreement and (D) send any notices required pursuant to the terms hereof relating to such new Clearing Account Agreement and Clearing Account and new Tenant Direction Letters.

2.6.2        Cash Management Account.

(a)               Upon the occurrence of a Cash Sweep Event, a segregated Eligible Account (the “Cash Management Account”) shall be established and maintained with Deposit Bank in Borrower’s name for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and shall take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, at Lender’s request, filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all reasonable costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b)               The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c)               All funds on deposit in the Cash Management Account during the continuance of an Event of Default or any Bankruptcy Action of Borrower may be applied by Lender in such order and priority as Lender shall determine. Upon cessation (or waiver) of such Event of Default or Bankruptcy Action, all such funds (to the extent same have not been applied to the Debt) shall be returned to the Clearing Account.

(d)               Borrower hereby agrees that Lender may, at no cost or expense of Borrower, modify the Cash Management Agreement for the sole purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

2.6.3        Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, during a Cash Sweep Period, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE III. INTENTIONALLY OMITTED

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

Section 4.1                     Borrower Representations. Borrower (as to itself and not as to all Borrowers, as the context may require) represents and warrants as of the date hereof that:

4.1.1        Organization. Each Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the applicable Individual Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in the jurisdiction in which the applicable Individual Property is located and each other jurisdiction where it is required to be so qualified in connection with its businesses and operations. Borrower possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the applicable Individual Property and activities incidental thereto and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the applicable Individual Property. As of the Closing Date, direct and indirect ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III. The direct and indirect ownership interests in Borrower or the Property do not include any Prohibited Entity/Ownership Structure.

4.1.2        Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.1.3        No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Property or Borrower’s assets is subject, nor, to the best of Borrower’s knowledge, will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and, to the best of Borrower’s knowledge, any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4        Litigation. There are no actions, suits or proceedings at law or in equity, arbitrations, or governmental investigations by or before any Governmental Authority or other agency now pending, filed, or, to Borrower’s knowledge, threatened in writing against or affecting Borrower, Guarantor or the Property or any portion thereof, which would reasonably be expected to materially and adversely affect (a) title to the Property or any portion thereof; (b) the validity or enforceability of the Security Instruments; (c) Borrower’s ability to perform under the Loan; (d) Guarantor’s ability to perform under the Guaranty; (e) the use, operation or value of the Property or any portion thereof; (f) the principal benefit of the security intended to be provided by the Loan Documents; (g) the current ability of the Property to generate Net Cash Flow sufficient to service the Loan; or (h) the current principal use of the Property or any portion thereof.

4.1.5        Agreements. Other than any exceptions reflected on the Title Insurance Policy, Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to materially and adversely affect Borrower or the Property (or any portion thereof), or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property (or any portion thereof) is bound. Borrower has no Indebtedness under any indenture, mortgage, deed of trust, loan agreement or other written agreement or instrument to which Borrower is a party or by which Borrower or the Property (or any portion thereof) is otherwise bound, other than (a) obligations incurred in the ordinary course of Borrower’s business or the operation of the Property as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6        Title. Borrower has good and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as may be expressly permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (or any portion thereof) as currently used or Borrower’s ability to repay the Loan. To the best of Borrower’s knowledge, each Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To the best of Borrower’s knowledge, are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7        Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any Person Controlling Borrower in the last seven (7) years, and neither Borrower nor any Person Controlling Borrower in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its Persons Controlling Borrower are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8        Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, or, based on Borrower’s reasonable determination, would reasonably be expected to materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower (provided that the foregoing is meant to relate specifically to Borrower and the Property and not, by way of example only, to the economy of the United States or the location of the Property or the medical profession).

4.1.9        No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code which, as of the date hereof, prohibit or otherwise restrict the transactions contemplated by this Agreement, including the exercise by Lender of any of its rights under the Loan Documents.

4.1.10    Compliance. Except as disclosed in the separate zoning report for each Individual Property delivered to Lender in connection with the closing of the Loan, to the best of Borrower’s knowledge, Borrower and each Individual Property and the use thereof comply in all material respects with all applicable Legal Requirements, including building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Except as disclosed in the separate property condition report or zoning report for each Individual Property delivered to Lender in connection with the closing of the Loan, the Improvements at each Individual Property were in material compliance with applicable law on the Closing Date.

4.1.11    Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) except for financial data with respect to dates prior to the date Borrower acquired title to the applicable Individual Property, accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property (or any portion thereof) or the current operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12    Condemnation. Except as disclosed in the separate zoning report, title report or survey for each Individual Property delivered to Lender in connection with the closing of the Loan, no Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened with respect to all or any portion of the Property or for the relocation of roadways providing access to any Individual Property.

4.1.13    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents. None of Borrower, Guarantor, and/or (to Borrower’s knowledge with respect to shareholders of the REIT) any Constituent Member of the foregoing is affiliated with or is an insider with respect to Lender (or its affiliates) in any manner that implicates either Regulation W or Regulation O of the Federal Reserve Act (as each of the same may be amended, modified, supplemented, and/or replaced from time to time). To the best of Borrower’s knowledge, neither the Loan nor any transaction contemplated herein and/or in the other Loan Documents is in violation of Regulation W and/or Regulation O. Borrower shall, from time to time, provide Lender with such information relating to Borrower, Guarantor, and/or (to the extent Borrower has access to such information) any Constituent Member thereof as Lender shall deem necessary (in Lender’s sole and absolute discretion) in determining Lender’s ongoing compliance with Regulation W and Regulation O of the Federal Reserve Act (as each of the same may be amended, modified, supplemented, and/or replaced from time to time). Notwithstanding anything to contrary contained herein, neither Borrower nor Guarantor shall take any action that will cause Lender and/or the Loan to violate Regulation W and/or Regulation O.

4.1.14    Utilities and Public Access. To the best of Borrower’s knowledge and except as otherwise disclosed in the Title Insurance Policy and/or the Survey, each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the applicable Individual Property for its intended uses. To the best of Borrower’s knowledge, all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right of way abutting the applicable Individual Property (which are connected so as to serve the applicable Individual Property without passing over other property) or in recorded easements serving and appurtenant to the applicable Individual Property. To the best of Borrower’s knowledge, all roads necessary for the use of each Individual Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15    Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16    Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the applicable Individual Property.

4.1.17    Assessments. To the best of Borrower’s knowledge and except as otherwise disclosed in the Title Insurance Policy and/or the Survey, there are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements, PACE Liens or otherwise affecting the Property of any portion thereof, nor are there any contemplated improvements to the Property (or any portion thereof) that would reasonably be expected to result in such special or other assessments.

4.1.18    Enforceability. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Guarantor, and neither Borrower nor Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.19    No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20    Insurance. No material claims have been made or are currently pending, outstanding or otherwise remain unsatisfied with respect to the Properties under any of the Policies, and neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.21    Use of Property. Each Individual Property is used exclusively for industrial, distribution and/or office purposes and other appurtenant and related uses.

4.1.22    Certificate of Occupancy; Licenses. To the best of Borrower’s knowledge, and except as shown on the Survey or the zoning reports delivered to Lender in connection with the closing of the Loan, all certifications, permits, franchises, licenses, consents, authorizations, and approvals, including, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Individual Property have been obtained and are in full force and effect. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for the applicable Individual Property.

4.1.23    Flood Zone. To the best of Borrower’s knowledge, except as shown on the Survey, none of the Improvements on the Property (or any portion thereof) are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a) is in full force and effect with respect to the applicable Individual Property.

4.1.24    Physical Condition. Except as disclosed in the separate property condition report for each Individual Property delivered to Lender in connection with the closing of the Loan, each Individual Property, including all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property (or any portion thereof), whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25    Boundaries. To the best of Borrower’s knowledge and except as shown on the Survey, all of the Improvements which constitute Property (or any portion thereof) lie wholly within the boundaries and building restriction lines of the applicable Individual Property, and no improvements on adjoining properties encroach upon the Property or any portion thereof, and no easements or other encumbrances upon the Property (or any portion thereof) encroach upon any of the Improvements, so as to materially and adversely affect the value or marketability of the Property (or any portion thereof) except those which are insured against by the applicable Title Insurance Policy.

4.1.26    Leases. The Property is not subject to any leases other than the Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll is true, complete and accurate in all respects as of the Closing Date. Borrower is the owner and lessor (or sublessor) of landlord’s interest in the Leases. Except with respect to the Permitted Encumbrances, no Person has any possessory interest in the Property (or any portion thereof) or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, except as set forth on the rent roll attached hereto as Schedule I or in any tenant estoppel certificate delivered to Lender, there are no uncured defaults thereunder by Borrower nor, to the best of Borrower’s knowledge, any other party thereunder and, to the best of Borrower’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. Except as set forth in any tenant estoppel certificate delivered to Lender, or as otherwise disclosed to Lender in the Lease or by Borrower, no Rent has been paid more than one (1) month in advance of its due date (other than in connection with the first month’s Rent under a new Lease). All security deposits are held by Borrower in accordance with applicable law. Except as set forth in any tenant estoppel certificate delivered to Lender, or as otherwise disclosed to Lender in the Lease or by Borrower, all work to be performed by Borrower under each Lease as of the Closing Date has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant as of the Closing Date has already been received by (or credited to) such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein, in each case, which is outstanding. To Borrower’s knowledge, no Tenant listed on Schedule I has assigned its Lease or except as set forth in any tenant estoppel certificate delivered to Lender, or as otherwise disclosed to Lender in the Lease or by Borrower, sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment. Except as disclosed to Lender or except as set forth in a Lease or in any tenant estoppel certificate delivered to Lender, no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Except as disclosed to Lender or as set forth in the Leases or except as set forth in any tenant estoppel certificate delivered to Lender, no Tenant under any Lease has any right or option for additional space in the Improvements. Except as disclosed to Lender in writing or as set forth in the Leases or in any tenant estoppel certificate delivered to Lender, no tenant has (i) asserted any defense or otherwise sought or given notice (whether written or oral) that it intends to seek any relief or concessions with respect to the payment of rent or other sums or the performance of any obligations under its Lease or (ii) made any other bona fide request for or otherwise given written notice that it intends to seek any amendment, waiver, deferral, forbearance or other modification of any term or provision of its Lease, in each case (A) pursuant to any force majeure clause contained in its Lease or otherwise as a result of the COVID-19 pandemic or any Emergency Law and (B) other than requests, notices or defenses that have been withdrawn or resolved or are otherwise no longer outstanding.

4.1.27    Survey. To Borrower’s knowledge, each Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the applicable Individual Property or the title thereto.

4.1.28    Inventory. Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Security Instrument) located on or at the Property (except for any equipment or personal property owned by Tenants or third-party service providers) and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property (together with any equipment and personal property owned by Tenants or third-party service providers) are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.29    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower under applicable Legal Requirements have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Security Instrument, have been paid.

4.1.30    Special Purpose Entity/Separateness/No Prohibited Entity/Ownership Structure.

(a)               Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, (ii) no direct ownership interests in Borrower or the Property shall include any Prohibited Entity/Ownership Structure, and (iii) Guarantor has implemented procedures to confirm that no direct or indirect ownership interests in Guarantor shall include any Prohibited Entity/Ownership Structure.

(b)               The representations, warranties and covenants set forth in Section 4.1.30(a) and Section 4.1.30(c) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c)               Borrower hereby represents and warrants to Lender that:

(i)                 Borrower is in compliance (in all material respects) with all laws, regulations and orders applicable to Borrower and has received all permits necessary for Borrower to operate and for which a failure to possess would materially and adversely affect the condition, financial or otherwise, of Borrowers;

(ii)              Borrower is not aware of any pending or threatened litigation involving Borrower that, if adversely determined, would reasonably be expected to materially adversely affect the condition (financial or otherwise) of Borrowers, or the condition or ownership of the property owned by Borrower;

(d)               Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(e)               Borrower covenants and agrees that Borrower shall provide Lender with thirty (30) days’ prior written notice prior to the removal of an Independent Director of any of Borrower.

(f)                Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower and Guarantor will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower and Guarantor with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion.

4.1.31    Management Agreement. The Management Agreement is in full force and effect and there is no default beyond applicable notice and grace periods by Borrower, or to Borrower’s knowledge, Manager. The Management Agreement was entered into on commercially reasonable terms.

4.1.32    Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33    No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or is reasonably likely to materially and adversely affect the use, operation or value of the Properties or the business operations or the financial condition of Borrowers. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or information described in this Section 4.1.33 or any representation or warranty made herein to be materially misleading.

4.1.34    Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35    Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or, to Borrower’s knowledge, indirectly, by any Embargoed Person; (b) to Borrower’s knowledge, no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) to the best of Borrower’s knowledge, none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36    Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower’s state of organization is as set forth in the introductory paragraph of this Agreement.

4.1.37    Environmental Representations and Warranties. Except as otherwise disclosed by each Phase I environmental report (or Phase II environmental report, if required) delivered to Lender in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”), (a) to Borrower’s knowledge, there are no Hazardous Substances or underground storage tanks in, on, or under any Individual Property and no Hazardous Substances have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from any Individual Property, in each case, except those that are (i) in material compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), or (ii) de-minimis amounts necessary to operate the Property for the purposes set forth in this Agreement and which are otherwise permitted under and used in compliance with Environmental Law; (b) to Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Substances, which would require the same to be reported to Governmental Authorities or otherwise remediated, in, on, under or from any Individual Property which have not been remediated in accordance with Environmental Law or otherwise addressed in a manner so that no violation of Environmental Law exists in connection therewith; (c) to Borrower’s knowledge, there is no threat of any Release of Hazardous Substances migrating to any Individual Property in violation of Environmental Law; (d) to Borrower’s knowledge, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been remediated in accordance with Environmental Law or otherwise addressed in a manner so that no violation of Environmental Law exists in connection therewith; (e) Borrower does not know of, and has not received, any written notice from any Governmental Authority relating to Hazardous Substances or the Remediation thereof, in connection with any Individual Property, of alleged liability of any Person pursuant to any Environmental Law, in connection with any Individual Property, or any administrative or judicial proceedings in connection with any of the foregoing, in each case, which have not been remediated in accordance with Environmental Law or otherwise addressed in a manner so that no violation of Environmental Law exists in connection therewith; (f) there are no Institutional Controls on or affecting any Individual Property; and (g) Borrower has truthfully and fully disclosed to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and has provided to Lender all information that is contained in Borrower’s files and records.

4.1.38    Cash Management Account. Borrower hereby represents and warrants to Lender that:

(a)               This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Clearing Account and Cash Management Account (when and to the extent opened) in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower, subject to applicable bankruptcy, insolvency and similar laws affecting rights of credits generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Clearing Account or Cash Management Account;

(b)               Each of the Clearing Account and Cash Management Account (when and to the extent opened) constitutes a “deposit account” or “securities account” within the meaning of the Uniform Commercial Code;

(c)               Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Clearing Bank has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Clearing Account and Cash Management Account (when and to the extent opened) and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)               The Clearing Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Clearing Bank and Deposit Bank complying with instructions with respect to the Clearing Account and Cash Management Account from any Person other than Lender; and

(e)               The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof (or will be terminated by delivery of the Tenant Direction Letters in accordance with the terms of this Agreement).

4.1.39    Property Documents. With respect to each Property Document, Borrower hereby represents that (a) to Borrower’s knowledge, each such Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth on Schedule XI attached hereto), (b) there are no material defaults under such Property Document by Borrower, or to Borrower’s knowledge, by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default under any such Property Document, and (c) to Borrower’s knowledge, no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating (or contemplating the termination of) such Property Document.

4.1.40    PILOT Agreement. The PILOT Agreement is in full force and effect and there is no default thereunder by Borrower, and, to Borrower’s knowledge, any other party thereto, and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. Neither the execution and delivery of the Loan Documents nor Borrower’s performance thereunder will materially and adversely affect Borrower’s rights under the PILOT Agreement. The Loan, and the encumbrance of the Property as security for the Loan, will not cause Borrower to violate any covenants contained in the PILOT Agreement.

Section 4.2                     Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower; it being understood and agreed, however, that such representations and warranties shall only be deemed to have been made as of the date hereof, as set forth in Section 4.1. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V. BORROWER COVENANTS

Section 5.1                     Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower (as to itself and not as to all Borrowers, as the context may require) hereby covenants and agrees with Lender that:

5.1.1        Existence; Compliance with Legal Requirements. Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits, authorizations, and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including all regulations, building and zoning codes and certificates of occupancy. Borrower has never, and shall not in the future, commit, and Borrower shall exercise commercially reasonable efforts to ensure that no other Person in occupancy of or involved with the operation or use of the Property shall commit, any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep each Individual Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep each Individual Property insured, or shall cause each Individual Property to be insured, at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements if such violation would reasonably be expected to have a material adverse effect on Borrowers or the Property. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2        Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the date the same shall become delinquent; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Upon Lender’s written request therefor from time to time, Borrower shall furnish to Lender receipts for the payment of Taxes and Other Charges prior to the date same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Except for any Permitted Encumbrances, Borrower shall not suffer and shall cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall pay for all utility services provided to the Property prior to the date the same shall become delinquent. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost as a result of such contest; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; and (v) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

5.1.3        Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower or Guarantor which would reasonably be expected to materially adversely affect Borrowers’ or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4        Access to Property. Subject to the rights of tenants, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice. Unless an Event of Default is continuing, Borrower shall have the right to have Borrower’s representative present during any such inspection. Without limiting Borrower’s general obligations under Section 5.1.1 to keep each Individual Property in good working order and repair, Borrower shall not be required to make any repairs, replacements or improvements requested by Lender or Servicer based on any inspection of an Individual Property by Lender or Servicer other than any repairs, replacements or improvements that are necessary to comply with Legal Requirements or address any material damage or life-safety issues at an Individual Property.

5.1.5        Notice of Material Adverse Change. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Guarantor’s condition, financial or otherwise of which Borrower has knowledge; provided, however, that this Section 5.1.5 shall not apply so long as the REIT remains subject to filing periodic reports with the United States Securities and Exchange Commission (i.e., Forms 10-K, 10Q and 8-K) and the REIT remains in Control of Borrower.

5.1.6        Cooperate in Legal Proceedings. Borrower shall cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7        [Intentionally Omitted].

5.1.8        Award and Insurance Benefits. Borrower shall cooperate with Lender in a commercially reasonable matter in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the reasonable expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting a portion of the Property or any part thereof) out of such Insurance Proceeds.

5.1.9        Further Assurances. Provided the following further assurances do not increase Borrower’s obligations and/or liability under the Loan Documents (other than in de minimis respects) or decrease Borrower’s rights under the Loan Documents, Borrower shall, at Borrower’s sole cost and expense:

(a)               permit Lender to inspect at Borrower’s offices all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument in Borrower’s possession or readily available to it at no material out-of-pocket cost (subject, however, with respect to those which are by their nature confidential or subject to a privilege of confidentiality, to Lender’s delivery of a confidentiality agreement acceptable to Lender in it’s reasonable discretion) required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)               execute and deliver to Lender such customary documents, instruments, certificates, assignments and other writings, and do such other customary acts necessary, to evidence, preserve or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c)               do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time provided that Borrower’s rights are not reduced or obligations increased.

5.1.10    Principal Place of Business, State of Organization. Borrower shall not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof), except as may be permitted in connection with a Permitted Transfer, or Borrower’s corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action reasonably required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s reasonable discretion. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other customary instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property (or any portion thereof) as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.11    Financial Reporting.

(a)               Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of each Individual Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuance of an Event of Default, Borrower shall pay any costs and expenses reasonably incurred by Lender to examine Borrower’s accounting records with respect to each Individual Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest; provided, however, in no event shall Borrower be responsible for any such cost exceeding $2,000 per inspection.

(b)               Borrower shall furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, (i) a complete copy of Borrower’s annual financial statements certified by the chief financial officer of the REIT, prepared in accordance with GAAP (or such other accounting basis acceptable to Lender), covering each Individual Property for such Fiscal Year and containing statements of profit and loss for Borrower and each Individual Property, (ii) an annual rent roll and a balance sheet for Borrower, and (iii) the quarterly reports for the fourth (4th) calendar quarter required under Section 5.1.11(c) hereof. If Borrower consists of more than one entity, said financial statements shall be in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Individual Properties on a combined basis. Such statements shall set forth the financial condition and the results of operations for each Individual Property for such Fiscal Year, and shall include amounts representing annual net operating income, Net Cash Flow, gross income, and operating expenses. Borrower shall cause the REIT, to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of the REIT, financial statements of such entity (10-K) audited by an Approved Accountant.

(c)               Borrower shall furnish, or cause to be furnished, to Lender on or before sixty (60) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and each Individual Property (subject to normal year-end adjustments) as applicable, all prepared in accordance with GAAP (or such other accounting basis acceptable to Lender): (i) a rent roll for the subject quarter, along with copies of any new Leases and any amendments, extensions or modifications of any Leases entered into during the preceding quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Replacement Reserve Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of each Individual Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses;(iii) a balance sheet for Borrower; and (iv) a calculation reflecting the annual Debt Yield for the immediately preceding three (3), six (6), and twelve (12) month periods as of the last day of such quarter (to the extent the Loan has been outstanding for such periods). Any time that Approved Accountant audited versions of any of the items described in items (i)-(iv) immediately above are available, Borrower shall promptly provide the same to Lender. Notwithstanding the foregoing, Borrower may deliver the quarterly reports for the fourth (4th) calendar quarter required under this Section 5.1.11(c) with the annual financial statements delivered to Lender within one hundred twenty (120) days following the end of each Fiscal Year of Borrower under Section 5.1.11(b) hereof.

(d)               Prior to a Securitization, Borrower shall furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month, all of the following items with respect to the previous calendar month, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and each Individual Property (subject to normal year-end adjustments) as applicable: (A) a rent roll for the subject month; (B) monthly operating statement(s) of each Individual Property; and (C) year-to-date operating statement(s) of each Individual Property.

(e)               Intentionally omitted.

(f)                Upon request, Borrower and its affiliates shall furnish to Lender (but not more frequently than quarterly) an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

(g)               For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender a draft Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. If a Cash Sweep Period exists, the Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”), not to be unreasonably withheld, delayed or conditioned. If Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed written description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed written description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges and other Non-Discretionary Expenses and an increase of an additional five percent (5%) of each line item to account for inflation. Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required for an Annual Budget as set forth in this Section 5.1.11(g), such approval shall be deemed given if the first correspondence from Borrower to Lender requesting such approval contains a conspicuous legend at the top of the first page thereof stating that “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. IF YOU FAIL TO APPROVE OR DISAPPROVE SUCH ANNUAL BUDGET IN WRITING WITHIN SEVEN (7) BUSINESS DAYS, BORROWER MAY DELIVER A DEEMED APPROVAL NOTICE”, and any customary information and documents in Borrower’s possession reasonably requested by Lender in writing prior to the expiration of such seven (7) Business Day period in order to adequately review the same has been delivered to Lender and, if Lender fails to approve or disapprove in writing within the seven (7) Business Day period, a second notice is delivered to Lender from Borrower in an envelope marked “PRIORITY” requesting approval containing a conspicuous legend at the top of the first page thereof stating that “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. IF YOU FAIL TO APPROVE OR DISAPPROVE SUCH ANNUAL BUDGET IN WRITING WITHIN THREE (3) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to approve or disapprove within the three (3) Business Day period.

(h)               If Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained herein, Lender’s approval of an Extraordinary Expense shall be deemed given if the first correspondence from Borrower to Lender requesting such approval contains a conspicuous legend at the top of the first page thereof stating that “THIS IS A REQUEST FOR APPROVAL OF AN EXTRAORDINARY EXPENSE. IF YOU FAIL TO APPROVE OR DISAPPROVE SUCH EXTRAORDINARY EXPENSE IN WRITING WITHIN SEVEN (7) BUSINESS DAYS, BORROWER MAY DELIVER A DEEMED APPROVAL NOTICE”, and any customary information and documents in Borrower’s possession reasonably requested by Lender in writing prior to the expiration of such seven (7) Business Day period in order to adequately review the same has been delivered to Lender and, if Lender fails to approve or disapprove in writing within the seven (7) Business Day period, a second notice is delivered to Lender from Borrower in an envelope marked “PRIORITY” requesting approval containing a conspicuous legend at the top of the first page thereof stating that “THIS IS A REQUEST FOR APPROVAL OF AN EXTRAORDINARY EXPENSE. IF YOU FAIL TO APPROVE OR DISAPPROVE SUCH EXTRAORDINARY EXPENSE IN WRITING WITHIN THREE (3) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to approve or disapprove within the three (3) Business Day period.

(i)                 Borrower shall furnish to Lender, within ten (10) Business Days after written request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the applicable Individual Property (or any portion thereof) and the financial affairs of Borrower as may be reasonably requested by Lender.

(j)                 Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s written request (or as soon thereafter as may be reasonably possible), financial information from any Tenant designated by Lender (to the extent such financial information is required to be provided under the applicable Lease and same is received by Borrower after written request therefor).

(k)               Subject to the last sentence of this Section 5.1.11(k), Borrower shall cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor: (i) if such Guarantor is an entity, financial statements audited by an Approved Accountant (or, alternatively, if such Guarantor is a publicly-held corporation or other publicly-held entity (in each case) which is listed on the New York Stock Exchange, the NASDAQ Global Select Market or another nationally-recognized stock exchange, the 10-K of such Guarantor), which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender, or (ii) if such Guarantor is an individual, a signed personal financial statement in a form reasonably satisfactory to Lender. Notwithstanding the foregoing, the delivery of the 10-K of the REIT (so long as Global Net Lease Operating Partnership, L.P., a Delaware limited partnership is Guarantor) will satisfy the foregoing.

(l)                 Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette (e.g., a thumb drive), or (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12    Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of each Individual Property. Borrower shall qualify to do business and shall remain in good standing in the jurisdiction in which each Individual Property is located and the jurisdiction of its formation. Borrower shall at all times during the term of the Loan, continue to own all Equipment, Fixtures and Personal Property which (together with any equipment, fixtures and personal property owned by tenants or third parties) are necessary to operate each Individual Property in the manner required hereunder and in substantially the same manner in which it is currently operated.

5.1.13    Title to the Property. Borrower shall warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Security Instrument on each Individual Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any actual losses, reasonable costs, damages exclusive of consequential, punitive, special, exemplary and indirect damages or reasonable expenses (including reasonable out-of-pocket attorneys’ fees and expenses) incurred by Lender if an interest in the Property (or any part thereof), other than as permitted hereunder, is claimed by another Person.

5.1.14    Costs of Enforcement. In the event (a) that the Security Instrument encumbering the Property (or any portion thereof) is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property (or any portion thereof) prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable out-of-pocket attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.15    Estoppel Statement.

(a)               After request by Lender, Borrower shall within ten (10) Business Days furnish Lender or any proposed assignee of the Loan with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the Maturity Date, (v) the date the most recent Monthly Debt Service Payment Amount was paid and (vi) that, except as provided in such statement, to Borrower’s knowledge, there are no Events of Default under this Agreement or any of the other Loan Documents; provided that Borrower shall not be required to deliver such statement more frequently than two (2) times in any calendar year unless an Event of Default has occurred and is continuing.

(b)               After request by Borrower, Lender shall within ten (10) Business Days furnish Borrower or any proposed assignee of the Loan with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the Maturity Date, (v) the date the most recent Monthly Debt Service Payment Amount was paid, and (vi) that, except as provided in such statement, to Lender’s knowledge, there are no Events of Default under this Agreement or any of the other Loan Documents; provided that Lender shall only deliver such statements if an Event of Default has not occurred and is continuing and, in any event, shall not be required to deliver such statement more frequently than two (2) times in any calendar year.

(c)               Borrower shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender; provided that Borrower shall not be required to use such efforts to deliver such certificates with respect to more than (i) five (5) Tenants not under a Major Lease in any calendar year, or (ii) more frequently than one (1) time in any calendar year for any Tenants under a Major Lease unless an Event of Default has occurred and is continuing.

(d)               Subject to the terms thereof and the rights of third parties thereunder, Borrower shall use commercially reasonable efforts (without the obligation to expend sums of money or incur any liability) to deliver to Lender, within thirty (30) days of written request therefor by Lender, estoppel certificates from the other parties to each Property Document in form and substance reasonably acceptable to Lender; provided, that so long as no Event of Default is then continuing, Borrower shall not be required to use commercially reasonable efforts to deliver such certificates more frequently than one (1) time in any calendar year (except that prior to a Securitization of the entire Loan, Borrower will use such efforts to deliver up to two (2) estoppel certificates in any calendar year).

5.1.16    Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17    O&M Program. Borrower covenants and agrees to implement and follow the terms and conditions of the O&M Program for the Property during the term of the Loan, including any extension or renewal thereof.  Lender’s requirement that Borrower comply with the O&M Program shall not be deemed to constitute a waiver or modification of any of Borrower’s covenants and agreements with respect to Hazardous Materials or Environmental Laws.

5.1.18    Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents (as the same may be updated by Borrower provided that such updates do not violate any of the covenants set forth in this Article V) as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Guarantor as of the date of the Securitization; provided that Borrower shall not be required to deliver such Officer’s Certificates or good standing and qualification certificates more frequently than two (2) times in any calendar year for each Co-Lender unless an Event of Default has occurred and is continuing.

5.1.19    Environmental Covenants.

(a)               Borrower covenants and agrees that: (i) all uses and operations on or of the Property (or any portion thereof), by Borrower shall be in material compliance with all Environmental Laws and permits issued pursuant thereto and Borrower shall use commercially reasonable efforts to cause all uses and operations on or of the Property by any other Person to be in material compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from any Individual Property in violation of Environmental Law; (iii) there shall be no Hazardous Substances in, on, or under any Individual Property, except those that are (A) in material compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), or (B) de-minimis amounts necessary to operate the applicable Individual Property for the purposes set forth in this Agreement and which are otherwise permitted under and used in compliance with Environmental Law; (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, cooperate in all activities required pursuant to subsection (b) below, including providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender made in the event that Lender has reason to believe that an environmental hazard in violation of Environmental Laws exists on the Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made if Lender has a reasonable basis to believe that an environmental hazard in violation of Environmental Law exists on any Individual Property in order to: (A) reasonably effectuate Remediation of any environmental condition (including a Release of a Hazardous Substance) in, on, under or from any Individual Property in violation of Environmental Law; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority with jurisdiction with respect to the environmental condition of the Property; provided, however, that nothing herein shall preclude Borrower from the right to defend against or challenge, using all legal means, the imposition of any governmental directives or requirements or the imposition of any liability by any Governmental Authority or other Person; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment with respect to the Property, to the extent required pursuant to Environmental Law; (viii) Borrower shall not do any act, and Borrower shall use commercially reasonable efforts to cause all Tenants or other users of the Property to not do any act, in connection with the Property, that materially increases the harm to human health or the environment, poses an unreasonable risk of harm to any Person from a Release of any Hazardous Substances on, at, under, or from the Property (or any portion thereof), impairs or is reasonably likely to impair the value of the Property (or any portion thereof) due to the presence of Hazardous Substances, is contrary to any requirement of any insurer, constitutes a public or private nuisance, or violates any covenant, condition, agreement or easement applicable to the environmental condition of the Property (or any portion thereof); (ix) after obtaining knowledge thereof, Borrower shall promptly notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating onto any Individual Property which would require the same to be reported to Governmental Authorities or otherwise remediated pursuant to Environmental Laws; (B) any material non-compliance with any Environmental Laws related in any way to any Individual Property; (C) any actual or reasonably likely Environmental Lien on any Individual Property; (D) any required Remediation of environmental conditions relating to any Individual Property; and (E) any written notice or other written communication of which Borrower becomes aware from any source whatsoever (including a Governmental Authority) relating in any way to the release or potential release of Hazardous Substances on, at, under or from any Individual Property or the Remediation thereof, likely to result in liability of any Person in connection with any Individual Property pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection therewith; (x) Borrower shall not install, use, generate, manufacture, store, treat, release or dispose of, nor permit the installation, use, generation, storage, treatment, release or disposal of, any Hazardous Substances (except de-minimis amounts necessary to operate the Property (or any portion thereof) for the purposes set forth in this Agreement and which are otherwise permitted under and used in compliance with Environmental Law) on, under or about the Property (or any portion thereof); (xi) Borrower shall not make any change in the use or condition of any Individual Property which (A) would reasonably be expected to lead to the presence on, under or about the applicable Individual Property of any Hazardous Substances which is not in accordance with any applicable Environmental Law, or (B) would require, under any applicable Environmental Law, notice to be given to or approval to be obtained from any Governmental Authority in the event of a transfer of ownership or control of the applicable Individual Property, in each case without the prior written consent of Lender; (xii) Borrower shall not allow any Institutional Control to be imposed on any Individual Property; and (xiii) Borrower shall take all acts necessary to preserve its status, if applicable, as an “innocent landowner,” “contiguous property owner,” or “prospective purchaser” as to the Property (or any portion thereof) as those terms are defined in CERCLA; provided, however, that this covenant does not limit or modify any of Borrower’s other duties or obligations under this Agreement.

(b)               If Lender has a reasonable basis to believe that an environmental condition in violation of Environmental Law exists on any Individual Property, upon reasonable written notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant reasonably satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing at such Individual Property as reasonably requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has a reasonable basis to believe that an environmental hazard exists on the Property that, in Lender’s reasonable judgment, endangers the health of any Tenant or other occupant of the Property or their guests or the general public or is reasonably likely to materially and adversely affect the value of the applicable Individual Property, upon reasonable written notice to Borrower, Lender and any other Person designated by Lender, including any receiver, any representative of a Governmental Authority with jurisdiction over the matter, and any environmental consultant, shall have the right, subject to the rights of the occupants of the Individual Property, but not the obligation, to enter upon the applicable Individual Property at all reasonable times to assess the environmental hazard on the applicable Individual Property, including conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing, in each case, to the extent reasonably determined to be warranted in connection with such suspected environmental hazard. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to the applicable Individual Property. Unless an Event of Default exists, Borrower shall not be required to perform an environmental site assessment or audit hereunder with respect to any Individual Property more often than once per twelve (12) month period. Lender and any person designated by Lender shall use commercially reasonable efforts to minimize interference with or impact on Tenants and other occupants or visitors of the Property.

(c)               [Intentionally omitted].

(d)               [Intentionally omitted].

(e)               Subject to the rights of Tenants, Borrower shall promptly perform (or cause Tenants to perform) all necessary remedial work in response to the presence of any Hazardous Substances on any Individual Property in violation of any Environmental Laws, or any claims or requirements made by any Governmental Authority with jurisdiction regarding the environmental condition of such Individual Property; provided, however, that nothing herein shall preclude Borrower from the right to defend against or challenge using all lawful means, the imposition of any governmental directives or requirements or the imposition of any liability by any governmental entity or other Person. All such work shall be conducted by licensed and reputable contractors pursuant to written plans approved by the agency or authority in question (if applicable), under proper permits and licenses (if applicable) with such insurance coverage as is customarily maintained by prudent property owners in similar situations. If the cost of the work exceeds $1,000,000, then Lender shall have the right of prior approval over the environmental contractor and plans, which shall not be unreasonably withheld or delayed. All costs and expenses of the remedial work shall be promptly paid by Borrower. In the event Borrower fails to undertake the remedial work, or fails to complete the same within a reasonable time period after the same is undertaken, and if Lender is of the good faith opinion that Lender’s security in the applicable Individual Property is jeopardized thereby, then Lender shall have the right to undertake or complete the remedial work itself. In such event all reasonable out-of-pocket costs of Lender in doing so, including all reasonable out-of-pocket fees and expenses of environmental consultants, engineers, attorneys, accountants and other professional advisors, shall become a part of the Loan and shall be due and payable from Borrower upon demand. Such amount shall be secured by the Loan Documents, and failure to pay the same shall be an Event of Default under the Loan Documents. In the event any Hazardous Substances are removed from the Property, either by Borrower or Lender, the number assigned by the United States Environmental Protection Agency to such Hazardous Substances shall be solely in the name of Borrower, and Borrower shall have any and all liability for such removed Hazardous Substances.

5.1.20    Leasing Matters. Any Major Leases executed after the date hereof, as well as any amendments or modifications of existing Major Leases, shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed (provided that any renewal or extension of a Major Lease that is executed pursuant to the Tenant’s rights under such Major Lease or that results in the extension of the term of such Major Lease upon the same material terms set forth in the Major Lease prior to such renewal or extension shall not be subject to approval by Lender). Upon written request by Lender, Borrower shall furnish Lender with executed copies of all Major Leases not previously delivered to Lender. Borrower shall not be required to obtain Lender’s prior written approval for, nor provide Lender notice or copies of, any Leases (or any alterations, modifications, changes, extensions, terminations, expansions, renewals or supplements thereof) that are not Major Leases. All renewals of existing Leases and all proposed new Leases shall provide for rental rates (to the extent not already set forth in the Lease) comparable to existing local market rates for similar properties. All proposed Leases shall be on commercially reasonable terms. All new Leases executed after the date hereof shall provide that they are subordinate to any loan documents encumbering the Individual Property subject to such Lease(s); provided, however, such subordination may be contingent upon the execution of a subordination and non-disturbance agreement. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property (or any portion thereof) involved; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits or first month’s Rent in connection with a new Lease); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; provided, however that (notwithstanding anything to the contrary in the Loan Documents) Borrower shall not be required to obtain Lender’s prior written approval for, nor provide Lender notice or copies of, any Lease, or any alterations, modifications, changes, extensions, terminations, expansions, renewals or supplements of or to any Lease, in each case, that is not a Major Lease; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require, provided that same do not increase Borrower’s obligations or decrease Borrower’s rights under such Leases or the Loan Documents. Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender. Notwithstanding anything to the contrary contained herein, Borrower shall not be permitted to terminate or accept a surrender any Major Lease without the prior written consent of Lender. Lender agrees to enter into a subordination, non-disturbance agreement with tenants with respect to any Lease in a form substantially similar to the subordination, non-disturbance agreements entered into in connection with the closing of the Loan. Borrower shall deliver to Lender written notice of any Tenant event of default (after expiration of any notice and cure periods) under a Major Lease promptly following Borrower obtaining actual knowledge of the same.

Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required for any Major Lease (or any modification or other matter with respect to such Major Lease requiring Lender’s approval under this Section 5.1.20), such approval shall be deemed given if the first correspondence from Borrower to Lender requesting such approval contains a conspicuous legend at the top of the first page thereof stating that “THIS IS A REQUEST FOR APPROVAL OF A MAJOR LEASE. IF YOU FAIL TO APPROVE OR DISAPPROVE SUCH MAJOR LEASE IN WRITING WITHIN SEVEN (7) BUSINESS DAYS, BORROWER MAY DELIVER A DEEMED APPROVAL NOTICE”, and any customary information and documents in Borrower’s possession reasonably requested by Lender in writing prior to the expiration of such seven (7) Business Day period in order to adequately review the same has been delivered to Lender and, if Lender fails to approve or disapprove such Major Lease within the seven (7) Business Day period, a second notice is delivered to Lender from Borrower in an envelope marked “PRIORITY” requesting approval containing a conspicuous legend at the top of the first page thereof stating that “THIS IS A REQUEST FOR APPROVAL OF A MAJOR LEASE. IF YOU FAIL TO APPROVE OR DISAPPROVE SUCH MAJOR LEASE IN WRITING WITHIN THREE (3) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to approve or disapprove such Major Lease within the three (3) Business Day period.

5.1.21    Alterations.

Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed; provided, however, Lender’s consent shall not be required in connection with any alteration performed by or on behalf of any Tenant, subtenant or licensee that does not require the consent of Borrower (as landlord) under the applicable Lease. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, Borrower’s ability to perform its obligations under the Loan Documents or the value of any Individual Property, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to or in accordance with the terms of any Lease executed on or before the date hereof (or, after the date hereof, which are approved or deemed approved or which do not require Lender approval hereunder), (b) tenant improvement work performed pursuant to or in accordance with the terms and provisions of a Lease and not materially and adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements (unless the Tenant is obligated to maintain or repair any structural components of any Improvements pursuant to its Lease), (c) alterations performed in connection with the Restoration of any Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, (d) alterations required to comply with Legal Requirements or the terms of the Loan Documents or (e) alterations the aggregate cost of which is less than the Threshold Amount. Notwithstanding anything to the contrary set forth in this Section 5.1.21, Lender’s consent shall not be required in connection with the FCA Fire Protection Work. If the total unpaid amounts due and payable by Borrower with respect to alterations to the Improvements with respect to an Individual Property or any portion thereof (other than such amounts to be paid or reimbursed by Tenants under the Leases or paid with insurance or condemnation proceeds or reserves established pursuant to the Loan Documents) shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and that, at Lender’s option (if a Securitization has occurred), the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization or (D) a completion and performance bond or an irrevocable Letter of Credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or Letter of Credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender and that, at Lender’s option (if a Securitization has occurred), the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (or any portion thereof) by Borrower (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Lender shall return such security to Borrower when the remaining cost for the applicable alteration triggering the security is reduced below the Threshold.

5.1.22    Operation of Property.

(a)               Borrower shall cause each Individual Property to be operated, in all material respects, in accordance with the applicable Management Agreement (or Replacement Management Agreement) as applicable. If the applicable Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b)               Borrower shall: (i) promptly perform or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under each Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default (after the expiration of notice and cure periods) under each Management Agreement of which it has knowledge; (iii) upon request of Lender, promptly deliver to Lender a copy of each business plan and capital expenditures plan received by it under a Management Agreement (to the extent such information is not duplicative of materials provided by Borrower to Lender under other provisions of the Loan Documents); and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed or observed by the applicable Manager under the related Management Agreement, in a commercially reasonable manner.

5.1.23    Embargoed Person. Borrower has instituted procedures to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) to Borrower’s actual knowledge, none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) to Borrower’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) to Borrower’s actual knowledge, none of the funds of Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.24    Property Document Covenants. Borrower shall, at its sole cost and expense, (a) promptly and timely perform and observe (within all applicable notice and cure periods under the Property Documents) in all material respects all of the terms, covenants and conditions required to be performed and observed by Borrower under the Property Documents and shall do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under the Property Documents of which it is actually aware; (c) promptly deliver to Lender upon reasonable request a copy of any notice of default received by it under any Property Document; (d) enforce the performance and observance in all material respects of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (e) cause the applicable Property to be operated, in all material respects, in accordance with the Property Documents encumbering the Property; and (f) not, without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed), (i) surrender, terminate or cancel the Property Documents, (ii) modify, change, supplement, alter, amend, or waive any of the terms or conditions of the Property Documents in a manner that would reasonably be expected to have or does have a material adverse effect on the value, current use or operation of the Property, the business, operations or condition (financial or otherwise) of the Borrower or Guarantor, (iii) following the occurrence and during the continuance of an Event of Default, modify, change, supplement, alter, amend, or waive any of the terms or conditions of the Property Documents, (iv) enter into any new Property Document unless the same would be a Permitted Transfer that would otherwise not require Lender’s consent, or (v) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents. Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required in connection with a Property Document as set forth in this Section 5.1.24, such approval shall be deemed given if the first correspondence from Borrower to Lender requesting such approval contains a conspicuous legend at the top of the first page thereof stating that “THIS IS A REQUEST FOR APPROVAL OF A PROPERTY DOCUMENT. IF YOU FAIL TO APPROVE OR DISAPPROVE SUCH ANNUAL BUDGET IN WRITING WITHIN SEVEN (7) BUSINESS DAYS, BORROWER MAY DELIVER A DEEMED APPROVAL NOTICE”, and any customary information and documents in Borrower’s possession reasonably requested by Lender in writing prior to the expiration of such seven (7) Business Day period in order to adequately review the same has been delivered to Lender and, if Lender fails to approve or disapprove in writing within the seven (7) Business Day period, a second notice is delivered to Lender from Borrower in an envelope marked “PRIORITY” requesting approval containing a conspicuous legend at the top of the first page thereof stating that “THIS IS A REQUEST FOR APPROVAL OF PROPERTY DOCUMENT. IF YOU FAIL TO APPROVE OR DISAPPROVE SUCH PROPERTY DOCUMENT IN WRITING WITHIN THREE (3) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to approve or disapprove within the three (3) Business Day period.

5.1.25    PILOT Agreement. Borrower shall (i) pay all sums required to be paid by Borrower under the PILOT Agreement, (ii) diligently perform and observe all of the material terms, covenants and conditions of Borrower under the PILOT Agreement, (iii) promptly deliver to Lender a copy of any written notice to Borrower of any default by Borrower under the PILOT Agreement, (iv) promptly deliver to Lender a copy of any written notice from Borrower to any other party under the PILOT Agreement of any default by such party under the PILOT Agreement and (v) not, without Lender’s prior written consent, modify, amend, terminate, cancel or replace the pilot Agreement to the extent the same would have a material adverse effect on Borrower or the Property.

5.1.26    Grupo Antolin Construction.

(a)               If, at any time during the term of the Loan, Antolin Shelby requests commencement of the Grupo Antolin Construction pursuant to the terms of the Grupo Antolin Lease, Lender will permit commencement provided each of the following conditions precedent are satisfied:

(i)               no Event of Default shall have occurred and be continuing;

(ii)             the proposed Grupo Antolin Construction shall be (A) of a similar like, kind and quality as the other improvements located on the Grupo Antolin Property as of the Closing Date and (B) the plans and specifications shall be subject to Lender’s prior written approval, not to be unreasonably withheld, delayed or conditioned;

(iii)            Lender shall be reasonably satisfied that the Grupo Antolin Property, after giving effect to the completion of the Grupo Antolin Construction, will (and reasonable evidence thereof shall be provided to Lender) comply with (1) all zoning ordinances, including without limitation those related to parking, lot size and density, or a variance with respect thereto shall have been obtained (except to the extent that any portion of the Grupo Antolin Property or structure thereon as of the date hereof has prior legal non-conforming or similar status or is the subject matter of any variance, planned development or similar zoning classification or governmental approval, law, regulation or ordinance that permits non-compliance with any zoning ordinance or building code requirement), (2) all applicable building codes and regulations and (3) all other Legal Requirements, it being agreed that issuance of all necessary building permits shall constitute acceptable evidence to Lender of such compliance;

(iv)            the identity of the contractors, subcontractors and materialmen engaged in the Grupo Antolin Construction, as well as the proposed construction schedule of the Grupo Antolin Construction, shall be subject to prior review and approval by Lender, not to be unreasonably withheld, delayed or conditioned.

(v)              Borrower shall deliver to Lender a copy of each of the following: (A) (I) a completed architect’s agreement for the Grupo Antolin Construction and (II) a completed general contractor’s agreement for the Grupo Antolin Construction, each subject to Lender’s prior written approval, not to be unreasonably withheld, delayed or conditioned, (B) all building permits required to grade, excavate and construct the Grupo Antolin Construction and (C) a schedule of licenses and permits which are to be obtained in order to commence and complete the Grupo Antolin Construction (provided, however, if Antolin Shelby is obligated to perform the Grupo Antolin Construction pursuant to the Grupo Antolin Lease, (x) Lender’s approval of the completed architect’s agreement and completed general contractor’s agreement shall only be required to the extent Borrower, as landlord, has approval rights under the Grupo Antolin Lease and (y) Borrower’s obligation to deliver such documents to Lender pursuant to this clause (v) is limited to the extent Antolin Shelby has provided such documentation to Borrower or is obligated to provide such documentation to Borrower, as landlord, under the Grupo Antolin Lease);

(vi)             Borrower shall submit to Lender a construction budget reasonably acceptable to Lender in form, content, scope and level of detail, and Lender shall approve such construction budget prior to the initiation of the Grupo Antolin Construction (the “Approved Construction Budget”), which approval shall not be unreasonably withheld, delayed or conditioned;

(vii)            if Borrower is obligated to perform the Grupo Antolin Construction pursuant to the Grupo Antolin Lease, prior to the commencement of the Grupo Antolin Construction, Borrower shall deliver to Lender a Letter of Credit in an amount equal to one hundred ten percent (110%) of the Approved Construction Budget (the “Grupo Antolin Letter of Credit”);

(viii)          Borrower shall not incur any Indebtedness in connection with the Grupo Antolin Construction;

(ix)             Borrower shall pay Lender’s reasonable out-of-pocket costs and expenses incurred in connection with the Grupo Antolin Construction and the evaluation thereof, including, without limitation, reasonable attorneys, engineers and other construction professionals fees;

(x)              Borrower shall deliver (or cause to be delivered) to Lender evidence of builder’s risk, contractor, property and liability insurance, each in accordance with Section 6.1 hereof;

(xi)             Borrower shall deliver (or cause to be delivered) to Lender, if requested in writing by Lender after Securitization, an opinion of tax counsel stating that following the completion of the Grupo Antolin Construction the Loan will continue to be a “qualified mortgage” under applicable REMIC Trust regulations and any REMIC Trust that has acquired the Loan (A) will not fail to maintain its status as a REMIC Trust, (B) will not be subject to tax on any “prohibited transactions” or “prohibited contributions” and (C) will not constitute a “significant modification” under applicable REMIC Trust regulations; and

(xii)           if required by Lender, the Grupo Antolin Construction shall be approved by the applicable Rating Agencies, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such construction will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such construction for the Securities or any class thereof issued in connection with a Securitization which are then outstanding.

(b)               In the event the conditions set forth in Section 5.1.26(a) above have been satisfied, Borrower, or Antolin Shelby, as applicable, shall cause the completion of the Grupo Antolin Construction pursuant to the terms of the Grupo Antolin Lease and in accordance with the plans and specifications submitted to and approved by Lender. The Grupo Antolin Construction shall (i) be in compliance with all building codes, (ii) not result or give rise to a default under or the termination of the Grupo Antolin Lease and (iii) be free of any Liens (other than Permitted Encumbrances). Lender shall be entitled to make inspections of the Grupo Antolin Property during the duration of the Grupo Antolin Construction from time to time upon reasonable advance written notice to Borrower, and subject to the rights of Grupo Antolin. Borrower shall have paid, or shall have caused Antolin Shelby to have paid (as applicable), in connection with the Grupo Antolin Construction all recording charges, filing fees, taxes or other expenses payable in connection therewith. Anything contained herein to the contrary notwithstanding, following the Securitization of the Loan, if, in connection with the Borrower’s completion of the Grupo Antolin Construction, the loan to value ratio (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust, based solely on the value of the real property excluding personal property and going concern value, if any) is greater than one hundred twenty-five percent (125%), then Borrower shall be required to repay a portion of the principal balance of the Debt by an amount equal to the least of the following amounts: (i) the fair market value of such portion of the Grupo Antolin Property adversely affected by the Grupo Antolin Construction and (ii) an amount such that the loan to value ratio following the Grupo Antolin Construction is not greater than the loan to value ratio immediately prior to the commencement of the Grupo Antolin Construction unless Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the Grupo Antolin Construction.

(c)               Upon completion of the Grupo Antolin Construction, Borrower shall deliver to Lender each of the following:

(i)              an as-built survey of the Grupo Antolin Property showing the completed Grupo Antolin Construction;

(ii)             evidence satisfactory to Lender that the Grupo Antolin Property, after giving effect to the completion of the Grupo Antolin Construction, is insured in accordance with Section 6.1 hereof;

(iii)            certificates of occupancy for the improvements that were the subject of the Grupo Antolin Construction;

(iv)             an estoppel from Antolin Shelby indicating that no default exists under the Grupo Antolin Lease; and

(v)             such other evidence reasonably required by Lender of completion of the Grupo Antolin Construction in accordance with this Section 5.1.26.

(d)               Upon the earlier to occur of (i) the completion of the Grupo Antolin Construction and the satisfaction of the requirements set forth in clause (c) above and (ii) the Partial Release of the Grupo Antolin Property in accordance with Section 2.5.2 hereof, Lender will return the Grupo Antolin Letter of Credit (if any) to Borrower.

(e)               Anything contained herein to the contrary notwithstanding, if Borrower defaults under Section 44 of the Grupo Antolin Lease solely, and as a direct result, of Lender’s or a Rating Agency’s failure or refusal to provide its approval, to the extent such approval is required pursuant to this Section 5.1.26, such default under the Grupo Antolin Lease shall not, on its own, cause an Event of Default.

5.1.27    Violations. Within sixty (60) days following the Closing Date, Borrower shall (i) cure all of the Violations with the applicable Governmental Authority and (ii) deliver to Lender updates to the zoning reports obtained in connection with the closing of the Loan for each Individual Property identified on Schedule X attached hereto confirming that there are no outstanding violations of any Legal Requirements; provided, however, that if any Violation is not cured, or an updated zoning report is not delivered within such sixty (60) day period, and provided further that Borrower (i) shall have commenced and used diligent efforts to cure such Violation and obtain such updated zoning report within such sixty (60) day period and (ii) thereafter diligently and expeditiously proceeds to accomplish the same, such sixty (60) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Violation and deliver such updated zoning report, such additional period not to exceed an additional sixty (60) days; provided further, however, that, so long as Borrower has taken all commercially reasonable actions within its control to cure the Violations and deliver to Lender updated zoning reports (including, without limitation, completing work, paying amounts due or submitting applicable filings to a Governmental Authority), Borrower’s failure to do so within the timeframes set forth in this Section 5.1.27 shall not, on its own, result in an Event of Default.

5.1.28    Environmental Notice. Within fifteen (15) days following the Closing Date, Borrower shall communicate to the applicable Tenant a request, pursuant to such Tenant’s Lease, that the applicable Tenant take the actions at their respective Property as set forth on Schedule XII attached hereto (the “Environmental Repairs”); provided, however, in no event shall Borrower be required to undertake any such Environmental Repairs on its own, unless required by Legal Requirements, or to claim Tenant is in default under such Tenant’s Lease or commence any adversarial proceeding against Tenant related thereto. Borrower shall provide Lender with evidence reasonably satisfactory to Lender of the request and of any Environmental Repairs that have been completed or have been commenced and are being pursued, and provide Lender with any responsive documents provided by Tenant.

5.1.29    Required Repairs. Borrower shall perform, or cause to be performed, the repairs at the Property, as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule II, each as extended as a result of Force Majeure. Anything contained herein to the contrary notwithstanding, with respect to any Required Repairs that a Tenant is obligated to perform pursuant to its Lease, Borrower’s obligation under this Section 5.1.29 shall be limited to using commercially reasonable efforts to cause such Tenant to perform the applicable Required Repair, and the failure to make the Required Repairs shall not, on its own, result in an Event of Default.

Section 5.2                     Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower (as to itself and not as to all Borrowers, as the context may require) covenants and agrees with Lender that it shall not do, directly or indirectly, any of the following:

5.2.1        Operation of Property.

(a)               Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned): (i) surrender, terminate, cancel, amend or modify the Management Agreement; provided, that Borrower may, without Lender’s consent, terminate the Management Agreement and replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) increase or consent to the increase of the amount of any “Management Fee” (as defined in the applicable Management Agreement) with respect to any Individual Property so that such “Management Fee” would be in excess of the underwritten management fee for such Property set forth on Schedule V hereof, or (iii) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b)               Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action with respect to Manager under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s discretion.

5.2.2        Liens. Without Lender’s consent, Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or knowingly permit any such action to be taken, except for Permitted Encumbrances.

5.2.3        Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of each Individual Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, or (e) divide into two (2) or more limited liability companies or other legal entities pursuant to Section 18-217 of the Act or otherwise, in each case, without obtaining the prior written consent of Lender, not to be unreasonably withheld, delayed or conditioned.

5.2.4        Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of each Individual Property (and activities incidental thereto), or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business (and activities incidental thereto). Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof.

5.2.5        Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6        Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could reasonably be expected to result in such use becoming a nonconforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

5.2.7        No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from the applicable Individual Property, and (b) which constitutes real property with any portion of the applicable Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.2.8        Intentionally Omitted.

5.2.9        ERISA.

(a)               Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA, to the extent that no portion of the assets used by Lender in connection with the transaction contemplated under this Agreement and the other Loan Documents constitutes “plan assets” of one or more Plans within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

(b)               Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:

(i)                 Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)              Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii)            Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10    Transfers.

(a)               Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b)               Without the prior written consent of Lender, not to be unreasonably withheld, delayed or conditioned, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof (except in connection with any Condemnation) or any legal or beneficial interest therein or any interest of Borrower in the Loan or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20 hereof and (B) Permitted Transfers. For the avoidance of doubt, in no event shall the Transfers described in clauses (a), (b), (c), (d), (g), (h) or (j) of the definition of “Permitted Transfers” set forth in Section 1.1 hereof require consent by Lender or, except as otherwise expressly required hereunder, notice to Lender.

(c)               A Transfer shall include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents or any Property Documents; (iii) if a Restricted Party is a corporation, any merger, consolidation division into two (2) or more legal entities or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation, division into two (2) or more legal entities or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation, division into two (2) or more legal entities or the change, removal, resignation or addition of a managing member or nonmember manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of nonmanaging membership interests or the creation or issuance of new nonmanaging membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation, division into two (2) or more legal entities or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of the Manager (including an Affiliated Manager) other than in accordance with Section 5.1.22 hereof; or (viii) Borrower entering into or affirmatively consenting to any PACE Lien.

(d)               Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the direct or indirect ownership interests in a Restricted Party; provided, however, no such Transfer shall result in the change of Control in Borrower or Guarantor, and as a condition to each such Transfer that results in the transferee, if such transferee is a non-U.S. Person, owning ten percent (10%) or more of the direct or indirect ownership interests in a Borrower or, if such transferee is a U.S. Person, owning twenty percent (20%) or more of the direct or indirect ownership interests in a Borrower (which such transferee did not own 10% or more (if a non-U.S. Person) or 20% of more (if a U.S. Person) of the direct or indirect ownership interests in a Borrower prior to such Transfer), (i) Borrower shall provide to Lender, not less than ten (10) days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number (if applicable) or employee identification number (if applicable) of such transferee and controlling principals (if applicable), and such transferee’s and, if applicable, controlling principal’s home address or principal place of business, and home or business telephone number (if applicable) and (ii) Lender shall have received Satisfactory Search Results with respect to the proposed transferee and such controlling principals, if applicable; provided, further, however, the foregoing clause (i) and (ii) shall not be applicable in connection with any transfer (or pledging) of stock or membership interests in any publicly-held corporation or other publicly-held entity (in each case) which is listed on the New York Stock Exchange, the NASDAQ Global Select Market or another nationally-recognized stock exchange, or transfer or issuance of securities of the REIT provided that such securities are listed on the New York Stock Exchange, the NASDAQ Global Select Market or another nationally recognized stock exchange. If as a result of such Transfer, more than forty-nine percent (49%) of the direct or indirect ownership interests in Borrower or Guarantor are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) of the aggregate direct or indirect ownership interests in Borrower or Guarantor as of the Closing Date, and if such Persons are not already included in the pairings of the Insolvency Opinion most recently delivered in connection with the Loan, Borrower shall, no less than ten (10) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and (if a Securitization has occurred) the Rating Agencies (which Additional Insolvency Opinion may be on the same form as the Insolvency Opinion provided on the date hereof). Borrower shall pay any and all reasonable out-of-pocket costs and expenses incurred in connection with such Transfers (including Lender’s counsel fees and disbursements and any fees and expenses of the Rating Agencies). In addition, at all times (other than in connection with a Mezzanine Control Event), Guarantor (or a Qualified Equity Holder) must continue to Control Borrower, and own, directly or indirectly, at least a 51% legal and beneficial interest in Borrower.

(e)               Notwithstanding anything to the contrary contained in this Section 5.2.10, Lender shall not unreasonably withhold its consent to a sale, assignment, or other transfer of the Property (or such Property remaining after any releases of Individual Properties pursuant to Section 2.5.2 hereof) and the assumption of the Loan by the applicable Transferee provided that (i) Lender receives prior written notice of such transfer, (ii) no Event of Default has occurred and is continuing both at the time such notice is given and as of the closing date of such transaction, (iii) no such sale, assignment or other transfer of the Property shall occur on or prior to the Permitted Prepayment Date (or prior to the date that is ninety (90) days following the Permitted Prepayment Date, if Lender delivers a written notice to Borrower on or prior to the Permitted Prepayment Date stating that a Securitization is imminently pending), and (iv) the following conditions precedent are satisfied (or waived in writing by Lender or Servicer):

(i)              Borrower shall pay Lender a transfer fee equal to $200,000.00 for each such Transfer resulting in the assumption of the Loan;

(ii)             Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including Lender’s outside counsel reasonable fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);

(iii)            The proposed transferee (the “Transferee”) or Transferee’s Principals (directly or indirectly) must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to each Individual Property (or deliver evidence that they will engage a Qualified Manager to manage each Individual Property), which expertise shall be reasonably determined by Lender;

(iv)            Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender; with the understanding that if Transferee and Transferee’s Principals would otherwise satisfy the Qualified Replacement Guarantor or Qualified Equity Holder Thresholds, as the case may be, then this clause (iv) shall be deemed satisfied;

(v)              Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vi)            Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner reasonably satisfactory to Lender in all respects, including by entering into an assumption agreement in form and substance reasonably satisfactory to Lender;

(vii)           There shall be no material litigation or regulatory action pending or threatened in writing against Transferee, Transferee’s Principals or Related Entities which is not acceptable to Lender in its reasonable discretion and Lender shall have performed searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements and shall have received Satisfactory Search Results for any owner of Transferee which, if a non-U.S. Person, will own a 10% or greater equity interest (directly or indirectly) in Borrower or, if a U.S. Person, will own a 20% or greater equity interest (directly or indirectly) in Borrower, after giving effect to such transfer;

(viii)          Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not acceptable to Lender in its reasonable discretion;

(ix)             Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x)               If required by Lender (and if a Securitization has occurred), Transferee shall be approved by the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;

(xi)             Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender; with the understanding that a substitute guarantor that qualifies as a Qualified Replacement Guarantor will be acceptable to Lender.

(xii)            Borrower shall deliver, at its sole cost and expense, an endorsement (or equivalent) to each Title Insurance Policy insuring the Security Instruments, as modified by the assumption agreement, as valid first liens on each Individual Property and naming the Transferee as owner of each Individual Property, which endorsement shall insure that each Individual Property shall not be subject to any additional exceptions or liens other than those contained in the Title Policies issued on the date hereof and the Permitted Encumbrances;

(xiii)           Each Individual Property shall be managed by Qualified Manager pursuant to a Replacement Management Agreement; and

(xiv)           If requested by Lender, Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender.

(f)                Notwithstanding any provision in this Section 5.2.10 to the contrary, direct or indirect limited partnership, membership or other equity interests, as applicable, in a Restricted Party may be transferred without Lender’s consent and without application of the fee set forth in Section 5.2.10(e)(i): (i) among direct or indirect limited partners or members or other equity owners, as applicable, of a Restricted Party who are direct or indirect limited partners or members or other equity owners, as applicable, of a Restricted Party as of the date of this Agreement (each a “Current Owner”), and (ii) to immediate family members (which shall be limited to a spouse, parent, child and grandchild (each, an “Immediate Family Member”)), of any Current Owner or to trusts formed for the benefit of Immediate Family Members of such Current Owner for bona fide estate planning purposes (each, an “Additional Permitted Transfer”), provided each of the following conditions is satisfied: (A) no Event of Default has occurred and is continuing; (B) Lender has received Borrower’s notice of the Additional Permitted Transfer no less than 30 days prior to the commencement of such transfer, if required by clause (J) below; (C) no Guarantor shall be released from any guaranty or indemnity agreement by virtue of the Additional Permitted Transfer; (D) Borrower shall be responsible for the costs and expenses of documenting the Additional Permitted Transfer; (E) Borrower shall reimburse Lender for all actual costs and expenses incurred by Lender in connection with the Additional Permitted Transfer, whether or not consummated; (F) the Additional Permitted Transfer will not result in a change of Control of Borrower; (G) upon Lender’s request, Borrower shall furnish Lender copies of any documentation executed in connection with the Additional Permitted Transfer promptly after execution thereof; (H) the Additional Permitted Transfer shall not cause Borrower to violate any of the provisions of Section 4.1.30 hereof and, upon Lender’s request, Borrower shall deliver a written certification of such compliance to Lender; (I) intentionally omitted; (J) in connection with any Additional Permitted Transfer that results in the transferee, if such transferee is a non-U.S. Person, owning ten percent (10%) or more of the direct or indirect ownership interests in a Borrower or if such transferee is a U.S. Person, owning twenty percent (20%) or more of the direct or indirect ownership interests in a Borrower (which such transferee did not own 10% or more (in the case of a non-U.S. Person) or 20% or more (in the case of a U.S. Person) of the direct or indirect ownership interests in a Borrower prior to such Transfer), (i) Borrower shall provide to Lender, not less than thirty (30) days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s home address or principal place of business, and home or business telephone number, (ii) Lender shall have received Satisfactory Search Results with respect to the proposed transferee and such controlling principals and (iii) if such proposed transferee is not already included in the pairings of the Insolvency Opinion most recently delivered in connection with the Loan, Lender shall have received, upon Lender’s request, an Additional Insolvency Opinion reasonably acceptable to Lender and (K) any such Transfer shall not be prohibited pursuant to the terms of the Property Documents.

(g)               A Transfer (a “Qualified Equityholder Transfer”) of direct or indirect ownership interests in Borrower to a Qualified Equityholder resulting in a change in Control of Borrower may occur at any time and from time-to-time without Lender’s consent, so long as no Event of Default has occurred and is continuing and the following conditions are satisfied (or waived in writing by Lender or Servicer): (i) Following the consummation of such Qualified Equityholder Transfer, such Qualified Equityholder shall Control Borrower (and shall Control Qualified Replacement Guarantor, if the Qualified Equityholder is not also the Qualified Replacement Guarantor), and such Qualified Replacement Guarantor must own not less than fifty-one percent (51%) of Borrower; (ii) a Qualified Replacement Guarantor shall deliver to Lender a replacement guaranty and a replacement environmental indemnity agreement each in form and substance substantially identical to the Guaranty and Environmental Indemnity executed by Guarantor as of the closing of the Loan; (iii) such Qualified Replacement Guarantor shall have furnished to Lender all appropriate documentation evidencing such Person’s organization and good standing, and the qualification of the signers to execute the applicable documents on its behalf, which documentation shall include certified copies of all relevant documents relating to the organization and formation of such Qualified Replacement Guarantor and of the entities, if any, which are partners or members of the Qualified Replacement Guarantor; (iv) Lender must receive at least thirty (30) days prior written notice thereof, which notice may be withdrawn by Borrower in its sole discretion; provided, however, Borrower shall be responsible for any out-of-pocket costs and fees incurred by Lender in connection with such withdrawal; (v) Borrower shall furnish to Lender an Additional Insolvency Opinion and such other legal opinions reasonably required by Lender; (vi) Borrower shall furnish one or more Officer’s Certificates representing and warranting that, following such Qualified Equityholder Transfer, each Borrower continues to comply with the provisions of Section 4.1.30 hereof; (vii) Borrower shall pay to Lender, concurrently with the closing of such Qualified Equityholder Transfer all reasonable out-of-pocket costs and expenses, including reasonable out-of-pocket attorneys’ fees, incurred by Lender in connection therewith; and (viii) Borrower shall furnish Lender copies of any documentation executed in connection with the Qualified Equityholder Transfer promptly after execution thereof.

(h)               Intentionally Omitted.

(i)                 Without Lender’s prior written consent thereto, in its sole discretion, any Transfer or Permitted Transfer resulting in any direct or indirect ownership interests in Borrower or the Property being held in any Prohibited Entity/Ownership Structure is prohibited, even if the same would be otherwise allowed pursuant to this Section 5.2.10, the definition of a Permitted Transfer or any other provision of any Loan Document.

(j)                 Other than in connection with a Transfer pursuant to Section 5.2.10(e) hereof, Borrower’s obligation to reimburse Lender for any costs and expenses incurred by Lender in connection with a Permitted Transfer pursuant to this Section 5.2.10 shall not exceed $25,000.00.

(k)               Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent, to the extent such consent is required pursuant to this Agreement. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(l)                 Upon satisfaction of all the applicable conditions under Section 5.2.10(e) or Section 5.2.10(g) hereof, as applicable, and the consummation of the Transfer contemplated thereby, Lender shall release Guarantor and (unless Borrower continues to own the Property after such Transfer) Borrower from liability under the Loan Documents for acts, events, conditions, or circumstances first occurring or arising after the date of such Transfer.

ARTICLE VI. INSURANCE; CASUALTY; CONDEMNATION

Section 6.1                     Insurance.

(a)               Each Borrower shall obtain and maintain, or cause to be maintained, insurance for each Borrower and each Individual Property providing at least the following coverages:

(i)                 special form (sometimes referred to as “all risk”) insurance including without limitation loss caused by any type of windstorm, windstorm related perils, “named storms,” and hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement means actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; provided, however that in the case of insurance for the peril of named storm, which may be maintained at a sub-limit under the terms of this Agreement, such sublimit shall be acceptable to Lender and the Rating Agencies subject to the terms of Section 6.1(c) hereof as it relates to the requirements to furnish an appropriate PML report(s) and as applicable, regardless of whether the policy is a blanket or standalone insurance policy; (B) containing an agreed amount endorsement with respect to the Improvements waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of One Hundred Thousand and No/100 Dollars ($100,000); provided however with respect to windstorm/named storm, tornado, hail and earthquake coverages, providing for a deductible not to exceed 5% of the total insurable value of each Individual Property (collectively, the “Required Deductible”); provided further that, Lender agrees to allow Borrower to utilize a “All Risk Retention Amount” (as defined herein) in addition to the Required Deductible for all losses so long as (1) the All Risk Retention Amount is aggregated annually, (2) the All Risk Retention Amount remains prefunded at all times during the Loan at an actuarially determined loss pick amount reasonably acceptable to Lender and (3) Borrower shall have submitted evidence reasonably satisfactory to Lender and the Rating Agencies of such prefunded agreement at the request of Lender or the Rating Agencies and (D) if any of the Improvements or the use of the applicable Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost for loss to the undamaged portion of the Improvements, and ten percent (10%) each for demolition costs and increased costs of construction. “All Risk Retention Amount” shall be defined as the per occurrence and aggregate deductible calculated by the insurer(s) at the inception of each policy term, and as adjusted to reflect midterm changes in the SOV (schedule of values.), in amounts reasonably acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements or Personal Property is currently or at any time in the future located in an area identified by (A) the Federal Emergency Management Agency in the Federal Register as an area having special flood hazards and/or (B) the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards (“SFHA”) pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”) flood hazard insurance in an amount equal to (1) the maximum limit of coverage available for the Individual Property, under the Flood Insurance Acts plus (2) such greater amounts as Lender shall require with deductibles no greater than the maximum limit of coverage available under the Flood Insurance Acts, and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender (but in any event, in an amount not less than 150% of the “probable maximum loss”) of the Individual Property plus business income, in the event the applicable Individual Property is located in seismic zone 3 or 4 and the PML/SEL of the Property, as determined by an engineer reasonably satisfactory to Lender, is 20% or greater (based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)              business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsections 6.1(a) (i), (iii), (iv) and (x)herein; (C) in an amount equal to one hundred percent (100%) of the projected gross income from the operation of the applicable Individual Property (on an actual loss sustained basis) for a period of eighteen (18) months from the date of casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 365 days from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the applicable Individual Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.6.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender as additional reserves hereunder pursuant to Section 7.6 hereof and, in the event that the proceeds of such business income or rental loss insurance are paid in a lump sum in advance, in the absence of an Event of Default, Lender shall disburse a portion thereof (calculated based upon aggregate amount of such proceeds divided by the number of Payment Dates occurring during the time period reasonably determined by Lender to be required to restore the damage caused by the related casualty) on each Payment Date to the Clearing Account; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)            at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the applicable Individual Property property and liability coverage form does not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at such Individual Property which are not covered by or under the terms or provisions of the above mentioned commercial general liability and umbrella/excess liability insurance policies and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the applicable Individual Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)            comprehensive boiler and machinery insurance (also known as “equipment breakdown” insurance), in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsections (i) and (ii) above (if applicable);

(v)             commercial general liability insurance against claims for personal injury, bodily injury, death, contractual damage or property damage occurring upon, in or about the applicable Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence, per location with deductible acceptable to Lender (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); provided that Lender agrees to allow Borrower to utilize a “Commercial Liability Retention Amount” (as defined herein) in addition to the required deductible, so long as (1) the Commercial Liability Retention Amount is aggregated annually, (2) the Commercial Liability Retention Amount remains prefunded at all times during the Loan at an actuarially determined loss pick amount reasonably acceptable to Lender and (3) Borrower shall have submitted evidence reasonably satisfactory to Lender and the Rating Agencies of such prefunded agreement at the request of Lender or the Rating Agencies; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Security Instrument to the extent the same is available. “Commercial Liability Retention Amount” shall be defined as the per occurrence and aggregate deductible calculated by the insurer(s) at the inception of each policy term, and as adjusted to reflect midterm changes in the SOV (schedule of values.), in amounts reasonably acceptable to Lender;

(vi)             if applicable, commercial automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii)            if Borrower has any employees, worker’s compensation subject to the worker’s compensation laws of the applicable state and employee’s liability in amounts as shall be reasonably required by Lender;

(viii)          umbrella and excess liability insurance in a combined amount not less than $100,000,000.00 per occurrence, on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including without limitation supplemental coverage for employer liability, if applicable, and automobile liability, which umbrella liability coverage shall apply in excess of such supplemental coverages in clauses (vi) and (vii) above;

(ix)             intentionally omitted;

(x)              the insurance required under this Section 6.1(a)(i), (ii), (iii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism (as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015, or its subsequent extensions or reauthorizations, or replacement act), on terms (including amounts) consistent with those required under Sections 6.1(a)(i), (ii), (iii), (v) and (viii) above at all times during the term of the Loan; provided, however, Borrower shall not be required to spend on terrorism insurance coverage more than two (2) times the amount of the Insurance Premiums that are payable in respect of the property and rental loss and/or business income insurance required hereunder (without giving effect to the cost of terrorism, earthquake components and catastrophic premium surcharges of such property and rental loss and/or business income insurance) on the date of this Agreement, and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount; and

(xi)             upon sixty (60) days written notice, such other insurance, including without limitation sinkhole or land subsidence insurance, and in such amounts as Lender from time to time may request against such other insurable hazards which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which the Property is located.

(b)               All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to form and substance including without limitation insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies approved to do business in the State and having a rating of “A-:VIII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by S&P. Notwithstanding the foregoing, Borrower shall be permitted to maintain a portion of the coverage required hereunder with insurance companies which do not meet the foregoing requirements (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) if the Loan is part of a Secondary Market Transaction where S&P rates any of the issued securities or classes of certificates in connection with such Securitization, Borrower shall replace the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth hereinabove and/or (2) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, Borrower shall replace any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth hereinabove. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as mortgagee and loss payee. Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Borrower shall forward to Lender a copy of each written notice received by Borrower of any proposed or actual modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies pursuant to Section 6.1(e) hereof.

(c)               Any blanket insurance Policy shall be subject to Lender’s approval and shall provide the same protection as would a separate Policy insuring only the applicable Individual Property in compliance with the provisions of Section 6.1(a) hereof (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the Policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of the Property (the “Radius”), the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in Section 6.1(a)(x) for the Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis. Lender shall determine based on a review of the schedule of locations and values that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy. Any material changes to such blanket policies, or an aggregation of the insured values covered under such blanket policies, including but not limited to the reduction or erosion of windstorm / named storm and, if required, flood and earthquake limits, or the addition of locations that are subject to the perils of windstorm / named storm and, if required, flood and earthquake, shall be subject to Lender’s review and approval and confirmation from the applicable Rating Agencies that such material change to the blanket policy shall not result in a downgrade, withdrawal or qualification of the ratings then assigned to the Securities from each applicable Rating Agency (which shall be provided at such Rating Agency’s sole discretion). Upon request, Borrower shall provide to Lender such information as requested by Lender, which shall include a Probable Maximum Loss (PML) report(s) for named storm and earthquake in form and substance acceptable to Lender.

(d)               All Policies provided for or contemplated by Section 6.1(a) hereof, shall name Borrower as a named insured, and with respect to liability policies, except for the Policies referenced in Section 6.1(a)(vi) and (vii) of this Agreement, shall name Lender as the additional insured, as its interests may appear, and in the case of property policies, including without limitation terrorism, boiler and machinery/equipment breakdown, loss of rents/business income, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. All Policies shall include a waiver of subrogation in favor of Lender when permitted by law.

(e)               All Policies provided for in Section 6.1(a) shall contain clauses or endorsements to the effect that:

(i)              With respect to the Policies of property insurance, contain clauses or endorsements to the effect that no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)              the Policies shall not be canceled without at least thirty (30) days written notice to Lender, except at least ten (10) days written notice to Lender for non-payment of premiums;

(iii)            Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)                If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right to take such action as Lender deems reasonably necessary to protect its interest in the applicable Individual Property, including the obtaining of such insurance coverage as Lender in its reasonable discretion deems appropriate after five (5) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender reasonably deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(g)               In the event of any transfer of title to the Property in connection with a foreclosure, or similar action, of a Security Instrument, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in Lender, the purchaser at such foreclosure or other transferee in the event of such foreclosure or other transfer of title.

(h)               As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 6.1, Borrower will not be in default under this Section 6.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) confirmed that Lender received confirmation from the Rating Agencies that such Non-Conforming Policy shall not result in a downgrade, withdrawal or qualification of the ratings then assigned to the Securities from each applicable Rating Agency. Notwithstanding the foregoing, Lender hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.

Section 6.2                     Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender as soon as reasonably practicable after Borrower becomes aware of such Casualty and shall promptly commence or cause to be commenced and diligently prosecute the completion of the Restoration of the applicable Individual Property pursuant to Section 6.4 hereof as nearly as possible to the condition the applicable Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay or cause to be paid all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Availability Threshold and Borrower shall deliver to Lender all instruments reasonably required by Lender to permit such participation.

Section 6.3                     Condemnation. Borrower shall promptly give Lender notice of the commencement of any proceeding for the Condemnation of any Individual Property (or any portion thereof) as reasonably practicable after Borrower becomes aware of such Condemnation and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of any Individual Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the applicable Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4                     Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a)               If the Net Proceeds shall be less than $500,000, Lender shall permit such amount to be paid directly to Borrower and shall waive the requirement for Lender to be named as “loss payee” with respect to such payment. If the Net Proceeds shall be $500,000 or greater, but less than the Availability Threshold and the costs of completing the Restoration shall be less than the Availability Threshold, the Net Proceeds shall be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Sections 6.4(b)(i)(A), (C), (D), (E), (F), (G), (H), and (I) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)               If the Net Proceeds are equal to or greater than the Availability Threshold or the costs of completing the Restoration are equal to or greater than the Availability Threshold, and provided that such Restoration is permitted under applicable Legal Requirements, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 means: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (ix) (excluding in the case of such item (ix), any such insurance proceeds payable to third parties for liability or tort claims) and (x) as a result of such damage or destruction, after deduction of its reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)                 The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met (or waived in writing by Lender or Servicer):

(A)             no Event of Default shall have occurred and be continuing;

(B)              (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the applicable Individual Property is taken, and such land is located along the perimeter or periphery of the applicable Individual Property, and no portion of the Improvements is located on such land;

(C)              Borrower and/or Tenant, as applicable under the respective Lease, shall make all necessary repairs and restorations thereto (utilizing the Net Proceeds and any applicable Net Proceeds Deficiency), and (1) Leases demising in the aggregate a percentage amount equal to or greater than the Rentable Space Percentage of the total rentable space in the applicable Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation; provided, however, this clause shall not apply if any Leases were naturally expiring by their terms during the period of Restoration, (2) Lender is satisfied in its reasonable judgment that the net operating income for the Individual Property will be equal to or greater than that which exists prior to the Casualty or Condemnation, as applicable, prior to the expiration of the insurance coverage referred to in Section 6.1(a)(ii), or (3) the Debt Service Coverage Ratio is reasonably expected to be 1.75:1.00 or greater after the Restoration; provided, however, that Borrower shall have the right to satisfy the foregoing test in this Section 6.4(b)(i)(C) by prepaying, in accordance with the requirements of Section 2.3.1 hereof, a portion of the outstanding principal balance of the Loan in an amount sufficient to cause such Debt Service Coverage Ratio test to be satisfied. The term “Rentable Space Percentage” means (1) in the event the Net Proceeds are Insurance Proceeds, a percentage amount equal to eighty percent (80%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to eighty percent (80%);

(D)             Borrower shall commence the Restoration as soon as reasonably practicable but in no event later than one hundred twenty (120) days after such Casualty or Condemnation, whichever the case may be, occurs and shall diligently pursue the same to satisfactory completion (for the purposes of this clause the filing of an application for a building permit in accordance with all Legal Requirements shall be deemed to be commencement of the Restoration provided Borrower diligently pursues obtaining such permit and promptly commences the physical Restoration following the issuance of the building permit);

(E)              Lender shall be satisfied that any operating deficits, including all scheduled Monthly Debt Service Payment Amounts, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F)              Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Lease or Property Document related to the Individual Property which suffered the Casualty or Condemnation, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G)             the Restoration is permitted under all applicable Legal Requirements and the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements and Property Documents, subject to any existing non-conforming status that is not prohibited in relation to the Restoration;

(H)             the Restoration shall be done and completed by Borrower in compliance with all applicable Legal Requirements;

(I)                such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to the applicable Individual Property or the Improvements;

(J)                the applicable Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration;

(K)             Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval; and

(L)              the Net Proceeds together with any cash or cash equivalent (including any Letter of Credit) deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii)              The Net Proceeds shall be held by Lender in an Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Individual Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the applicable Title Insurance Policy.

(iii)            All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance, not to be unreasonably withheld, delayed or conditioned, in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant, not to be unreasonably withheld, delayed or conditioned. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including reasonable outside counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)             In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” means an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed until the Restoration is fifty percent (50%) complete and five percent (5%) thereafter. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender shall release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives evidence reasonably acceptable to Lender evidencing that the applicable Title Insurance Policy continues to insure the priority of the lien of the applicable Security Instrument over any mechanic’s or materialmen’s lien related to the Restoration. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)               Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)             If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii)          Provided no continuing Event of Default shall then exist, after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender in its reasonable discretion that all costs incurred in connection with the Restoration have been paid in full, the excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender shall be (1) if a Cash Sweep Period then exists, deposited in the Cash Management Account to be disbursed in accordance with this Agreement, and (2) if no Cash Sweep Period then exists, disbursed to Borrower.

(c)               All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.3.2 hereof, whether or not then due and payable in such order, priority and proportions as Lender in its reasonable discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its reasonable discretion.

(d)               In the event of foreclosure of the Security Instrument, or other transfer of title to the Property (or any portion thereof) in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(e)               Notwithstanding anything contained herein or in any other Loan Document, if Lender applies any Net Proceeds to the repayment of the Debt and such Net Proceeds are not sufficient to obtain the release of the Individual Property subject to the Casualty or Condemnation, Borrower may, in its sole discretion, repay a portion of the Loan in an amount equal to the difference between the applicable Adjusted Release Amount and the Net Proceeds applied to repay the Loan, and satisfy all of the other conditions for Partial Release contained in Section 2.5.2 of this Agreement, Lender shall release the lien of the Security Instrument from the applicable Individual Property, and no Yield Maintenance Premium or similar sum shall be due in connection therewith.

(f)                Notwithstanding anything to the contrary set forth in this Agreement, with respect to a Casualty or a Condemnation, for so long as the Loan or any portion thereof is included in a Securitization, if the loan to value ratio (such value to be determined by the Lender in its sole discretion based on a commercially reasonable valuation method using only the portion of the Property which constitutes acceptable real estate collateral under the Code for a REMIC Trust) immediately after such Condemnation or Casualty, as the case may be, and prior to any Restoration (but taking into account any planned Restoration of the Property as if such planned Restoration were completed) is more than one hundred and twenty-five percent (125%), the principal balance of the Loan must be paid down by “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time (and no Yield Maintenance Premium or any other prepayment premium or fee shall be due in connection therewith), in order to meet the foregoing loan to value ratio unless Borrower delivers to Lender an opinion of counsel, acceptable to Lender in its reasonable discretion, that if such amount is not paid, such Securitization will not fail to meet applicable federal income tax qualification requirements or subject such Securitization to tax; provided, however, that if the immediately preceding provisions are no longer applicable under legal requirements relating to a REMIC Trust, Borrower shall comply with all legal requirements relating to a Casualty or Condemnation then in effect.

ARTICLE VII. RESERVE FUNDS

Section 7.1                     Intentionally Omitted.

Section 7.2                     Tax and Insurance Escrow Fund.

(a)               Subject to the terms of Section 7.2(b) and (c) hereof, Borrower shall pay to Lender (A) on the Closing Date an initial deposit and (B) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (A) and (B) above hereinafter called the “Tax and Insurance Escrow Fund” and the account in which such sums are held shall hereinafter be referred to as the “Tax and Insurance Escrow Account”). Lender shall apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Security Instrument. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and, if Borrower is required to deposit sums in the Tax and Insurance Escrow Fund with respect to Insurance Premium, Insurance Premiums by the date set forth in clause (B) above, Lender shall notify Borrower in writing of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges or, if applicable, thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing, in the event of a completed Partial Release, upon Borrower’s written request, Lender shall recalculate the monthly deposit required pursuant to (B) above taking into account the Individual Properties securing the Loan following such completed Partial Release and the Taxes and Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months with respect to such Individual Properties.

(b)               Notwithstanding the foregoing or anything to the contrary in this Agreement, Lender shall waive the requirement set forth herein for Borrower to make deposits for the payment of Insurance Premiums for an Individual Property into the Tax and Insurance Escrow Fund so long as:

(i)                 Borrower maintains blanket policies of insurance in accordance with Section 6.1 hereof, unless Lender elects to require such deposits of Insurance Premiums following (1) the issuance by any insurer or its agent of any notice of cancellation, termination, or lapse of any insurance coverage required under Section 6.1 hereof, (2) any cancellation, termination, or lapse of any insurance coverage required under Section 6.1 hereof whether or not any notice is issued, (3) Lender having not received from Borrower evidence of insurance coverages as required by and in accordance with the terms of Section 6.1 hereof, or (4) the occurrence of any Event of Default; or

(ii)              all of the following conditions remain satisfied: (i) no Event of Default has occurred and is continuing, (ii) such Individual Property is leased to a single Tenant, (iii) the Tenant at such Individual Property is required pursuant to the applicable Lease to maintain, and is in fact maintaining, insurance for the Individual Property that complies with the requirements set forth in Section 6.1 hereof, (iv) Borrower provides to Lender satisfactory evidence on an ongoing basis that all Insurance Premiums with regard to the insurance required to be maintained pursuant to this Agreement have been paid for the relevant period with respect to such Individual Property no later than thirty (30) days prior to the expiration date of such insurance, (v) the Lease at such Individual Property is in full force and effect and there is no default thereunder and (vi) no Cash Sweep Period is in effect. If any condition in the preceding sentence has not been satisfied, Borrower shall be required to commence making monthly deposits with respect solely to the applicable Individual Property for Insurance Premiums in accordance with the first sentence of this Section 7.2.

(c)               Notwithstanding the foregoing or anything to the contrary in this Agreement, Lender shall waive the requirement set forth herein for Borrower to make deposits for the payment of Taxes and Other Charges for an Individual Property into the Tax and Insurance Escrow Fund so long as (i) no Event of Default has occurred and is continuing, (ii) such Individual Property is leased to a single Tenant, (iii) the Tenant at such Individual Property occupies one or more entire tax parcel(s) and is required pursuant to the applicable Lease to pay all Taxes and Other Charges due with respect to the Individual Property directly to the applicable taxing authorities and actually does pay such Taxes and Other Charges directly, (iv) Borrower provides to Lender satisfactory evidence on an ongoing basis of payment of Taxes and Other Charges with respect to such Individual Property prior to the date such Taxes and Other Charges become delinquent, (v) the Lease at such Individual Property is in full force and effect and there is no default thereunder and (vi) no Cash Sweep Period is in effect. If any condition in the preceding sentence has not been satisfied, Borrower shall be required to commence making monthly deposits with respect solely to the applicable Individual Property for Taxes and Other Charges in accordance with the first sentence of this Section 7.2.

Section 7.3                     Replacements and Replacement Reserve.

7.3.1        Replacement Reserve Fund. On each Payment Date during the continuance of a Cash Sweep Period, Borrower shall deposit with Lender (subject to Section 2.6.3 hereof) an amount equal to (a) $0.15 multiplied by the total number of rentable square feet of the Improvements located at the Property at the time of such Cash Sweep Period, (b) divided by twelve (12) (the “Replacement Reserve Monthly Deposit”), to be used by Borrower for replacements and repairs made to any Individual Property in accordance with this Agreement (collectively, the “Replacements”). In the event of a Partial Release, the Replacement Reserve Monthly Deposit shall be reduced by an amount equal to (i) $0.15 multiplied by the total number of square feet of the Improvements located at the Individual Property that is the subject of such Partial Release, (ii) divided by twelve. Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account.”

7.3.2        Disbursements from Replacement Reserve Account. Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse, or pay, Borrower for the costs of routine maintenance to the Property (which does not include Extraordinary Expenses), replacements of inventory or for costs which are to be reimbursed from Rollover Reserve Funds. Lender shall disburse Replacement Reserve Funds from the Replacement Reserve Account from time to time upon satisfaction by Borrower (or waiver in writing by Lender or Servicer) of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least twenty (20) days prior to the date on which Borrower requests such payment be made (other than in connection with any emergency Replacements, for which the minimum notice period shall be waived), (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received a Disbursement Certification and Schedule for the requested disbursement, and (d) with respect to any requested disbursement in excess of $100,000, (i) Lender shall have received: (A) copies of appropriate lien waivers or conditional lien waivers (conditioned only on payment) reasonably satisfactory to Lender with respect to any contractor, subcontractor and/or materialman whose proposed payment (or Borrower reimbursement, if applicable) is in excess of $100,000, and (B) if required by Lender (following delivery of Lender’s written request therefor), a title search for the applicable Individual Property indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender (other than Permitted Encumbrances), and (ii) Lender may require an inspection of the applicable Individual Property, at Borrower’s reasonable expense, by an appropriate independent qualified professional selected by Lender prior to making such disbursement in order to verify completion of the Replacements (or the completed portion thereof) for which reimbursement is sought. Lender shall not be required to make disbursements from the Replacement Reserve Account (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000.00 (or a lesser amount if the total amount in the Replacement Reserve Account is less than $25,000.00), in which case only one disbursement of the amount remaining in the account shall be made and such disbursement shall be made only upon satisfaction (or waiver in writing by Lender or Servicer) of each condition contained in this Section 7.3.2. At Borrower’s election, Borrower shall either (x) pay all invoices in connection with the Replacements work with respect to each request for disbursement prior to submitting such request for disbursement from the Replacement Reserve Account or, (y) request Lender to issues joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with the Replacements work.

7.3.3        Performance of Replacements. Borrower shall make, or shall cause to be made, Replacements when required in order to keep each Individual Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the applicable Individual Property is located, and to keep each Individual Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

7.3.4        Failure to Make Replacements.

(a)               Upon the occurrence and during the continuance of an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its discretion. Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b)               Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5        Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4                     Rollover Reserve.

7.4.1        Deposits to Rollover Reserve Fund. On each Payment Date during the continuance of a Cash Sweep Period, Borrower shall deposit with Lender (subject to Section 2.6.3 hereof) an amount equal to (a) $0.25 multiplied by the total number of rentable square feet of the Improvements located at the Property at the time of such Cash Sweep Period, (b) divided by twelve (12) (the “Rollover Reserve Monthly Deposit”), which amounts shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof in connection with Leases entered into in accordance with the terms hereof (the “TILC Obligations”). In the event of a Partial Release, the Rollover Reserve Monthly Deposit shall be reduced by an amount equal to (i) $0.25 multiplied by the total number of rentable square feet of the Improvements located at the Individual Property that is the subject of such Partial Release, (ii) divided by twelve. Amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account.” Upon the occurrence and during the continuance of a Cash Sweep Period, Borrower shall also pay to Lender, for deposit into the Rollover Reserve Account, all fees and other like payments (but not amounts that would be considered Rents) made to Borrower in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of any Lease.

7.4.2        Disbursements from Rollover Reserve Account.

(a)               Lender shall make disbursements from the Rollover Reserve Account to pay Borrower only for the costs of TILC Obligations. Subject to Section 7.4.2(b), Lender shall disburse Rollover Reserve Funds from the Rollover Reserve Account from time to time upon satisfaction by Borrower (or waiver in writing by Lender or Servicer) of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least twenty (20) days prior to the date on which Borrower requests such payment be made, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received a Disbursement Certification and Schedule for the requested disbursement, and (d) with respect to any requested disbursement in excess of $100,000, (i) Lender shall have received: (A) copies of appropriate lien waivers or conditional lien waivers (conditioned only on payment) reasonably satisfactory to Lender with respect to any contractor, subcontractor and/or materialman whose proposed payment (or Borrower reimbursement, if applicable) is in excess of $100,000, and (B) if reasonably required by Lender (following delivery of Lender’s written request therefor), a title search for the applicable Individual Property indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender (other than Permitted Encumbrances), and (ii) Lender may require an inspection of the applicable Individual Property, at Borrower’s reasonable expense, by an appropriate independent qualified professional selected by Lender prior to making such disbursement in order to verify completion of the TILC Obligations (or the completed portion thereof) for which reimbursement is sought. At Borrower’s election, Borrower shall either (x) pay all invoices in connection with the TILC Obligations with respect to each request for disbursement prior to submitting such request for disbursement from the Rollover Reserve Account or, (y) request Lender to issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with TILC Obligations. Lender shall not be required to make disbursements from the Rollover Reserve Account with respect to the Property (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000.00 (or a lesser amount if the total amount in the Rollover Reserve Account is less than $25,000.00 in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.4.2(a) or Section 7.4.2(b) below.

(b)               Anything contained in Section 7.4.2(a) above notwithstanding, with respect to TILC Obligations for which the applicable Tenant (rather than Borrower) is obligated to perform the work, at Borrower’s election, Borrower shall either (x) pay all invoices in connection with such TILC Obligations, or pay the amount of such TILC Obligations directly to the applicable tenant (in accordance with what the applicable Lease requires), prior to submitting a request for disbursement from the Rollover Reserve Account or, (y) request Lender to issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor, tenant or other party to whom payment is due in connection with TILC obligations. Lender shall disburse Rollover Reserve Funds from the Rollover Reserve Account with respect to TILC Obligations for which the applicable Tenant (rather than Borrower) is obligated to perform the work from time to time upon satisfaction by Borrower (or waiver by Lender or Servicer) of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least twenty (20) days prior to the date on which Borrower requests such payment be made and specifies the aggregate amount requested and the TILC Obligations (or the completed portion thereof) to be reimbursed and (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured.

Section 7.5                     Excess Cash Flow Reserve Fund.

7.5.1        Deposits to Excess Cash Flow Reserve Account. During a Cash Sweep Period, subject to Section 7.5.3 hereof, all Excess Cash Flow shall be deposited with and held by Lender as additional security for the Loan. Amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account.”

7.5.2        Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure, so long as no Event of Default or other uncured Cash Sweep Event then exists, all Excess Cash Flow Reserve Funds, Tax and Insurance Escrow Funds, Replacement Reserve Funds, Rollover Reserve Funds and other Reserve Funds that would have otherwise not been collected had a Cash Sweep Period not been in effect shall be disbursed to Borrower. Any Excess Cash Flow Reserve Funds (and all other Reserve Funds and all other funds in the Accounts) remaining after the Debt has been paid in full shall be paid to Borrower.

Section 7.6                     Reserve Funds, Generally.

(a)               Borrower grants to Lender a first-priority perfected security interest in the Reserve Funds and each of the Accounts in which the Reserve Funds are held as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b)               Subject to the terms of this Agreement, upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any or all of the Reserve Funds to the payment of the Debt in any order in its discretion.

(c)               The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d)               Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited in any Accounts holding such Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e)               Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims and demands and actual out-of-pocket liabilities, losses, damages (excluding consequential, punitive, special, exemplary and indirect damages), obligations and costs and expenses (including litigation costs and reasonable out-of-pocket attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Lender or Service. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)                The required monthly Reserve Fund deposits and the Monthly Debt Service Payment Amount shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g)               Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be promptly returned to Borrower.

Section 7.7                     Follett Replacement Work Reserve .

7.7.1        Deposits of Follett Replacement Work Funds. On the Closing Date, Borrower shall deposit with Lender an amount equal to $741,402.50 (the “Follet Replacement Work Funds”), which amount shall be held by Lender in an Eligible Account to cover the cost of that certain “Replacement Work” (as defined in the Follett Content Solutions Lease) in connection with the Follett Content Solutions Lease (the “Follett Replacement Work”). Amounts so deposited shall hereinafter be referred to as the “Follet Replacement Work Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Follett Replacement Work Reserve Account.” Borrower shall complete the Follet Replacement Work on or before December 31, 2024.

7.7.2        Disbursements of the Follett Replacement Work Funds. Lender shall disburse to Borrower the Follet Replacement Work Funds from the Follett Replacement Work Reserve Account from time to time upon satisfaction by Borrower (or waiver in writing by Lender or Servicer) of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least twenty (20) days prior to the date on which Borrower requests such payment be made, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all of the Follet Replacement Work (or the completed portion thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence or complete the Follet Replacement Work (or the completed portion thereof), (ii) identifying each Person that supplied materials or labor in connection with the Follet Replacement Work (or the completed portion thereof) to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement and (d) if the requested disbursement is for a sum in excess of $100,000, at Lender’s option (and following delivery of Lender’s written request therefor), Lender shall have received a title search for the Follett School Property indicating that the Follett School Property is free from all liens, claims and other encumbrances not previously approved by Lender (other than Permitted Encumbrances). Lender shall not be required to make disbursements from the Follett Replacement Work Reserve Account (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000.00 (or a lesser amount if the total amount in the Follett Replacement Work Reserve Account is less than $25,000.00 in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.7.2. At Borrower’s election, Borrower may either (x) pay all invoices in connection with the Follet Replacement Work with respect to each request for disbursement prior to submitting such request for disbursement from the Follett Replacement Work Reserve Account or, (y) request Lender to issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with the Follet Replacement Work.

Section 7.8                     Free Rent Reserve.

7.8.1        Deposits to Free Rent Reserve Fund. Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Free Rent Reserve Account”) on the Closing Date the sum of $553,119.00 to cover free rent or rent abatement for the tenants set forth on Schedule VIII attached hereto. Amounts so deposited shall hereinafter be referred to as the “Free Rent Reserve Fund”.

7.8.2        Disbursement of Free Rent Reserve Funds. Provided no Event of Default is then continuing, Lender shall disburse to Borrower the amounts on deposit in the Free Rent Reserve Account in accordance with Schedule VIII attached hereto, on each Payment Date for each month of free rent credit deposited based on the corresponding month to which such free rent applies.

Section 7.9                     Outstanding TI/LC Reserve.

7.9.1        Deposits to Outstanding TI/LC Reserve Account. Borrower shall pay to Lender on the Closing Date a deposit in the amount of $109,890.00 (“Outstanding TI/LC Deposit”), which amount shall be deposited with and held by Lender to cover outstanding TILC Obligations for the tenants described on Schedule IX attached hereto. Amounts so deposited shall hereinafter be referred to as the “Outstanding TI/LC Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Outstanding TI/LC Reserve Account”. During the term of the Loan, in connection with new leases or lease renewals, Borrower shall have the option to deposit additional amounts into the Outstanding TI/LC Reserve Fund and deliver an updated Schedule IX to Lender in connection with such additional deposit.

7.9.2        Disbursements of Outstanding TI/LC Reserve Funds.

(a)               Lender shall make disbursements from the Outstanding TI/LC Reserve Account to pay Borrower only for the costs of outstanding TILC Obligations. Subject to Section 7.9.2(b) hereof, Lender shall disburse Outstanding TI/LC Reserve Funds from the Outstanding TI/LC Reserve Account from time to time upon satisfaction by Borrower (or waiver in writing by Lender or Servicer) of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least twenty (20) days prior to the date on which Borrower requests such payment be made and specifies the outstanding TILC Obligations (or the completed portion thereof) to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all TILC Obligations (or the completed portion thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence or complete such TILC Obligations (or the completed portion thereof), (ii) identifying each Person that supplied materials or labor in connection with the TILC Obligations (or the completed portion thereof) to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (d) if the requested disbursement is for a sum in excess of $100,000 for any applicable Individual Property, at Lender’s option (and following delivery of Lender’s written request therefor), Lender shall have received a title search for the applicable Individual Property indicating that the applicable Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender (other than the Permitted Encumbrances), and (e) if the requested disbursement is for a sum in excess of $250,000 for any applicable Individual Property Lender may require an inspection of the applicable Individual Property, at Borrower’s reasonable expense, by an appropriate independent qualified professional selected by Lender prior to making such disbursement in order to verify completion of the outstanding TILC Obligations for which reimbursement is sought. At Borrower’s election, Borrower shall either (x) pay all invoices in connection with the outstanding TILC Obligation with respect to each request for disbursement prior to submitting such request for disbursement from the Outstanding TI/LC Reserve Account or, (y) request Lender to issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with outstanding TILC Obligations. Lender shall not be required to make disbursements from the Outstanding TI/LC Reserve Account with respect to the Property (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000.00 (or a lesser amount if the total amount in the Outstanding TI/LC Reserve Account is less than $25,000.00 in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.9.2(a) or Section 7.9.2(b) below.

(b)               Anything contained in Section 7.9.2(a) above notwithstanding, with respect to outstanding TILC Obligations for which the applicable Tenant (rather than Borrower) is obligated to perform the work, at Borrower’s election, Borrower shall either (x) pay all invoices in connection with such outstanding TILC Obligations, or pay the amount of such outstanding TILC Obligations directly to the applicable tenant (in accordance with what the applicable Lease requires), prior to submitting a request for disbursement from the Outstanding TI/LC Reserve Account or, (y) request Lender to issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor, tenant or other party to whom payment is due in connection with outstanding TILC obligations. Lender shall disburse Outstanding TI/LC Reserve Funds from the Outstanding TI/LC Reserve Account with respect to outstanding TILC Obligations for which the applicable Tenant (rather than Borrower) is obligated to perform the work from time to time upon satisfaction by Borrower (or waiver by Lender or Servicer) of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least twenty (20) days prior to the date on which Borrower requests such payment be made and specifies the aggregate amount requested and the outstanding TILC Obligations (or the completed portion thereof) to be reimbursed and (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured.

Section 7.10                 Cott Beverage Concrete Work Reserve .

7.10.1    Deposits of Cott Beverage Concrete Work Funds. On the Closing Date, Borrower shall deposit with Lender an amount equal to $230,000.00 (the “Cott Beverage Concrete Work Funds”), which amount shall be held by Lender in an Eligible Account to cover the cost of certain concrete repairs and replacement required in connection with the Cott Beverage, Inc. Lease (the “Cott Beverage Concrete Work”). Amounts so deposited shall hereinafter be referred to as the “Cott Beverage Concrete Work Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Cott Beverage Concrete Reserve Account”. Borrower shall complete the Cott Beverage Concrete Work on or before December 31, 2024.

7.10.2    Disbursement of the Cott Beverage Concrete Work Funds. Lender shall disburse to Borrower the Cott Beverage Concrete Work Funds from the Cott Beverage Concrete Reserve Account from time to time upon satisfaction by Borrower (or waiver in writing by Lender or Servicer) of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least twenty (20) days prior to the date on which Borrower requests such payment be made, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all of the Cott Beverage Concrete Work (or the completed portion thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence or complete the Cott Beverage Concrete Work (or the completed portion thereof), (ii) identifying each Person that supplied materials or labor in connection with the Cott Beverage Concrete Work (or the completed portion thereof) to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement and (d) if the requested disbursement is for a sum in excess of $100,000, at Lender’s option (and following delivery of Lender’s written request therefor), Lender shall have received a title search for the Cott Beverage Property indicating that the Cott Beverage Property is free from all liens, claims and other encumbrances not previously approved by Lender (other than Permitted Encumbrances). Lender shall not be required to make disbursements from the Cott Beverage Concrete Reserve Account (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000.00 (or a lesser amount if the total amount in the Cott Beverage Concrete Reserve Account is less than $25,000.00 in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.10.2. At Borrower’s election, Borrower may either (x) pay all invoices in connection with the Cott Beverage Concrete Work with respect to each request for disbursement prior to submitting such request for disbursement from the Cott Beverage Concrete Reserve Account or, (y) request Lender to issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with the Cott Beverage Concrete Work.

Section 7.11                 Letters of Credit.

(a)               Other than in connection with any Letter of Credit delivered in connection with the closing of the Loan, to the extent Borrower is expressly permitted to deliver a Letter of Credit to Lender pursuant to the terms of any Loan Document, Borrower shall give Lender no less than five (5) days’ written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out of pocket costs and expenses (including reasonable attorneys’ fees and disbursements) in connection therewith. No party other than Lender shall be entitled to draw on any such Letter of Credit.

(b)               Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine in its sole discretion. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Lender shall have the additional rights to draw in full any Letter of Credit: (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided to Lender at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided to Lender by no later than thirty (30) days prior to such termination); (iv) if the issuing bank shall cease to be an Eligible Institution and a substitute Letter of Credit from an Eligible Institution is not delivered to Lender within fifteen (15) days after notice is delivered to Borrower that the issuing bank is no longer an Eligible Institution; and/or (v) if the issuing bank shall fail to issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the specific purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw upon any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the issuing bank if Lender has not drawn upon the Letter of Credit.

(c)               In the event Borrower delivers to Lender a Letter of Credit pursuant to the provisions of this Section 7.11 after the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion or a “no effect letter” with respect to the Insolvency Opinion delivered to Lender on the Closing Date, the applicant under such Letter of Credit shall be a direct or indirect parent of the Borrower and the right to draw any funds on such Letter of Credit shall be a direct or indirect capital contribution to the Borrower by such parent and shall be accompanied by the execution and delivery of a contribution agreement in form reasonably acceptable to Lender. Anything contained herein to the contrary notwithstanding, delivery by Borrower of a Debt Yield Cure – Letter of Credit shall be irrevocably effective as a Cash Sweep Event Cure related to a Debt Yield Trigger Event immediately upon receipt by Lender of such Debt Yield Cure – Letter of Credit, regardless of whether the Additional Insolvency Opinion or a “no effect letter” has been delivered as of such date.

(d)               The applicant under each Letter of Credit shall be required, until such time the Debt has been paid in full, to waive, release and abrogate any and all rights it may have under any agreement, at law or in equity (including, without limitation, any law subrogating the applicant to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for payment of the amounts which the Letter of Credit is intended to cover for any draw made on any such Letter of Credit or otherwise.

ARTICLE VIII.

DEFAULTS

Section 8.1                     Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)              if (A) any Monthly Debt Service Payment Amount is not paid when due by Borrower under the Loan Documents, (B) the payment due on the Maturity Date is not paid when due by Borrower under the Loan Documents, (C) any deposit to any of the Accounts required hereunder or under the other Loan Documents is not paid when due by Borrower, or (D) any other portion of the Debt is not paid when due by Borrower under the Loan Documents; provided, however, that (1) with respect to clauses (A) and (C) only, one (1) time each calendar year Borrower shall have a five (5) day grace period before a failure to pay a Monthly Debt Service Payment Amount or a deposit into any of the Accounts required under the Loan Documents shall constitute an Event of Default, but only so long as the failure to make such payment was not in Borrower’s reasonable control and provided that Lender shall not be required to deliver notice to Borrower of any such delinquent payments, and (2) with respect to clause (D) only, such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(ii)              if any of the Taxes or Other Charges are not paid prior to the date when the same become delinquent; provided, however, so long as Borrower is in compliance with the terms of Section 7.2 hereof (including having on deposit in the Tax and Insurance Escrow Fund sums sufficient to pay such Taxes or Other Charges and allocated by Lender to pay such Taxes or Other Charges when the same become due and payable) and no other Event of Default has occurred and is continuing, Lender’s failure to pay such Taxes or Other Charges from the Tax and Insurance Escrow Fund when the same are due and payable shall not constitute an Event of Default;

(iii)            if the Policies are not kept in full force and effect, or if evidence of the Policies is not delivered to Lender upon request; provided, however, so long as Borrower is in compliance with the terms of Section 7.2 hereof (including having on deposit in the Tax and Insurance Escrow Fund sums sufficient to pay the Insurance Premiums and allocated for the payment of such Insurance Premiums when the same become due and payable) and Lender’s access to such sums is not restricted or constrained in any manner as a result of any act of omission of Borrower or any Affiliate of Borrower, and no other Event of Default has occurred and is continuing, a failure to keep the Policies in full force and effect shall not constitute an Event of Default if Lender’s failure to pay the Insurance Premiums when the same are due and payable is the sole reason the Policies are not in full force and effect;

(iv)             if Borrower Transfers or otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of this Agreement (it being agreed that Transfers (including encumbering any portion of the Property) which are Permitted Transfers shall not constitute an Event of Default if made in accordance with the terms and conditions of this Agreement);

(v)             if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such representation or warranty which was false or misleading in any material respect is, by its nature, curable, and such representation or warranty was not, to Borrower’s knowledge, false or misleading in any material respect when made, then the same shall not constitute an Event of Default unless Borrower has not cured the same within ten (10) Business Days after receipt by Borrower of notice from Lender in writing of such breach;

(vi)             if Borrower or Guarantor, or any other guarantor or indemnitor under any guarantee issued in connection with the Loan, shall make an assignment for the benefit of creditors;

(vii)           if a receiver, liquidator or trustee shall be appointed for Borrower, Guarantor or any other guarantor or indemnitor under any guarantee or indemnity, respectively issued in connection with the Loan or if Borrower, Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Guarantor or such other guarantor or indemnitor, or if any proceeding for the division, dissolution or liquidation of Borrower, Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within one hundred twenty (120) days; provided further, however, that with respect to Guarantor it shall not be an Event of Default under this Section 8.1(a)(vii) if, within thirty (30) days of the occurrence of such Default, a Qualified Replacement Guarantor shall, subject to the conditions of Section 5.2.10(g) hereof, have assumed all of the liabilities and obligations of Guarantor under the Loan Documents executed by Guarantor or executed a replacement guaranty substantially similar to the Guaranty and a replacement environmental indemnity substantially similar to the Environmental Indemnity;

(viii)        subject to the provisions of Section 5.2.10 hereof, if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)             if Borrower (A) breaches any covenant contained in Section 4.1.30 (provided, however, that if such breach pursuant to this subsection (A) (1) is inadvertent, immaterial and non-recurring and (2) is susceptible of cure, such breach shall not be an Event of Default hereunder if within thirty (30) days of notice from Lender to Borrower, Borrower (x) cures such breach and (y) provides Lender with written evidence acceptable to Lender of such cure and, if requested by Lender, an Additional Insolvency Opinion) or (B) breaches any negative covenants contained in Sections 5.2.2, 5.2.3, 5.2.4, 5.2.9 or 5.2.10 hereof;

(x)              subject to Borrower’s right to contest as provided in Section 3.6 of the applicable Security Instrument, if the Property becomes subject to any mechanic’s or materialman’s Lien, and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days after Borrower receives written notice or obtains actual knowledge of the same;

(xi)             if any of the assumptions related to the Borrower being a Special Purpose Entity contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect, provided, however, the foregoing shall not be deemed an Event of Default hereunder if Borrower exercises commercially reasonable efforts to cure the same within twenty (20) Business Days of the earlier of (1) notice thereof from Lender or (2) the date Borrower becomes aware thereof;

(xii)           if Borrower fails to exercise commercially reasonable efforts to deliver any document or to take any other reasonable action Borrower is obligated to take hereunder with respect to any Securitization for a period of five (5) Business Days after such notice by Lender, it being understood that Borrower shall not be obligated to deliver any document or take any action that would increase its obligations or decrease its rights under the Loan Documents, other than to a de minimis extent;

(xiii)           if Borrower shall fail to comply with Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for five (5) Business Days after written notice to Borrower from Lender;

(xiv)           if there shall be a default under any Security Instrument or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xv)           subject to Borrower’s right to contest pursuant to this Agreement, if any federal tax lien or state or local income tax lien is filed against Borrower, Guarantor or the Property and same is not discharged of record within thirty (30) days after same is filed;

(xvi)          [intentionally omitted];

(xvii)         [intentionally omitted];

(xviii)        (A) if Guarantor fails at any time to comply with any of the representations, warranties or covenants set forth in the Guaranty or Environmental Indemnity, or (B) if Guarantor fails at any time to maintain the Net Worth Threshold or the Liquid Assets Threshold and does not, within thirty (30) days after notice from Lender of such failure, provide evidence reasonably satisfactory to Lender that such deficiency has been cured; or

(xix)           if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xviii) above, for ten (10) days after written notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such nonmonetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days.

(b)               Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2                     Remedies.

(a)               Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, subject to applicable law, (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instruments have been foreclosed, sold or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)               With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties, or any part thereof, in its discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its discretion including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(c)               If an Event of Default exists, Lender shall have the right to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender; provided, subject to the provisions of Section 9.1, that Borrower shall not be required to execute and deliver Severed Loan Documents which increase Borrower’s obligations and/or liabilities under the Loan Documents or decrease Borrower’s rights under the Loan Documents or Severed Loan Documents, other than to a de minimum extent. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead, after the occurrence and during the continuance of an Event of Default, to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date and no Severed Loan Documents shall increase in any manner Borrower’s obligations, decrease Borrower’s rights or modify in a manner adverse to Borrower any financial obligations of Borrower.

(d)               As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3                     Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX.

SPECIAL PROVISIONS

Section 9.1                     Securitization.

9.1.1        Sale of Notes and Securitization.

(a)               Lender shall have the right (i) to sell or otherwise transfer the Loan (or any portion thereof and/or interest therein), (ii) to sell participation interests in the Loan (or any portion thereof and/or interest therein) or (iii) to securitize the Loan (or any portion thereof and/or interest therein) in a single asset securitization or a pooled asset securitization. The transactions referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b)               If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Securitizations, including, without limitation, to:

(i)                 provide (A) updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor, and Manager, (B) updated budgets relating to the Property, and (C) updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies (provided, however, to the extent such updated information relates to a Tenant, Borrower’s obligation shall be limited to enforcing Borrower’s rights under the applicable Leases and using commercially reasonable efforts to obtain such information in connection therewith);

(ii)              provide new and/or updated opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to substantive non-consolidation, fraudulent conveyance, matters of Delaware and federal bankruptcy law relating to limited liability companies, true sale, true lease and any other opinion customary in Securitizations or required by the Rating Agencies with respect to the Property, applicable Property Documents, Borrower and Borrower’s Affiliates, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and satisfactory to the Rating Agencies;

(iii)            provide updated, as of the closing date of the Securitization, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)             execute such amendments to the Loan Documents, the Property Documents and Borrower’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect any Securitization, including, without limitation, (A) to amend and/or supplement the Independent Director provisions provided herein and therein, in each case, in accordance with the applicable requirements of the Rating Agencies, (B) bifurcating the Loan into two or more components and/or additional separate notes and/or creating additional senior/subordinate note structure(s) (any of the foregoing, a “Loan Bifurcation”; the Mezzanine Option is separate from a Loan Bifurcation) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that Borrower shall not be required to so modify or amend any Loan Document if such modification or amendment would change the interest rate, the stated maturity (except as provided in subclause (C) above) or the amortization of principal set forth herein, except in connection with a Loan Bifurcation which may result in varying fixed interest rates, principal balances and amortization schedules on the components/notes, but which components shall have the same weighted average interest rate as the original Note prior to the Loan Bifurcation as well as the same aggregate principal balance and weighted amortization schedule except following an Event of Default or following any prepayment (whether resulting from the application of Net Proceeds after a Casualty or Condemnation or otherwise) of any portion of the principal amount of the Loan; provided, further, however, that Borrower shall not be required to so modify or amend any Loan Document or Borrower organizational documents if any such changes shall increase Borrower’s or Guarantor’s or their Affiliates’ obligations or decrease Borrower’s or Guarantor’s or their Affiliates’ rights under the Loan Documents or organizational documents (in each case, other than to a de minimis extent).

(c)               Upon request, Borrower shall furnish to Lender from time to time such financial data and financial statements as Lender determines to be necessary, advisable or appropriate for complying with any applicable legal requirements (including those applicable to Lender or any Servicer (including, without limitation and to the extent applicable, Regulation AB)) within the timeframes necessary, advisable or appropriate in order to comply with such legal requirements. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained herein, if the Loan is included in a Securitization that is subject to the disclosure requirements of Regulation AB, Lender shall provide Borrower prompt written notification thereof and thereafter Borrower shall furnish, or cause to be furnished, via email or regular mail deposited with the US Postal Service, to Lender: (i) on or before the day that is forty-five (45) calendar days after the end of the first, second and third calendar quarters, the estimated Net Operating Income for the Property for the most recent calendar quarter; and (ii) on or before the day that is seventy-five (75) calendar days after the end of each Fiscal Year, the estimated Net Operating Income for the Property for the most recent Fiscal Year.

(d)               Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, following the Closing Date (i) all costs and expenses incurred by Lender, its successors, assigns or Affiliates in connection with this Section 9.1 and Sections 5.1.18, 9.2(c), 9.7 and 10.29, including in connection with any Securitization and any exercise of a Mezzanine Option (collectively, the “Securitization/Loan Component Provisions”) shall be paid by Lender, its successors, assigns or Affiliates, and (ii) all reasonable third-party costs and expenses (including legal fees and expenses) and any taxes (such as transfer taxes or controlling interest taxes resulting from the creation of additional ownership entities within the organizational structure of Borrower pursuant to the terms of Section 9.7 hereof) incurred by Borrower or Guarantor in connection with Borrower’s or Guarantor’s compliance with their obligations, or requests made by Lender, under the Securitization/Loan Component Provisions shall be paid by Lender; provided, however, Borrower shall be responsible for Borrower’s and Guarantor’s legal fees and expenses incurred in connection with such compliance up to the amount of $20,000 (in the aggregate between the Closing Date and Maturity Date), and Lender shall reimburse Borrower for any legal fees and expenses in excess of that amount. Nothing in the preceding sentence, however, shall limit Borrower’s obligations to pay any costs and expenses (or be deemed to require Lender to pay or reimburse Borrower for any costs and expenses) which are otherwise the responsibility of Borrower pursuant to the terms of the Loan Documents (other than the Securitization/Loan Component Provisions). Anything contained herein to the contrary notwithstanding, the $20,000 cap described above shall not be applicable to, and Borrower shall be obligated to pay (1) all costs and expenses of Lender and its successors, assigns or Affiliates described in clause (i) above, solely to the extent the same were incurred prior to the Closing Date and are set forth on the closing/settlement statement (approved by Borrower and Lender on or prior to the Closing Date) as a Borrower obligation, and (2) any costs and expenses of Borrower or Guarantor under clause (ii) above to the extent incurred prior to the Closing Date.

Section 9.2                     Disclosure.

(a)               Borrower (on its own behalf and on behalf of each other Borrower Party) understands that information provided to Lender by Borrower, any other Borrower Party and/or their respective agents, counsel and representatives may be (i) included in (A) the Disclosure Documents and (B) filings under the Securities Act and/or the Exchange Act and (ii) made available to Investors, the Rating Agencies and service providers, in each case, in connection with any Securitization.

(b)               Subject to Section 9.3 hereof, Borrower shall indemnify Lender and its officers, directors, partners, employees, representatives, agents and affiliates against any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender and/or its officers, directors, partners, employees, representatives, agents and/or affiliates may become subject in connection with (x) any Disclosure Document and/or any Covered Rating Agency Information, in each case, insofar as such Liabilities arise out of or are based upon any untrue statement of any material fact in the Provided Information and/or arise out of or are based upon the omission to state a material fact in the Provided Information required to be stated therein or necessary in order to make the statements in the applicable Disclosure Document and/or Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading (provided that such indemnification obligation does not specifically relate to a comment made with respect to any applicable Disclosure Document and/or Covered Rating Agency Information which Lender failed to accept in substance) and (y) after a Securitization, any indemnity obligations incurred by Lender or Servicer in connection with any required confirmation from the applicable Rating Agencies.

(c)               Borrower and Guarantor agree to provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Property, Manager, Guarantor and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender. (“Lender Affiliate”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of their respective directors, each of their respective officers who have signed the Registration Statement and each Person that controls the Lender Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender Affiliate, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender Affiliate or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading (provided that such indemnification obligation does not specifically relate to a comment made with respect to any applicable Disclosure Document and/or Covered Rating Agency Information which Lender failed to accept in substance) and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities. The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided. The aforesaid indemnity will be in addition to (but not in duplication of) any liability which Borrower may otherwise have.

(d)               In connection with filings under Exchange Act and/or the Securities Act, Borrower, and Guarantor agree to (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading (provided that such indemnification obligation does not specifically relate to a comment made with respect to any applicable Disclosure Document and/or Covered Rating Agency Information which Lender failed to accept in substance) and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(e)               Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof (but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party). In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party.

(f)                The liabilities and obligations of Borrower, Guarantor and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt. Failure by Borrower and/or any Borrower Party to comply with the provisions of Section 9.1 and/or Section 9.2 within the timeframes specified therein and/or as otherwise required by Lender shall, at Lender’s option, constitute a breach of the terms thereof and/or an Event of Default. Borrower (on its own behalf and on behalf of each Borrower Party) hereby expressly authorizes and appoints Lender its attorney-in-fact to take any actions required of any Borrower Party under Sections 9.1, 9.2 and/or 9.7 in the event any Borrower Party fails to do the same, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Notwithstanding anything to the contrary contained herein, (i) except as may otherwise expressly provided to the contrary in this Article 9, each Borrower Party shall bear its own cost of compliance with this Article (including, without limitation, the costs of any ongoing financial reporting or similar provisions contained herein) and (ii) to the extent that the timeframes for compliance with such ongoing financial reporting and similar provisions are shorter than the timeframes allowed for comparable reporting obligations under Section 5.1.11 hereof (if any), the timeframes under this Article 9 shall control.

Section 9.3                     Exculpation.

(a)               Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any officer, director, shareholder, partner, member, principal, employee of Borrower or any direct or indirect owner of Borrower (provided that the foregoing shall not limit in any manner, the liability of any Guarantor), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property (or any portion thereof), the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section 9.3 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any guaranty, indemnity or similar agreement or undertaking made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of any assignment of leases contained in the Security Instrument and any other Loan Documents; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument (if required by applicable law and provided such deficiency judgment is not enforced personally against Borrower or any officer, director, shareholder, partner, member, principal, employee of Borrower or any direct or indirect owner of Borrower (excluding Guarantor under the Guaranty and Environmental Indemnity, as applicable)) or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property (or any portion thereof).

(b)               Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover from Borrower, and Borrower shall be fully and personally liable and subject to legal action, for any actual out-of-pocket loss, cost, expense, damage, claim or other obligation (including reasonable out-of-pocket attorneys’ fees and expenses and other collection and litigation expenses, but excluding consequential, punitive, special, indirect and exemplary damages or diminutions in value) incurred or suffered by Lender arising out of or in connection with the following:

(i)              fraud or intentional misrepresentation by Borrower or Guarantor in connection with the Loan;

(ii)             the gross negligence or willful misconduct of Borrower or Guarantor;

(iii)            arson or any intentional material physical waste of the Property, provided, however, that if Borrower does not have sufficient cash flow on a current basis to prevent waste, any waste shall not be deemed intentional and Borrower shall have no liability under this clause (iii);

(iv)             the removal or disposal of any portion of the Property by Borrower during the continuance of an Event of Default, unless such removed or disposed portion of the Property is subsequently replaced with property of equal or greater utility or value;

(v)             the misappropriation, misapplication or conversion by Borrower or Guarantor, or any Affiliate of the foregoing, of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property during the continuance of an Event of Default, (C) any Rents or other Property income or collateral proceeds, or (D) any Rents paid more than one month in advance (including security deposits) during the continuance of an Event of Default;

(vi)            following the occurrence and during the continuance of an Event of Default, the failure to either apply rents or other Property income, collected after such Event of Default, to the ordinary, customary, and necessary expenses of operating the Property or, upon demand, to deliver such rents or other Property income to Lender (or otherwise to the Clearing Account or Cash Management Account, as required by this Agreement);

(vii)           failure to maintain insurance or to pay taxes and assessments, or to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of the Property (unless Lender is escrowing funds therefor and fails to make such payments or has taken possession of the Property following an Event of Default, has received all Rents from the Property applicable to the period for which such insurance, taxes or other items are due, and thereafter fails to make such payments), it being acknowledged that if Borrower does not have sufficient cash flow on a current basis to maintain insurance or to pay taxes and assessments or to pay charges for labor or materials or other charges or judgments (unless such charges were incurred following the occurrence and during the continuance of an Event of Default) that create Liens on any portion of the Property, Borrower shall have no liability under this clause (vii);

(viii)          any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were (A) applied or returned to Tenants in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof or (B) previously delivered to Lender to be applied to repay the Loan;

(ix)            any voluntary Liens, other than Permitted Encumbrances and Liens described in Sections 9.3(b)(vii) or 9.3(c)(B) hereof;

(x)             any failure by Borrower to comply with any of the representations, warranties or covenants set forth in Sections 4.1.37 or 5.1.19 hereof;

(xi)             from the date upon which Lender acquires title to the Grupo Antolin Property upon a foreclosure or action in lieu thereof, until Lender sells or otherwise transfers title to the Grupo Antolin Property to an unaffiliated third-party, any exercise by Antolin Shelby of its rights pursuant to Section 44 of the Grupo Antolin Lease (including, without limitation, as a result of Lender’s inability to comply with Section 44 of the Grupo Antolin Lease);

(xii)            [intentionally omitted];

(xiii)           any failure by Borrower to comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof to the extent such failure is not expressly covered by the full recourse event set forth in Section 9.3(c)(D) below;

(xiv)          Borrower fails to obtain Lender’s prior written consent to any Transfer that is not a Full Recourse Transfer, to the extent required pursuant to the terms of the Loan Documents;

(xv)           the Violations; provided, however, that there shall be no liability pursuant to this clause (xv) with respect to a particular Violation at an Individual Property from and after the date that Borrower has cured such Violation and delivered to Lender an update to the applicable zoning report verifying such Violation has been cured;

(xvi)          Borrower’s failure to comply with the provisions of Sections 5.1.9 hereof;

(xvii)         criminal acts of Borrower or Guarantor, or executives of Borrower or Guarantor, resulting in the seizure, forfeiture or loss of the Property;

(xviii)        Borrower, acting in bad faith, fails to cooperate in transferring any licenses or permits requested by Lender in connection with any foreclosure of the Property, deed in lieu or other transfer of the Property to Lender or Lender’s designee; or

(xix)           if Guarantor, Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Note, the Security Instruments or any other Loan Document, (a) seeks a defense, judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan and (b) the court in any such action or proceeding determines that Guarantor’s, Borrower’s or such Affiliate’s defense or request for judicial intervention (1) was made by Guarantor, Borrower or such Affiliate with the intent to hinder, delay or otherwise interfere with Lender’s exercise of its remedies (whether at law or granted under the Loan Documents), or (2) was made in bad faith by Guarantor, Borrower or such Affiliate.

(c)               Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents, Borrower shall be personally liable for the Debt if (A) Borrower fails to obtain Lender’s prior written consent (to the extent such consent is required pursuant to the terms of the Loan Documents) to any Transfer (other than a Transfer approved by Lender or a Transfer in connection with Lender’s enforcement of its rights and remedies) (1) that results in a change in Control over Borrower or (2) of any of the Property by deed, bill of sale, installment sales agreement or ground lease (excluding any lease to a Tenant in the ordinary course of business) (a “Full Recourse Transfer”); (B) except for any Permitted Encumbrances and Permitted Indebtedness, Borrower fails to obtain Lender’s prior written consent to any Indebtedness or voluntary mortgage, deed of trust, collateral assignment or similar voluntary Lien (including a PACE Lien) encumbering the Property; provided, however, in no event shall a mechanic’s or materialman’s Lien encumbering the Property apply to this clause (B); (C) Borrower shall at any time hereafter make an assignment for the benefit of its creditors; (D) Borrower fails to comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof, which failure is cited as a factor in the substantive consolidation of Borrower with any other entity in connection with any proceeding under the Bankruptcy Code; (E) Borrower admits, in any legal proceeding (other than Borrower admitting or making any truthful statement that it has been advised by counsel is required to be admitted or made under applicable laws, regulations or court orders), its insolvency or inability to pay its debts as they become due, provided that neither Borrower nor Guarantor shall have liability under this clause (E) in connection with the delivery of financial statements or any other filing required to be delivered pursuant to a subpoena or any order entered in a bankruptcy proceeding or required under applicable law in connection with any such petition made by any Person which is not an Affiliate of Borrower; or (F) Borrower files, or consents in writing to, or acquiesces in, a petition for bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or there is a filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower or Guarantor colludes with, or otherwise assists any party in connection with such filing, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any party (provided, however, that the failure to defend such an involuntary petition where no meritorious defense exists shall not be deemed “assisting” for purposes hereof).

(d)               Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents, if Borrower fails to deliver the Grupo Antolin Letter of Credit in accordance with Section 5.1.26 hereof, Borrower shall have full recourse liability in an amount equal to the Allocated Loan Amount for the Grupo Antolin Property, and Borrower agrees that no portion of any sums received from Borrower or Guarantor, from time to time, in reduction of the outstanding amount of the Debt (including, without limitation, any amounts received or deemed to have been received pursuant to a foreclosure or other exercise of remedies by Lender, or by virtue of the applications of any casualty or condemnation proceeds pursuant to the terms and conditions of the Loan Documents) shall be deemed to have been applied in reduction of Borrower’s liability under this clause (d) until such time as the entire outstanding amount of the Debt shall have been reduced by payments by or on behalf of Borrower or Guarantor to less than the amount of Borrower’s recourse liability under this clause (d).

(e)               Nothing herein shall be deemed to constitute a waiver by Lender of any right Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt.

(f)                Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, Borrower shall not have any liability pursuant to this Section 9.3 if a court of competent jurisdiction issues a final non-appealable judgement that any acts or omissions creating liability hereunder were caused by the fraud, bad faith, willful misconduct or gross negligence of Lender or Servicer.

(g)               Notwithstanding anything to the contrary contained in the Loan Documents, other than with respect to the Guarantor under the Guaranty and the Environmental Indemnity, neither Guarantor, nor any officer, director, shareholder, partner, member, principal, employee of, shall have any personal liability for, nor be joined as a party to, any action with respect to (i) the payment of any sum which is or may be payable under this Agreement or the Loan Documents, or (ii) the performance or discharge of any covenants, obligations or undertakings of Borrower. In addition to the foregoing, in no event will the assets of any officer, director, shareholder, partner, member, principal, employee of Borrower or Guarantor be available to satisfy any obligation of Guarantor thereunder.

(h)               Notwithstanding the foregoing provisions of this Section 9.3 or anything to the contrary in this Agreement or the other Loan Documents, (i) Guarantor shall have no liability under Sections 9.3(b)(ix), (xiii), or (xiv) or Section 9.3(c) for Permitted Equipment Financing or Permitted Trade Payables that constituted Permitted Equipment Financing or Permitted Trade Payables when incurred but, due to insufficient cash flow at the Property, subsequently breaches the definition of Permitted Equipment Financing or Permitted Trade Payables by being outstanding for longer than any time period specified in such definitions, or by exceeding the one percent (1%) or two percent (2%) cap, as applicable, specified in such definitions, and (ii) Guarantor shall have no liability under any of the Loan Documents with respect to liabilities or obligations arising from events, acts, omissions, facts or circumstances first occurring from and after the date that Lender (or any Affiliate, designee, agent, nominee, successor to or assignee of Lender) takes title to the Property or the ownership interests in Borrower pursuant to a foreclosure, deed-in-lieu of foreclosure, assignment-in-lieu of foreclosure, other exercise of remedies under the Loan Documents or any other means, and which do not arise as a result of the acts of Guarantor or any Affiliate thereof; provided, however, that Guarantor’s liability shall be automatically reinstated upon any such foreclosure or conveyance being set aside, rescinded or invalidated.

Section 9.4                     Matters Concerning Manager. If (a) an Event of Default hereunder has occurred and remains uncured, (b) Manager shall become subject to a Bankruptcy Action, or (c) a material default by Manager occurs under the Management Agreement and remains uncured beyond all applicable notice and cure periods, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement.

Section 9.5                     Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Upon the appointment of a Servicer, to the extent of the delegation to such Servicer, the term “Lender” shall be deemed to include the “Servicer”. Borrower shall be responsible for any set-up fees, or any other initial costs relating to the appointment of any Servicer, in each case, of up to $500.00, provided, however, that Borrower shall not be responsible for payment of the monthly servicer fee due to Servicer. In addition and notwithstanding the foregoing, Borrower shall be responsible for any fees and expenses of Lender or any securitization trust, servicer, special servicer, trust advisor, trustee, certificate administrator and any third party fees and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred or arising as a result of or following a request by Borrower, an Event of Default, a failure to pay sums when due as and when required under the Loan Documents, the Loan being transferred to a special servicer and while the Loan is a specially serviced loan, including, without limitation, (a) interest on advances made by the servicer, special servicer, trustee or certificate administrator; (b) special servicer fees, workout fees, liquidation fees, as well as other compensation payable to the special servicer as a result of the Property becoming a foreclosed property; (c) indemnification obligations to any such persons and any of their respective directors, officers, members, managers, partners, employees, agents, Affiliates or other “controlling persons” within the meaning of the Securities Act of 1933; and (d) taxes payable from the assets of a securitization trust and tax related expenses, but only to the extent Borrower is otherwise required to pay the same under the Loan Documents or by law. Notwithstanding the foregoing, all of such costs and expenses set forth in clauses (a) through (d) of the preceding sentence shall exclude (i) the regular monthly fee due to the servicer, the trustee and the certificate administrator, (ii) those costs and expenses which are identified pursuant to the servicing agreement with respect to such securitization trust as expenses to be borne by the servicer, special servicer, trust advisor, trustee or certificate administrator without reimbursement as an advance or otherwise from the related securitization trust (including without limitation such person’s ordinary overhead expenses and the expenses of such person associated with maintaining a fidelity bond or errors and omissions insurance with respect to itself, preparing annual compliance statements with respect to its own performance and preparing and filing and maintaining ordinary tax information reports and returns for such securitization trust) and (iii) those costs and expenses incurred as a result of the gross negligence, fraud, bad faith or willful misconduct of the servicer, special servicer, trustee or certificate administrator.

Section 9.6                     Lender/Servicer Loan Administration. From and after the date hereof, the owner and holder of the Note shall be deemed the agent of the holder(s) of the Note in connection with all matters related to the administration, servicing and payment of the Loan, and such owner and holder of the Note shall be Borrower’s point of contact in connection with all such matters. Notwithstanding the forgoing, following the transfer of the Note to a Securitization, the Servicer for such Securitization to which the Note is transferred shall be deemed the agent of the holder(s) of the Note, and such Servicer shall be Borrower’s point of contact in connection with all matters related to the administration, servicing and payment of the Loan.

Section 9.7                     Mezzanine Financing. Lender shall have the right at any time to divide the Loan into two or more parts (the “Mezzanine Option”): a mortgage loan (the “Mortgage Loan”) and one or more mezzanine loans (the “Mezzanine Loan(s)”). The principal amount of the Mortgage Loan plus the principal amount of the Mezzanine Loan(s) shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan(s). In effectuating the foregoing, the Mezzanine Lender will make a loan to the Mezzanine Borrower(s); Mezzanine Borrower(s) will contribute the amount of the Mezzanine Loan(s) to Borrower and Borrower will apply the contribution to pay down the Mortgage Loan. The Mortgage Loan and the Mezzanine Loan(s) will be on the same terms and subject to the same conditions set forth in this Agreement, the Note, the Security Instrument and the other Loan Documents except as follows:

(a)               Lender shall have the right to establish different interest rates and debt service payments for the Mortgage Loan(s) and the Mezzanine Loan and to require the payment of the Mortgage Loan and the Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) the total loan amounts for the Mortgage Loan and the Mezzanine Loan(s) shall equal the amount of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan(s), (ii) the initial weighted average interest rate of the Mortgage Loan and the Mezzanine Loan(s) shall initially on the date created equal the interest rate which was applicable to the Loan immediately prior to creation of the Mortgage Loan and the Mezzanine Loan(s) and (iii) the initial debt service payments on the Mortgage Loan note and the Mezzanine Loan note(s) shall initially on the date created equal the debt service payment which was due under the Loan immediately prior to creation of the Mortgage Loan and the Mezzanine Loan(s). The Mezzanine Loan(s) will be made pursuant to Lender’s standard mezzanine loan documents (as such documents may be revised as a result of reasonable negotiation). The Mezzanine Loan(s) will be subordinate to the Mortgage Loan and will be governed by the terms of an intercreditor agreement between the holders of the Mortgage Loan and the Mezzanine Loan(s).

(b)               The borrower(s) under the Mezzanine Loan(s) (“Mezzanine Borrower(s)”) shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and otherwise acceptable to Lender that shall own directly or indirectly one hundred percent (100%) of Borrower. The direct equity holder(s) of Mezzanine Borrower(s) (such holder(s) the “Second Level SPE”) shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and shall own directly or indirectly one hundred percent (100%) of Mezzanine Borrower. The security for the Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct and indirect ownership interests in Borrower and Mezzanine Borrower.

(c)               Mezzanine Borrower, Second Level SPE and Borrower shall cooperate with all reasonable requests of Lender in order to divide the Loan into a Mortgage Loan and one or more Mezzanine Loan(s) and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, including, without limitation, (i) the delivery of non-consolidation opinions; (ii) the modification of organizational documents and Loan Documents, provided that Borrower shall not be required to so modify or amend any Loan Document or organizational documents if any such changes shall increase Borrower’s or Guarantor’s or their Affiliates’ obligations or decrease Borrower’s or Guarantor’s or their Affiliates’ rights under the Loan Documents or organizational documents (in each case, other than to a de minimis extent); (iii) authorize Lender to file any UCC-1 Financing Statements reasonably required by Lender to perfect its security interest in the collateral pledged as security for the Mezzanine Loan(s); (iv) execute such other documents reasonably required by Lender in connection with the creation of the Mezzanine Loan(s), including, without limitation, a guaranty substantially similar in form and substance to the Guaranty delivered on the date hereof in connection with the Loan, an environmental indemnity substantially similar in form and substance to the Environmental Indemnity delivered on the date hereof in connection with the Loan and a conditional assignment of management agreement substantially similar in form and substance to the Assignment of Management Agreement delivered on the date hereof in connection with the Loan; (v) deliver appropriate authorization, execution and enforceability opinions with respect to the Mezzanine Loan(s) and amendments to the Mortgage Loan; (vi) documents and/or instruments related to the Property Documents and (vii) deliver a “UCC-9”, “Eagle 9” or equivalent UCC title insurance policy, satisfactory to Lender, insuring the perfection and priority of the lien on the collateral pledged as security for the Mezzanine Loan. For the avoidance of doubt, in no event shall the Mezzanine Loan have any features of “preferred equity.”

(d)               All costs and expenses incurred by Lender, Borrower or Guarantor in connection with this Section 9.7 shall be paid in accordance with Section 9.1.1(d) hereof.

ARTICLE X. MISCELLANEOUS

Section 10.1                 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender. Any representations, warranties or covenants made by Borrower hereunder are being made by the applicable Borrower as to itself only and not on behalf of any other Borrower.

Section 10.2                 Intentionally Omitted.

Section 10.3                 Governing Law.

(a)               LENDER HAS OFFICES IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK (“GOVERNING STATE”), WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)              ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS (“ACTION”) MAY AT LENDER’S OPTION BE INSTITUTED IN (AND IF ANY ACTION IS ORIGINALLY BROUGHT IN ANOTHER VENUE, THE ACTION SHALL AT THE ELECTION OF LENDER BE TRANSFERRED TO) ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH OF LENDER AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE OR FORUM NON CONVENIENS OF ANY SUCH ACTION. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

THE CORPORATION SERVICE COMPANY

251 LITTLE FALLS DRIVE,

WILMINGTON, DELAWARE 19808

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4                 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5                 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6                 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by email and with a second copy to be sent to the intended recipient by any other means permitted under this Section, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Mike Birajiclian

Email: Michael.Birajiclian@bmo.com

And:	Bank of Montreal

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Attention: Legal Department

Email: BMOCMBSNotices@bmo.com

And:	Société Générale Financial Corporation

245 Park Avenue

New York, New York 10167

Attention: COO – CM Loan Origination

Email: list.us-glba-abp-cmbs-notices@sgcib.com

And:	Barclays Capital Real Estate Inc. 745 Seventh Avenue New York, New York 10019 Attention: Adam Scotto

Email: adam.scotto@barclays.com

And:	KeyBank National Association 11501 Outlook Street, Suite 300 Overland Park, Kansas 66211 Attention: Loan Servicing

With a copy to:	Frost Brown Todd LLP 400 West Market Street, Suite 3200 Louisville, Kentucky 40202 Attention: Barry A. Hines, Esq. Email: bhines@fbtlaw.com

If to a Borrower:	c/o Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

Attention: Christopher Masterson

Email: Cmasterson@globalnetlease.com

with a copy to:	Arnold & Porter

601 Massachusetts Ave., NW

Washington, D.C. 20001

Attention: Amy Rifkind

Email: Amy.Rifkind@arnoldporter.com

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 10.7                 Trial by Jury. TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8                 Headings. The Article or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9                 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10             Preferences. Except as otherwise expressly set forth herein or in any of the other Loan Documents, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11             Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12             Remedies of Borrower. If a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Notwithstanding the foregoing, the terms of this Section 10.12 shall not apply with respect to the gross negligence, illegal acts, bad faith, willful misconduct or fraud of Lender, Servicer or its agents.

Section 10.13             Expenses; Indemnity.

(a)               Subject to the terms of Section 9.1.1(d) and any other provisions of this Agreement or the other Loan Documents that expressly provide otherwise, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including any opinions requested prior to the Closing Date by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property or any portion thereof); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all reasonably required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents, each with respect to the Property; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property (or any portion thereof), or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or any portion thereof (including any fees actually and reasonable incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to an Event of Default) or in connection with any restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the bad faith, gross negligence, illegal acts, fraud or willful misconduct of Lender (or Servicer). Any actual, reasonable cost and expenses due and payable to Lender may be paid from any amounts in the Clearing Account or Cash Management Account, as applicable.

(b)               Subject to Section 9.3, Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other actual out-of-pocket liabilities, obligations, losses, damages (excluding consequential, punitive, special, exemplary and indirect damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that are imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party, or any liability for any Indemnified Liabilities specifically relating to the condition of any Individual Property to the extent arising from events first occurring from and after Lender (or its designee or transferee) takes title to the Property by foreclosure, deed-in-lieu thereof or otherwise. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c)               Separate from the Securitization costs specifically set forth in Section 9.1.1(d) hereof, Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document that results from an action or request of Borrower and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14             Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15             Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16             No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)               Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property (or any portion thereof) other than that of mortgagee, beneficiary or lender.

(b)               This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s discretion, Lender deems it advisable or desirable to do so.

Section 10.17             Publicity. All news releases, publicity or advertising by Borrower or its Affiliates other than releases required by law or regulation through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of their Affiliates shall be subject to the prior written approval of Lender in their reasonable discretion.

Section 10.18             Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property (or any portion thereof) for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property (or any portion thereof) in preference to every other claimant whatsoever.

Section 10.19             Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20             Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21             Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.22             Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several. Under no circumstances whatsoever shall Lender have any liability for punitive, special, consequential or incidental damages in connection with, arising out of, or in any way related to or under this Loan Agreement or any other Loan Document or in any way related to the transactions contemplated or any relationship established by this Agreement or any other Loan Document or any act, omission or event occurring in connection herewith or therewith, and, to the extent not expressly prohibited by applicable laws, Borrower for itself and its Guarantor and indemnitors waives all claims for punitive, special, consequential or incidental damages. Lender shall have no duties or responsibilities except those expressly set forth in this Agreement, the Security Instrument and the other Loan Documents. Neither Lender nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their fraud, bad faith, gross negligence or willful misconduct. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever. Under no circumstances whatsoever shall Borrower have any liability for punitive, special, consequential or incidental damages in connection with, arising out of, or in any way related to or under this Loan Agreement or any other Loan Document or in any way related to the transactions contemplated or any relationship established by this Agreement or any other Loan Document and, to the extent not expressly prohibited by applicable laws, Lender waives all claims for punitive, special, consequential or incidental damages.

Section 10.23             Certain Additional Rights of Lender (VCOC). Solely to the extent that Lender or any direct or indirect holder of an interest in the Loan must qualify as a “venture capital operating company” (as defined in Department of Labor Regulation 29 C.F.R. § 2510.3 101), Lender shall have the right to consult with and advise Borrower regarding significant business activities and business and financial developments of Borrower, provided that any such advice or consultation or the result thereof shall be completely nonbinding on Borrower.

Section 10.24             OFAC. Borrower hereby represents, warrants and covenants that neither Borrower nor any Guarantor is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not knowingly engage in any dealings or transactions or otherwise be knowingly associated with such persons. In addition, Borrower hereby covenants to provide Lender with any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

Section 10.25             Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterpart shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 10.26             Confidentiality. Notwithstanding anything to the contrary in this Agreement, Lender agrees that any reports, statements or other information required to be delivered or provided under this Agreement or any of the other Loan Documents and furnished at any time and from time to time by Borrower or Guarantor (“Furnished Information”), which is provided to Lender by or on behalf of Borrower or Guarantor, shall be kept confidential. Any Furnished Information may also be disclosed to any Rating Agency, underwriter or nationally recognized statistical rating organization (“NRSRO”); provided (i) each Rating Agency or underwriter to which such information is disclosed has executed its usual and customary confidentiality agreement and (ii) any NRSRO desiring access to any secured website containing such information shall, as a condition to its access to, have either furnished to the Securities and Exchange Commission the certification required under Rule 17g-5(e) of the Exchange Act or be required to agree to (or “click through”) such website’s confidentiality provisions. Nothing herein shall preclude Lender from disclosing any Furnished Information (A) as required by any applicable Legal Requirement, (B) which is already publicly available as a result of disclosure by any other party, (C) in response to any order of any court or other Governmental Authority, or (D) if Lender is required to do so in connection with any litigation or similar proceeding; provided that in the case of clause (A), (C) or (D), Lender shall exercise reasonable efforts to give prior written notice of such requirement to Borrower or Guarantor, as applicable, (to the extent it is lawful to do so) in order to permit Borrower or Guarantor, as applicable, to, and shall reasonably cooperate, provided such cooperation shall be at no cost or expense to Lender, with Borrower or Guarantor, as applicable, in its efforts to, seek a protective order. This Section 10.26 shall survive the repayment of the Loan and the termination of this Agreement.

Section 10.27             Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a)               Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)              the effects of any Bail-in Action on any such liability, including, if applicable:

(A)             a reduction in full or in part or cancellation of any such liability;

(B)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)              the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b)               As used in this Section 10.27 the following terms have the following meanings ascribed thereto: (i) “Affected Financial Institution” means (I) any EEA Financial Institution or (II) any UK Financial Institution, (ii) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (iii) “Bail-In Legislation” means, (I) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EEA Bail-In Legislation Schedule and (II) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings); (iv) “EEA Bail-In Legislation Schedule” means the EU Bail In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time, (v) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (vi) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway; (vii) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (viii) “UK Financial Institution” means the BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms; (ix) “UK Resolution Authority” means The Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution; and (x) “Write-Down and Conversion Powers” means, (I) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EEA Bail-In Legislation Schedule and (II) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 10.28             Intentionally Omitted.

Section 10.29             Lender’s Right to Unwind Cross-Collateralization/Cross-Default. Lender shall have the right, at any time and from time to time or in connection with a repurchase by Lender of any portion of the Loan in connection with a Securitization, to unilaterally require the release of any Individual Property or Borrower from the cross-defaulting and the cross-collateralization provisions effected pursuant to the grant of the Security Instrument from each Borrower and secured by the lien of the applicable Security Instrument. Borrower shall cooperate with Lender in executing all documents as may be required in connection with splitting the Loan into two or more loans which shall not be cross-collateralized or cross-defaulted with each other. Borrower shall promptly deliver or cause to be delivered to Lender or its designee any replacement or substitute loan agreements, promissory notes, security instruments and other loan documents, title, hazard and liability insurance policies, opinions of counsel and other documents and instruments as Lender may reasonably request in order to effectuate the foregoing.

Section 10.30             Contributions and Waivers.

(a)               As a result of the transactions contemplated by the Loan Documents, each individual Borrower will benefit, directly and indirectly, from each individual Borrower’s obligation to pay the Debt and in consideration therefor each individual Borrower shall allocate such benefits among themselves and fairly and equitably make contributions among each individual Borrower in the event any payment is made by an individual Borrower hereunder to Lender which is in excess of the amount attributable to that individual Borrower or its portion of its Individual Property (such payment being referred to herein as a “Contribution,” and for purposes of this Section 10.30, includes any exercise of recourse by Lender against any collateral of an individual Borrower and application of proceeds of such collateral in satisfaction of such individual Borrower’s obligations to Lender under the Loan Documents).

(b)               Each individual Borrower shall be liable hereunder with respect to the Debt only for such total maximum amount (if any) that would not render its obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c)               In order to provide for a fair and equitable contribution among each individual Borrower in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other individual Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Debt, in the manner and to the extent set forth in this Section 10.30.

(d)               For purposes hereof, the “Benefit Amount” of an individual Borrower as of any date of determination shall be the net value of the benefits to such individual Borrower and its affiliates from extensions of credit made by Lender to (a) such individual Borrower and (b) to the other individual Borrowers hereunder and the Loan Documents to the extent such other individual Borrowers have guaranteed or mortgaged their interest in one or more of the Properties to secure the Debt of such individual Borrower to Lender.

(e)               Each individual Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (A) the (i) ratio of the Benefit Amount of such individual Borrower to the total amount of Debt, multiplied by (ii) the amount of Debt paid by such Funding Borrower, or (B) ninety-five percent (95%) of the excess of the fair saleable value of the Individual Property of such individual Borrower over the total liabilities of such individual Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)                In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other individual Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any individual Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 10.30 above, that individual Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other individual Borrowers in accordance with the provisions of this Section.

(g)               Each individual Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of such individual Borrower to which such Reimbursement Contribution is owing.

(h)               No Reimbursement Contribution payments payable by an individual Borrower pursuant to the terms of this Section 10.30 shall be paid until all amounts then due and payable by all of the individual Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section 10.30 shall limit or affect in any way the obligations of any individual Borrower to Lender under the Note or any other Loan Documents.

(i)                 Each individual Borrower waives:

(i)              any right to require Lender to proceed against any other individual Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against such individual Borrower;

(ii)             any defense based upon any legal disability or other defense of any other individual Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other individual Borrower or any guarantor from any cause other than full payment of all sums payable under the Note and any of the other Loan Documents;

(iii)            any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other individual Borrower or any principal of any other individual Borrower or any defect in the formation of any other individual Borrower or any principal of any other individual Borrower;

(iv)            any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v)             any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(vi)            presentment, demand, protest and notice of any kind except as set forth in the Loan Documents;

(vii)           any defense based upon any failure of Lender to give notice of sale or other disposition any collateral to any other individual Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii)          any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including, without limitation, any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(ix)             any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute;

(x)             any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(xi)             any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xii)            any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xiii)          any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(xiv)           any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; and

(xv)           any defense or benefit based upon an individual Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the applicable Security Instrument to be satisfied by any payment from any other individual Borrower or any such party.

(j)                 Each individual Borrower waives:

(i)                 all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as nonjudicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed such individual Borrower’s rights of subrogation and reimbursement against any other individual Borrower;

(ii)              all rights and defenses that such individual Borrower may have because any of the Debt is secured by real property. This means, among other things: (i) Lender may, subject to Section 9.3 hereof, collect from such individual Borrower without first foreclosing on any real or personal property collateral pledged by any other individual Borrower, (ii) if Lender forecloses on any real property collateral pledged by any other individual Borrower, (a) except as provided by applicable law, the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (b) Lender may, subject to Section 9.3 hereof, collect from such individual Borrower even if any other individual Borrower, by foreclosing on the real property collateral, has destroyed any right such individual Borrower may have to collect from any other individual Borrower. This is an unconditional and irrevocable waiver of any rights and defenses such individual Borrower may have because any of the Debt is secured by real property; and

(iii)            any claim or other right which individual Borrower might now have or hereafter acquire against any other individual Borrower or any other person that arises from the existence or performance of any obligations under the Note, the Security Instruments or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other individual Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

Section 10.31             Co-Lenders.

(a)               At all times (i) the liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(b)               Each Co-Lender agrees that it has, independently and without reliance on the other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

(c)               Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, Lender hereby appoints Lead Lender to serve as non-fiduciary administrative agent and collateral agent for all Lenders and hereby agrees that Lead Lender shall be the sole Lender to whom payments, notices, requests and other communications shall be addressed and from whom notices, requests and communications shall be received (subject, in each case, to appointment of a Servicer, to receive such payments and send and receive such notices, requests and other communications). No Lender shall have any liabilities or responsibilities to Borrower on account of the failure of any other Lender to perform its obligations hereunder to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

(d)               Bank of Montreal or an Affiliate thereof that owns a portion of the Loan shall be the initial “Lead Lender” (provided, however, that following the first securitization of any portion of the Loan, the “Lead Lender” shall mean and refer to such securitization (subject to the appointment of the servicer thereunder pursuant to the terms of the Lender Documents)), provided that at any time (i) during the continuance of an Event of Default or (ii) pursuant to the terms of any of the Lender Documents, the Lead Lender may, without the consent of Borrower or any of its Affiliates, resign or be replaced with a single Lender that is either then the sole Lender or is a Lender that has otherwise been designated as the replacement Lead Lender under the Lender Documents. Lender shall provide Borrower with notice of any resignation or replacement as described in the immediately preceding sentence within thirty (30) days following such resignation or replacement. Upon the appointment of any successor Lead Lender hereunder, such successor Lead Lender shall succeed to and become the Lead Lender hereunder and any further resignation or replacement of any successor Lead Lender shall be subject to the terms and conditions of this Section 10.31(d). Notwithstanding the foregoing, Borrower acknowledges and agrees that if the Loan is sold by any Lender such that the Loan is held by a single Lender, then automatically, and without any further action by any such Lender, all references to Lead Lender hereunder shall be deemed to refer to such single Lender (or affiliate appointed thereby) that holds the Loan. Lender shall provide Borrower with notice of any sale as described in the immediately preceding sentence within thirty (30) days following such sale.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

ARC AMWCHKS001, LLC
ARC FELEXKY001, LLC
ARC FSMCHIL001, LLC
ARC HLHSNTX001, LLC
ARC KUSTHMI001, LLC
ARC OGHDGMD001, LLC
ARC SANPLFL001, LLC
ARG CBSKSMO001, LLC
ARG CFSRSLB001, LLC
ARG CFSRSLB002, LLC
ARG CSSTLMO001, LLC
ARG FCDETMI001, LLC
ARG GASTNMI001, LLC
ARG VFKCYKS001, LLC
ARG WGPTBPA001, LLC
ARG ZFFINOH001, LLC, each a Delaware limited liability company

By:	/s/ Jesse C. Galloway
Name:	Jesse C. Galloway
Title:	Authorized Signatory for each entity listed above

[Signatures continue on the following page]

Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

BANK OF MONTREAL, a Canadian Chartered bank acting through its Chicago Branch

By:	/s/ Michael Birajiclian
Name:	Michael Birajiclian
Title:	Authorized Signatory

Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

SOCIÉTÉ GÉNÉRALE FINANCIAL CORPORATION, a Delaware corporation

By:	/s/ Justin Cappuccino
Name:	Justin Cappuccino
Title:	Director

Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

BARCLAYS CAPITAL REAL ESTATE INC., a Delaware corporation

By:	/s/ Adam Scotto
Name:	Adam Scotto
Title:	Authorized Signatory

Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

KEYBANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ Cynthia M. Milioto
Name:	Cynthia M. Milioto
Title:	Vice President